GENFLAT HOLDINGS, INC.

2,333,333 Common Shares

116,666 Shares of Common Stock underlying the Underwriter Warrants

We are offering 2,333,333 shares of common stock, par value $0.001 (“common stock”) of GenFlat Holdings, Inc. (the “Company,” “GenFlat,” “we,” “our,” or “us”), at a public offering price at $3.00 per share.

The public offering price was determined by us and Craig-Hallum Capital Group LLC, (“Craig-Hallum”) as underwriter, taking into consideration several factors as described in “Underwriting – Determination of Offering Price,” and was not based upon the price of our common stock on the OTC Pink Marketplace (the “OTC Pink”).

There is currently a limited public trading market for our common stock. Our common stock was quoted on the OTC Pink under the symbol “GFLT.” On February 2, 2026, the last reported sales price for our common stock as quoted on the OTC Pink was $10.42 per share. Quotes of stock trading prices on an over-the-counter marketplace may not be indicative of the market price on a national securities exchange. There is a limited public trading market for our common stock.  Our common stock has been approved for trading on the OTCQB under the symbol “GFLT” and commenced trading on the OTCQB on February 3, 2026. No assurance can be given that a trading market will develop, if developed, that it will be sustained, or that the trading prices of our common stock on the OTC Pink will be indicative of the trading prices of our common stock on the OTCQB.

The public offering price per share was determined between Craig-Hallum and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business and the offering price is at a discount to the current market price.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price per share of common stock	$3.00	$6,999,999
Underwriter’s discounts and commissions (1)	$0.177	$414,000
Proceeds to our company before expenses	$2.823	$6,585,999

(1)	We have agreed to reimburse Craig-Hallum for certain expenses. See “Underwriting” on page 80 for additional information regarding total underwriter compensation.

We have agreed to issue to Craig-Hallum, as the underwriter, or its designees, at the closing of the offering, warrants to purchase a number of common shares equal to five percent (5%) of the common shares issued in the offering (the “Underwriter’s Warrants”). See “Underwriting.” This prospectus also relates to the common shares issuable upon exercise of the Underwriter’s Warrants.

The underwriter expects to deliver the securities against payment in New York, New York on or about February 4, 2026, subject to customary closing conditions.

Craig-Hallum

The date of this prospectus is February 3, 2026.

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We and the underwriter have not authorized anyone to provide any information or to make any representation other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

Unless the context otherwise requires, we use the terms “GenFlat,” the “Company,” “we,” “us,” and “our” to refer to GenFlat Holdings, Inc. and its subsidiaries.

Solely for convenience, our trademarks and tradenames referred to in this prospectus, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included or incorporated by reference into this prospectus, or the accompanying prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market and industry conditions and market share from third-party sources or based upon estimates using such sources when available. We have not, directly or indirectly, sponsored or participated in the publication of any of such materials. We believe that such information and estimates are reasonable and reliable. We also assume the information extracted from publications of third-party sources has been accurately reproduced. We understand that the Company would be liable for the information included in this prospectus if any part of the information was incorrect, misleading or imprecise to a material extent.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes thereto that are included elsewhere in this prospectus, before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “GenFlat,” the “Company,” “we,” “us,” and “our” refer to GenFlat Holdings, Inc., and its subsidiaries.

Overview

Our Company is an early-stage company that developed a more sustainable collapsible marine container (the “GenFlat Container”), that can be collapsed when emptied and stacked in bundles of four collapsed containers that take the same space as a standard marine container. When GenFlat Containers are stacked 4-to-1, they can save up to 75% on: 1) freight costs, terminal handling fees, transloading fees, and other fees; 2) carbon emitted by ocean vessels, trucks, and trains by reducing the number of trips necessary; and 3) space required at ports, container yards, and distribution centers. We operate as a container sales and leasing company and supply GenFlat’s patented marine container primarily to shipping line customers under a variety of short and long-term lease structures. We commenced commercial operations in May of 2024.

Presently, our commercial operations consist of one rental agreement and two equipment lease agreements to provide GenFlat Containers with a total of three customers, including one agreement entered into in August 2025 and one agreement entered into in September 2025 (see “Recent Developments” below). With contracted orders for approximately 1,600 containers, these rental and lease agreements demonstrate commercial acceptance of our GenFlat Container. Our Company is also in various stages of evaluation with additional customers to lease GenFlat Containers, including shipping lines, retailers, logistics companies, and the United States military, with a qualified sales pipeline of approximately $400 million under discussion.

As of February 3, 2026, our qualified sales pipeline consisted of approximately $400 million in potential contract value, representing prospective customer opportunities that have progressed beyond initial discussions but have not yet resulted in signed contracts. Qualified sales pipeline does not represent committed revenue, backlog, or contracted amounts, and there is no assurance that any portion of our qualified sales pipeline will ultimately result in signed contracts.

Our estimates regarding the potential timing of conversion of our qualified sales pipeline are based on management’s qualitative assessment of each opportunity within the pipeline. In forming these estimates, management considers, among other factors, the current stage of discussions with prospective customers, the scope and complexity of the proposed deployment, the customer’s internal approval, and procurement processes, expected implementation timelines, and management’s experience engaging with similarly situated customers. These assessments are not derived from historical conversion rates or statistical modeling, as we have a limited operating history, and instead reflect management’s current judgment based on the information available as of the date of this prospectus.

Based on management’s current qualitative assessment of the stage and expected customer decision-making processes for opportunities currently within our qualified sales pipeline, we estimate that approximately 28% of potential contract value could convert into signed contracts during calendar year 2026 and approximately 28% of potential contract value could convert into signed contracts during calendar year 2027, with the remainder expected to convert thereafter, if at all. These estimates are forward-looking, reflect management’s current judgment, and are inherently uncertain, particularly given our limited operating history.

The timing and likelihood of conversion of any individual opportunity may vary significantly based on factors outside of our control, including changes in customer priorities, budget availability, procurement timelines, regulatory or contractual requirements, competitive dynamics, and macroeconomic conditions. As a result, actual conversion of our qualified sales pipeline may differ materially from these estimates, and opportunities we currently expect to convert in a particular period may be delayed, reduced in scope, or not convert at all.

Global marine container volume increased by 10.7 million TEU (Twenty Foot Equivalent Units) in 2024, a 6.2% year-on-year growth, driven significantly by the Red Sea crisis which boosted demand for TEU-miles. The Asia-North America trade route saw the highest growth at 12%. The year-on-year growth for the first half of 2024 was 7.1% compared to the same period in 2023.

1.	Overall growth: Global container volumes increased by 10.7 million TEU, a 6.2% rise compared to 2023.

2.	Key driver: The Red Sea crisis significantly increased demand for TEU-miles, forcing rerouting around Africa and causing growth rates to exceed those during the pandemic.

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Global container volume for the first eight months of 2025 reached 126.75 million TEUs, a 4.4% increase compared to the same period in 2024, driven by record-breaking monthly throughput. August 2025 was the highest-volume month on record at 16.61 million TEUs, surpassing the previous high set in May 2025. Despite strong overall growth, North America saw a decline, while regions like Sub-Saharan Africa, Europe, and the Indian Subcontinent experienced significant import growth.

We operate in a highly competitive industry. The market for our products is competitive and rapidly changing. We experience competition from large, established intermodal equipment leasing companies possessing large, existing customer bases, substantial financial resources and established distribution channels. GenFlat’s competitors include 4Fold, Spectainer, Staxxon, Compact Container Systems, and Navlandis. GenFlat’s competitors utilize a variety of collapsing methods and equipment required for collapsing. GenFlat’s competitive advantages include: 1) the fastest collapsing and expanding process; 2) the most durable collapsible containers; and 3) the least disruptive collapsing equipment and collapsing method. GenFlat is also the only collapsible container company that offers multiple container sizes.

Our GenFlat Containers are manufactured by China International Mariner Containers (“CIMC”) in Dalian, China. Manufacturing and marketing of GenFlat containers commenced in September 2023, and we commenced commercial operations in May of 2024.

Our Growth Strategy

Our business strategy anticipates that our revenue stream will be derived from the sale and lease of our GenFlat Containers. Our objective is to replace the standard marine container with GenFlat Containers. In order to meet this objective, we are:

•	Utilizing traditional business development strategies to establish and leverage relationships with potential customers including container shipping companies, container leasing companies and the U.S. Military. We are currently identifying prospective clients through the personal and professional relationships of our management team.
•	Building channel partnerships with logistics companies, associations, ports and consultants.
•	Attending conferences, trade shows and other industry events.
•	Utilizing online advertisements through a third-party marketing firm, which has generated significant exposure within the industry.
•	Working to position ourselves as an opinion leader in the field through the creation of media and content; podcasts, articles, essays and other such materials to build good PR for the business and attract interest for our products. This includes possibly exhibiting and speaking at conferences and advertising in trade journals, associations, etc.
•	Working to generate referrals and engaging in word-of-mouth programs to obtain customers.

Our marketing budget is subject to several factors, including our current capital raising efforts, future results of operations and cash flow. If our current capital raising efforts are successful or if our results from operations exceed our expectations over the next twelve months, we expect to significantly increase our marketing budget, which we expect will enable us to increase revenues. We currently have one rental agreement in place with our sole customer for use of GenFlat containers, and we have generated nominal revenue to date pursuant to this rental agreement. As a result, it is difficult to draw any correlation between revenues and marketing expenses.

Recent Developments

During the third quarter of 2025, the Company entered into container lease agreements with BAFCO International (the “BAFCO Lease”) and MarPro Logistics (the “MarPro Lease”) for 1,000 and 600 GenFlat Containers, respectively. Each of the BAFOC Leases and MarPro Lease has a ten-year term, and the BAFCO Lease contains an option to purchase after two years. Deliveries are expected to begin in the first quarter of 2026 under these leases, which are expected to generate approximately $40 million in revenue over their lives. Together with our existing rental agreement, the lease agreements demonstrate commercial acceptance of our GenFlat Container. Our Company is also in various stages of evaluation with additional customers to lease GenFlat Containers, including shipping lines, retailers, logistics companies, and the United States military.

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In November 2024, we announced a strategic partnership with Discount Tire, one of the world’s largest tire retailers. Under the agreement, Discount Tire is utilizing GenFlat’s innovative collapsible containers to streamline tire shipments on a closed-loop route from Thailand to California. Once the tires are offloaded, the containers are collapsed, with four collapsed units stacked in the space of a single container. The first voyage was completed in February of 2025. This approach significantly optimizes shipping space, reduces repositioning costs, and minimizes carbon emissions. Of this partnership, Scott Spata, Chief Supply Chain Officer of Discount Tire said: “[w]e are excited to work with GenFlat on this initiative. We are always looking for ways to minimize our footprint and we are confident our utilization of GenFlat’s cost-cutting sustainable container solution will reduce carbon emissions and capital investments like never before.”

In August 2024, we commenced a proof-of-concept partnership with BAFCO International, involving the shipment of containers from Shenzhen, China, to Dammam, Saudi Arabia, and back to China. This partnership highlights the immense opportunities in the Middle East, as most containers that go from the Middle East back to China are empty.

Summary Risks Factors

Our ability to execute our future business growth strategy is subject to numerous risks, as more fully described in the section captioned “Risk Factors” immediately following this prospectus summary. The below is a summary of principal risks to our business and risks associated with this offering. It is only a summary. You should read the more detailed discussion of risks set forth below and elsewhere in this prospectus for a more complete discussion of the risks listed below and other risks.

•	Because GenFlat remains in the early stages of development and may never become commercially viable, you may lose some or all of your investment.
•	Our registered public accounting firm has expressed substantial doubt about our Company’s ability to continue as a going concern in their audit report.
•	A variety of factors, either alone or in concert with each other, could result in our commercialization efforts being delayed or unsuccessful.
•	If we fail to obtain market acceptance of our GenFlat Container, we will not be able to successfully implement our business plan and commercialize our business.
•	We rely on third parties in many aspects of our business who may not perform satisfactorily, which could ultimately harm our business operations.
•	We face substantial competition, which may result in others developing or commercializing products successfully than we do.
•	Our Company depends greatly on our Chief Executive Officer, Drew Hall and our President, Garrett Hall.

Summary Financial Data

The following table summarizes certain of our financial data. We derived the summary statements of operations and comprehensive loss data for the years ended June 30, 2025, and 2024 and the summary balance sheet data as of June 30, 2025, and 2024, from our audited financial statements and related notes appearing elsewhere in this prospectus. The summary statement of operations data for the three months ended September 30, 2025, and the summary balance sheet data as of September 30, 2025, were derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary financial data should be read together with our financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

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	Three Months Ended	Year Ended June 30,
	September 30, 2025	2025	2024
Statement of Operations Data:
Revenue activities	$6,120	$7,894	$5,234
Cost of revenue	21,070	177,279	168,540
Gross profit (loss)	(14,950)	(169,385)	(163,306)
Research and development expenses	–	(103,322)	–
General and administrative expenses	(485,464)	(3,306,299)	(1,069,424)
Impairment loss		(1,130,000)	–
Loss from Operations	(500,414)	(4,709,006)	(1,232,730)
Other income (expense)	(3,179)	(4,540)	62
Net loss	(503,593)	(4,713,546)	(1,232,668)
Noncontrolling interest	(5,192)	(45,512)	(18,285)
Net loss attributable to GenFlat Holdings, Inc.	$(498,401)	$(4,668,034)	$(1,214,383)

	Three Months Ended	Year Ended June 30,
	September 30, 2025	2025	2024
Statement of Cash Flows Data:
Operating activities	$(228,319)	$(1,177,670)	$(2,438,593)
Investing activities	–	–	–
Financing activities	210,000	1,188,529	2,198,808
Net cash provided (used)	$(18,319)	$10,859	$(239,785)

	As of	As of June 30,
	September 30, 2025	2025	2024
Selected Balance Sheet Data:
Current assets	$73,188	$70,344	$44,206
Rental inventory, net	525,033	543,737	1,660,720
Intangible assets, net	40,446	48,580	81,115
Other assets	19,777	23,392	9,335
Current liabilities	460,275	193,989	226,838
Long-term liabilities	110,000	199,996	50,500
Total stockholders’ equity attributable to GenFlat Holdings, Inc.	96,761	295,468	1,475,926
Noncontrolling interest	(8,592)	(3,400)	42,112

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Corporate Information

On September 9, 2019 (commencement of operations), our Company, operating as Healthcare Business Resources Inc. was organized in Delaware to provide consulting services to healthcare organizations. On December 20, 2023, we closed a share exchange agreement with GenFlat, Inc., a Delaware corporation incorporated in Delaware on July 25, 2022, and GenFlat, Inc. stockholders who owned 97.22% of the outstanding shares of common stock of GenFlat, Inc. Pursuant to the share exchange agreement, at the closing, the Company acquired 97.22% of the outstanding shares of common stock of GenFlat, Inc. from GenFlat, Inc. stockholders who were a party to the share exchange agreement. As a result of the closing of the share exchange agreement, a change in control of the Company occurred whereby the existing members of the Company’s executive management and board of directors resigned, and GenFlat, Inc.’s designees were appointed as members of the Company’s executive management and board of directors. Additionally, the Company discontinued all aspects of its health care consulting business to solely focus on developing the GenFlat, Inc. business plan. Further, in accordance with “reverse acquisition” accounting treatment, the historical financial statements of GenFlat, Inc. as of period ends, and for periods ended, prior to the acquisition became the historical financial statements of our Company in all future filings with the SEC, and our fiscal year end changed to June 30.

On May 17, 2024, our Company changed its name from Healthcare Business Resources Inc. to GenFlat Holdings, Inc. and effectuated a reverse stock split of our common stock at a ratio of one-for-one hundred (1:100). The reverse split is presented retroactively in this prospectus. The OTC Pink Effective Date for our common stock to commence trading as GenFlat under the symbol “GFLT” on a post-reverse split basis on OTC Pink was May 20, 2024.

Our principal executive offices are located at 1983 N Berra Blvd, Tooele, UT 84074 and our telephone number is 435-830-6979.

Implications of Being a Smaller Reporting Company

As a smaller reporting company, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to:

•	Reduced disclosure obligations (e.g., matters regarding executive compensation) in our periodic reports, proxy statements and registration statements; and

•	Not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

We will remain a smaller reporting company until the end of the fiscal year in which (i) we have a public common equity float of more than $250 million, or (ii) we have annual revenues for the most recently completed fiscal year of more than $100 million plus we have a public common equity float or public float of more than $700 million. We also would not be eligible for status as smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

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Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

Following this offering, we will continue to qualify as an emerging growth company until the earliest to occur of (1) the last day of the fiscal year during which we had total annual gross revenues of at least $1.235 billion (as indexed for inflation), (2) the last day of the fiscal year following the fifth anniversary of the date of our initial public offering, (3) the date on which we have, during the previous three-year period, issued more than $1.235 billion in non-convertible debt and (4) the date on which we are deemed to be a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

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SUMMARY OF THE OFFERING

Issuer:	GenFlat Holdings, Inc.

Securities offered:	2,333,333 shares of common stock.

Price per share:	$3.00 per share.

Common stock outstanding before this offering:	10,781,900 shares

Common stock outstanding after the offering:	13,115,233 shares

Use of proceeds:

We estimate that the gross proceeds to us from this offering will be approximately $7.0 million, based on the offering price of $3.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily for working capital, as well as for general corporate purposes and repayment of approximately $550,000 of short-term working capital loans. See “Use of Proceeds” for additional information.

Proposed OTCQB trading symbol and quotation:	Our common stock has been approved for trading on the OTCQB under the symbol “GFLT” and commenced trading on the OTCQB on February 3, 2026.

Transfer agent:	Vstock Transfer, LLC
Risk factors:	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 and the other information contained in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

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The total number of shares of common stock that will be outstanding after this offering is based on 10,781,900 shares of common stock outstanding as of February 3, 2026. Unless otherwise indicated, the shares outstanding after this offering exclude the following:

•	699,900 shares of common stock issuable upon the exercise of outstanding options at a weighted exercise price of $6.00 per share issued pursuant to our Company’s Restated 2020 Equity Incentive Plan.
•	140,000 shares of common stock issuable upon the exercise of outstanding options be granted with an exercise price equal to the closing price on the date of completion of this offering issued pursuant to our Company’s Restated 2020 Equity Incentive Plan.
•	660,000 shares of common stock issuable pursuant to restricted stock units to be granted upon the completion of this offering with a February 28, 2026 vesting date issued pursuant to our Company’s Restated 2020 Equity Incentive Plan. See “Description of Our Securities” for additional information.
•	Up to 116,666 shares of common stock issuable upon the exercise of the underwriter’s warrants with an exercise price equal to 115% of the public offering price to the public.

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RISK FACTORS

An investment in the shares of common stock offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our shares of common stock. In particular, you should carefully consider and evaluate the risks and uncertainties described under this heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks that we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results.

RISKS RELATED TO OUR COMPANY AND OUR BUSINESS

Our registered public accounting firm has expressed substantial doubt about the Company’s ability to continue as a going concern in their audit report.

GenFlat does not have a history of profitable operations. As a result, the Company’s registered public accounting firm in their audit report has expressed substantial doubt about the Company’s ability to continue as a going concern. Continued operations are dependent on the Company’s ability to generate profitable operations. Furthermore, our Company has incurred an accumulated deficit of $8,316,789 from inception to September 30, 2025 and has not fully implemented its business plan. The financial statements do not include any adjustments that might result from the uncertainty about the Company’s ability to continue its business. If we are unable to obtain additional financing from outside sources and eventually produce sufficient revenue, we may be forced to sell our assets, or curtail or discontinue our operations.

As described in Note 1 of our audited financial statements included with this prospectus, our auditors have issued a going concern opinion on our June 30, 2025 financial statements, expressing substantial doubt that we can continue as an ongoing business for the next twelve months after issuance of their report based on our history of negative cash flows from operations and reporting of a net loss, and the expectation that we will continue to report negative cash flows from operations and a net loss. At June 30, 2025, the Company had not yet achieved consistent profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has initiated a formal sales and marketing plan including direct email campaigns, industry events, and business to business digital advertising to generate sales. The Company also intends to raise funds through equity offerings to meet the capital requirements to manufacturer its products. However, there is no assurance of additional funding being available through these plans or other sources.

We have incurred substantial operating losses since our inception and will continue to incur substantial operating losses for the foreseeable future.

Since its inception, GenFlat has been engaged primarily in the research and development of the GenFlat Container. As a result of these activities, we incurred significant losses and experienced negative cash flow since our inception. We incurred a net loss of $498,401 for the three months ended September 30, 2025 and $4,668,034 for the year ended June 30, 2025. As of September 30, 2025, we had an accumulated deficit of $8,316,789. We anticipate that we will continue to incur operating losses through at least June 2026.

We may not be able to generate significant revenue either through customer contracts for our potential products or technologies or through development contracts from the U.S. government or government subcontractors. We expect to improve and expand production, sales, marketing and administrative systems and processes. As a result, we will need to generate significant revenue to achieve profitability. We cannot assure you that we will ever achieve profitability.

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We will require additional capital to continue to fund our operations and if we do not obtain additional capital, we may be required to substantially limit our operations.

To date, we have generated nominal revenue pursuant to a single rental agreement for the use of our products. While we have entered into lease agreements with two customers to provide GenFlat containers, expected to start during the first quarter of 2026. (the MarPro Lease and BAFCO Lease), our business does not presently generate the cashflow needed to finance our current and anticipated operations. Accordingly, we anticipate needing to obtain additional future financing to finance our operations until such time that we can conduct profitable revenue-generating activities. We intend to obtain financing through an equity offering to meet the capital requirements to manufacture our current customers products; however, there is no assurance that such financing will be available through these plans or other sources. We also expect that we will need to seek other additional financing in the future through public or private financings, including equity or debt financings. Poor financial results, unanticipated expenses or unanticipated opportunities could require additional financing sooner than we expect. We cannot assure you that any amount raised will be sufficient to finance our operations. Other additional financing may not be available when we need it or may not be available on acceptable terms.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed herein. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

Additional financing may not be available to us, due to, among other things, our Company not having a sufficient credit history, income stream, profit level, asset base eligible to be collateralized, or market for its securities. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing stockholders may be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy our near-term and long-term capital requirements, or if planned revenues are not generated, we may be required to substantially limit our operations.

Our Company is in an early stage of development and it may not be able to develop its business as anticipated.

GenFlat is an early-stage company that developed a more sustainable collapsible marine container to replace traditional standard marine containers. GenFlat operates as a marine container sales and leasing company and supplies GenFlat’s patented marine container primarily to shipping line customers under a variety of short and long-term lease structures.

To date, we have generated nominal revenue pursuant to one rental agreement for use of GenFlat containers. We have also entered into the MarPro Lease and BAFCO Lease, pursuant to which deliveries are expected to begin in the first quarter of 2026.

Our business prospects are difficult to predict because of our limited operating history, early stage of development, limited financial resources, and unproven business strategy. Although our management believes that our current business plan has significant potential, our Company may never attain profitable operations and our management may not succeed in realizing its business objectives. If we are not able to obtain additional customers and execute our business plan as anticipated, our Company may not be able to achieve profitability, and you may lose your entire investment in our securities.

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Because we have a limited operating history, you may not be able to accurately evaluate our operations.

Our GenFlat business has had limited operations to date. Therefore, we have a limited history upon which to evaluate the merits of investing in our Company. You should be aware of the difficulties normally encountered by newer businesses and the high rate of failure of such enterprises. The likelihood of success must be considered considering the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we may undertake. These potential problems include, but are not limited to, unanticipated problems relating to the ability to generate enough cash flow to operate our business, and additional costs and expenses that may exceed current estimates. We expect to incur significant losses into the foreseeable future. We recognize that if our business is not succeeding, we will not be able to continue business operations. There is limited history upon which to base any assumption as to the likelihood that we will prove successful, and we may never achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We are marketing a new product, the GenFlat Container, and if we fail to accurately predict market growth for the GenFlat Container, we may suffer substantial losses.

We are devoting significant resources to bring to market the GenFlat Container. We cannot assure you that the market for the GenFlat Container will grow or that we will be able to accurately forecast market demand, or lack thereof, in time to respond appropriately. Our investment of resources into the GenFlat Container may either be insufficient to meet actual demand or result in expenses that are excessive in light of actual sales volumes. Failure to predict growth and demand accurately may cause us to suffer substantial losses. In addition, as we enter this market, there is a significant risk that:

•	The market may not accept the price and/or performance of our GenFlat Container;
•	There may be issued patents we are not aware of that could block our entry into the market or could result in excessive litigation; and
•	The time required for us to achieve market acceptance of our GenFlat Container may exceed our capital resources that would require additional investment.

Our estimates regarding the timing and dollar value of potential conversion of our qualified sales pipeline are based on management’s qualitative judgments and may be inaccurate.

Our estimates regarding the amount of potential contract value within our qualified sales pipeline that may convert into signed contracts in calendar years 2026 and 2027 are based on management’s qualitative assessment of the status and expected progression of individual opportunities rather than on historical conversion data or statistical analysis. As an early-stage company with a limited operating history, we lack sufficient experience to reliably predict the timing or magnitude of pipeline conversion. Prospective customers may delay decisions, modify or cancel proposed projects, reduce the scope or value of contemplated arrangements, or fail to complete contracting processes for reasons beyond our control. As a result, a smaller amount of our qualified sales pipeline than we currently estimate may convert in 2026 or 2027, or any conversion may occur later than anticipated or not at all, which could materially and adversely affect our business, financial condition, and results of operations.

If we fail to develop our brands cost-effectively, our business may be adversely affected.

Successful promotion of our GenFlat Container will depend largely on the effectiveness of our marketing efforts and on our ability to provide a reliable and useful product at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

We will need to attract and retain new customers. If we are unable to attract new customers and retain customers on a cost-effective basis, our business and results of operations will be affected adversely.

We currently have one rental agreement and two equipment lease agreements with a total of three customers. While we are in in various stages of evaluation with potential additional customers, to succeed, we must attract and retain new customers on a cost-effective basis, many of whom have not previously used marine container products like ours. We will rely upon various third-parties, including channel partnerships with logistics companies, associations, ports and consultants. In addition, we intend to rely on a variety of other methods to market our product, including, among others, identifying prospective clients through the personal and professional relationships of our management team, attending conferences, trade shows and other industry events, online advertising and word of mouth. If we are unable to utilize any of our current or intended marketing initiatives or the cost of such initiatives were to significantly increase or such initiatives or our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers or retain customers on a cost-effective basis and, as a result, our revenue and results of operations would be affected adversely.

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Our operating plan relies in large part upon assumptions and analyses developed by our Company. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

Whether actual operating results and business developments will be consistent with our Company’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside of our control, including, but not limited to:

•	whether we can obtain sufficient capital to sustain and grow its business;
•	our ability to manage the company’s growth;
•	whether we can manage relationships with key vendors and advertisers;
•	demand for our products and services;
•	the timing and costs of new and existing marketing and promotional efforts and/or competition;
•	our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel; and
•	the overall strength and stability of domestic and international economies;

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations and financial condition.

Our business plan is speculative and our business model is evolving.

Our present business and planned business are speculative and subject to numerous risks and uncertainties. There is no assurance that our Company will generate significant revenues or profits. In addition, our business model is unproven and is likely to continue to evolve. Accordingly, our initial business model may not be successful and may need to be changed. Our ability to generate significant revenues will depend, in large part, on our ability to successfully market our products to potential users who may not be convinced of the need for our products and services. We intend to continue to develop our business model as our Company continues to grow.

We purchase our GenFlat Containers from one container manufacturer based in China, potentially limiting our ability to maintain an adequate supply of GenFlat Containers and increasing our risk of negative outcomes from any manufacturing disputes.

All of our GenFlat Containers are currently manufactured pursuant to our exclusive Teaming Agreement with China International Marine Containers (“CIMC”) in Dalian, China. In addition, the container manufacturing industry in China is highly concentrated. In the event that it were to become more difficult or more expensive for us to procure containers in China because of further consolidation among container suppliers, reduced production by our supplier, increased tariffs imposed by the United States or other governments or for any other reason, we may be unable to fully pass these increased costs through to our customers in the form of higher lease rates and we may not be able to adequately invest in and grow our container fleet.

Additionally, we may face significant challenges in the event of disputes with CIMC due to the limited number of potential alternative suppliers and higher uncertainty of outcomes for commercial disputes in China. Such disputes could involve the manufacturer’s warranties or the manufacturer’s ability and willingness to comply with key terms of our Teaming Agreement or other purchase agreements such as container quantities, container quality, delivery timing and price. Moreover, if CIMC were to go out of business or suspend services, we might be unable to find a replacement supplier in a timely manner or at all, which could have a material adverse impact on our business, financial condition and operating results.

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The market for the sale and lease of shipping containers to our customers is competitive and, if we do not compete effectively, our operating results could be harmed.

The market for the sale and lease of shipping containers to our customers is competitive, and the barriers to entry into this market are relatively low. We expect competition to persist and intensify in the future, which could harm our ability to increase sales, limit customer attrition and maintain our prices.

Competition could result in reduced sales, reduced margins or the failure of our GenFlat Containers to achieve or maintain more widespread market acceptance, any of which could harm our business. We will be competing with large established businesses possessing large, existing customer bases, substantial financial and marketing resources and established distribution channels, customer bases and customer relationships. If we are unable to compete with such companies, our Company could fail in its entirety.

We are subject to the risks frequently experienced by early-stage companies.

The likelihood of our success must be considered in light of the risks frequently encountered by early-stage companies, especially those formed to develop and market new products. These risks include our potential inability to:

•	Establish product sales and marketing capabilities;
•	Establish and maintain markets for our products;
•	Identify, attract, retain and motivate qualified personnel;
•	Develop outside contractor relationships;
•	Maintain our reputation and build trust with customers;
•	Scale up from small initial operations to larger scale operations on a consistent basis;
•	Contract for or develop the internal skills needed to master larger operational scales; and
•	Sufficiently fund the capital expenditures required to scale up from small initial operations to larger operations.

If we fail to effectively manage our growth our business could suffer.

Our Company anticipates that a period of significant expansion will be required to achieve the objectives set forth in our GenFlat business plan. This expansion will place a significant strain on our Company’s management, operational and financial resources. To manage the expected growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls, and we must continue to establish qualified finance, administrative and operations staff. As a reporting company, our Company and its management will have to implement internal controls to comply with government-mandated regulations. Our management may be unable to hire, train, retain, motivate and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities. Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition, including the value of our securities.

The international nature of our business exposes us to numerous risks.

We are subject to numerous risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. Risks of international operations include, but are not limited to:

•	the imposition of tariffs or other trade barriers;
•	difficulties with enforcement of lessees' obligations across various jurisdictions;

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•	changes in governmental policy or regulation affecting our business and industry, including as a result of the political relationship between the U.S. and other countries;
•	restrictions on the transfer of funds into or out of countries in which we operate;
•	political and social unrest or instability;
•	nationalization of foreign assets;
•	military conflicts;
•	government protectionism;
•	health or similar issues, including epidemics and pandemics; and
•	labor or other disruptions at key ports or at manufacturing facilities of our suppliers.

Our ability to enforce lessees’ obligations will be subject to applicable law in the jurisdiction in which enforcement is sought. As containers are used in international commerce, it is not possible to predict, with any degree of certainty, the jurisdictions in which enforcement proceedings may commence. For example, repossession from defaulting lessees may be difficult and more expensive in jurisdictions in which laws do not confer the same security interests and rights to creditors and lessors as those in the United States and in other jurisdictions where recovery of containers from defaulting lessees is more cumbersome. As a result, the costs, relative success and expedience of collecting receivables or pursuing enforcement proceedings with respect to containers in various jurisdictions cannot be predicted.

Substantial supply chain bottlenecks and other logistical constraints such as the ones experienced in 2021 could lead to increased government regulation which may negatively impact container flows and container demand, as well as lead to higher costs of conducting business globally. Any one or more of these or other factors could adversely affect our current or future international operations and business.

Marine Container leasing demand can be negatively affected by decreases in global trade due to global and regional economic downturns.

Overall demand for marine containers depends largely on the rate of world trade and economic growth. Significant downturns in global economic growth or recessionary conditions in major geographic regions can negatively affect marine container demand and lessors' decisions to lease marine containers. During economic downturns and periods of reduced trade, shipping lines tend to use and lease fewer containers, or lease containers only at reduced rates, and tend to rely more on their own fleets to satisfy a greater percentage of their requirements. As a result, during periods of weak global economic activity or reduced trade, container lessors typically experience decreased leasing demand, decreased equipment utilization, lower average rental rates, decreased leasing revenue, decreased used container resale prices and significantly decreased profitability. These effects can be and have been severe.

Market leasing rates may decrease due to a decrease in new container prices, weak leasing demand, increased competition or other factors.

Market leasing rates have historically varied widely and changed suddenly. Market leasing rates are typically a function of, among other things, new equipment prices (which are heavily influenced by steel prices), interest rates, the type and length of the lease, the equipment supply and demand balance at a particular time and location, and other factors described in this “Risk Factors” section.

A decrease in market leasing rates will negatively impact the leasing rates on both new marine container investments and any existing containers in our fleet. Most of our containers are expected to be contracted on operating leases with lease terms shorter than the expected life of the container, thus the lease rate we may receive for the container would be subject to change at the expiration of the current lease. The profitability impact of decreasing lease rates on existing containers can be particularly severe since it leads to a reduction in revenue with no corresponding reduction in investment or expenses.

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Increased tariffs or other trade actions could adversely affect our business, financial condition and results of operations.

The international nature of our business and the container shipping industry exposes us to risks relating to the imposition of import and export duties, quotas and tariffs. These risks have increased over the last several years as the United States and other countries have adopted protectionist trade policies and as companies look to on-shoring or near-shoring their production to address material and parts shortages and/or increased costs due to these actions. Significant uncertainty remains about the future relationship between the United States and trading partners as tariffs and other trade barriers remain historically high, other key areas of economic and foreign policy difference remain unresolved, and tensions remain elevated. Given the importance of the United States and trading partners in the global economy, continued or increased tensions between these countries could significantly reduce the volume of goods traded internationally and reduce the rate of global economic growth. Increased trade barriers and the risk of further disruptions is also motivating some manufacturers and retailers to reduce their reliance on overseas production and could reduce the long-term growth rate for international trade, leading to decreased demand for leased containers, lower new container prices, decreased market leasing rates and lower used container disposal prices. These impacts could have a material adverse effect on our business, profitability and cash flows.

Our business and results of operations are subject to risks resulting from the political and economic policies of China.

A substantial portion of our containers are expected to be leased out from locations in China and we may have several customers that are domiciled in China. CIMC, the manufacturer of our GenFlat Container is also located in China. The political and economic policies of China and the level of economic activity in China may have a significant impact on our business and financial performance.

Changes in laws and policies in China such as restrictions on private enterprise or foreign investment, the introduction of measures to control inflation, changes in the rate or method of taxation, and the imposition of additional restrictions on currency conversion or remittances abroad could significantly impact business investment and exports in China. Additionally, government policies that reduce the emphasis on manufacturing and increase priorities for domestic consumption and services may alter trade patterns and reduce demand for containers in China. Chinese government environmental laws and regulations may increase the cost of manufacturing in China, leading to reduced exports and decreased container demand. Additionally, the re-imposition of policies aimed at controlling future disease outbreaks, such as the COVID-19 pandemic, may reduce manufacturing activity and exports and lead to further logistical disruptions in global shipping. Changes in China’s laws and regulations could also impact the cost and availability of new containers from our container manufacturer in China. These factors could have a significant negative effect on our customers, the cost and availability of new containers and have a material adverse effect on our business and results of operations.

In addition, a geo-political conflict involving China could significantly reduce global economic activity and trade and have a material adverse effect on our business given the large share of global exports and container lease-outs represented by China.

We will be exposed to customer credit risk, including the risk of lessee defaults.

Our GenFlat Containers may be leased to numerous customers, who may be responsible to pay lease rentals and other charges, including repair fees and costs for damage to or loss of equipment. Some of our customers may be privately owned and would not provide detailed financial information regarding their operations. Our future customers could incur financial difficulties, or otherwise have difficulty making payments to us when due for any number of factors which we may be unable to anticipate. A delay or diminution in amounts received under the leases, or a default in the performance of our lessees' obligations under the leases could adversely affect our business, financial condition, results of operations and cash flows.

In addition, when lessees default, we may fail to recover all of our equipment, and the equipment we do recover may be returned in damaged condition or to locations where we may not be able to efficiently re-lease or sell the equipment. As a result, we may have to repair our equipment and reposition it to other locations and we may lose lease revenues and incur significant operating expenses. We will likely often incur extra costs when repossessing containers from a defaulting lessee. These costs typically arise when a lessee also defaults on payments owed to container terminals or depot facilities where the repossessed containers are located. In such cases, the terminal or depot facility may delay or bar us from taking possession of our containers or sometimes seek to have us repay a portion of the lessee's unpaid bills as a condition to releasing the containers back to us.

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It is difficult and expensive to obtain credit insurance in our industry and we do not expect to purchase credit insurance policies. As a result, a major customer default could have a significant adverse impact on our business, financial condition and cash flows.

Used marine container sales prices are volatile and sale prices can fall below our accounting residual values, leading to losses on the disposal of our equipment.

Although our future revenues primarily depend upon equipment leasing, any future profitability will also be affected by the gains or losses we realize on the sale of used containers because we expect that, in the ordinary course of our business, we will sell certain containers when they are returned by customers upon lease expiration. The volatility of the selling prices and gains or losses from the disposal of such equipment can be significant. Used marine container selling prices, which can vary substantially, depend upon, among other factors, the cost of new containers, the global supply and demand balance for marine container generally, the location of the containers, the supply and demand balance for used containers at a particular location, the physical condition of the container and related refurbishment needs, materials and labor costs and obsolescence of certain equipment or technology. Most of these factors are outside of our control.

At some point during their useful lifetime, we may sell our used GenFlat Containers if it is in our best interest to do so after taking into consideration local and global leasing and sale market conditions and the age, location and physical condition of the container. As these considerations vary, gains or losses on sale of equipment will also fluctuate and may be significant if we sell large quantities of containers.

We may incur significant costs associated with relocation of leased equipment.

When lessees return equipment to locations where supply exceeds demand, marine containers are expected to be routinely repositioned to higher demand areas. Positioning expenses vary depending on geographic location, distance, freight rates and other factors. Positioning expenses can be significant if a large portion of our containers are returned to locations with weak demand. We will seek to limit the number of containers that can be returned to areas where demand is not expected to be strong; however, future market conditions may not enable us to do so. In addition, we may not be successful in accurately anticipating which port locations will be characterized by weak or strong demand in the future, and any existing contracts will not provide much protection against positioning costs if ports that are expected to be strong demand ports turn out to be low demand ports when the equipment is returned. In particular, many of our lease contracts are expected to be structured so that most containers will be returned to areas with current strong demand, especially major ports in China. If the economy in China continues to evolve in a way that leads to less focus on manufacturing and exports and more focus on consumer spending, imports and services, we may face large positioning costs in the future to relocate containers dropped off into China.

Severe weather, climate change, international hostilities, terrorist attacks or other catastrophic events could negatively impact our operations and profitability and may expose us to liability.

Catastrophic natural events such as hurricanes, earthquakes, or fires, or other events, such as chemical explosions or other industrial accidents could lead to extensive damage to our equipment, significant disruptions to trade and reduced demand for marine containers. In addition, climate change could worsen some of these risks and lead to economic instability and extensive disruptions to world trade. These events could also impact the profitability of our customers and lead to higher credit risk. The incidence, severity and consequences of any of these events are unpredictable.

Military conflicts or other serious international disputes could also significantly impact our business. International conflicts often lead to economic sanctions and decreased trade activity and military conflicts often involve the blockade of ports. A serious conflict involving major global trading partners could have a material impact on global trade, the demand for containers, our profitability and our customers’ ability to honor their lease obligations.

It is also possible that our containers could be involved in a terrorist attack. Although our lease agreements will likely typically require our customers to indemnify us against all damages and liabilities arising out of the use of our containers and we will carry insurance to potentially offset any costs in the event that our customer indemnifications prove to be insufficient, our insurance will likely not cover certain types of terrorist attacks. We may also experience reputational harm from a terrorist attack in which one of our containers is involved.

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The lack of an international title registry for containers increases the risk of ownership disputes.

There is no internationally recognized system for recording or filing to evidence our title to containers nor is there an internationally recognized system for filing security interests in containers. Although this has not occurred to date, the lack of an international title recordation system for containers could result in disputes with lessees, end-users, or third parties who may improperly claim ownership of the containers.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause the value of our securities to vary greatly and even potentially expose us to litigation.

We cannot accurately estimate future quarterly revenue and operating expenses. Our quarterly operating results may vary significantly based on many factors, including:

•	Fluctuating demand for our products;
•	Announcements or implementation by our competitors of new products;
•	Amount and timing of our costs related to our marketing efforts or other initiatives;
•	Timing and amounts relating to the expansion of our operations;
•	Our ability to enter into, renegotiate or renew key agreements;
•	Timing and amounts relating to the expansion of our operations;
•	Developing regulations specific to our industry or customers; or
•	Economic conditions specific to our industry, as well as general economic conditions.

Our current and future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. We expect to make significant operating and capital expenditures in connection with the development of our plan of business. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses were not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

We will rely on third parties in many aspects of our business, which creates additional risk.

We will rely on third parties in many aspects of our business, including:

•	GenFlat Container manufacturing services;
•	marketing and sales leads;
•	certain outsourced customer support; and
•	facilities, infrastructure, components and services.

Any of the third parties we use may breach their agreements with us, refuse to renew these agreements on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competing services. Political issues, financial or regulatory issues, labor issues, or other problems that prevent these third parties from providing services to us or our customers could harm our business. If our service providers do not perform satisfactorily, our operations could be disrupted, which could result in customer dissatisfaction, damage to our reputation, and harm our business operations, all of which could adversely affect the value of our securities.

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We may incur increased costs or be required to comply with increased restrictions due to the implementation of government regulations.

Trade and transportation activity is regulated in most major economies. International container leasing companies have historically not been heavily impacted by regulations since containers have typically been viewed as international assets. Moreover, after the first use, they are not typically subject to duties as globally, they qualify as “instruments of international traffic.” However, many governments, including the United States, have enacted and/or are considering increased regulation of the ocean shipping sector in response to supply chain disruptions and increased transportation costs. We could incur increased costs and face operational complexity as a result of future regulations.

We also may become subject to regulations seeking to protect the integrity of international commerce and prevent the use of containers for international terrorism or other illicit activities or to set increased safety standards. For example, the Container Safety Initiative, the Customs-Trade Partnership Against Terrorism Act and Operation Safe Commerce are among the programs administered by the U.S. Department of Homeland Security that are designed to enhance security for containerized cargo entering and leaving the United States. Moreover, the International Convention for Safe Containers (“CSC”) applies to containers and seeks to maintain a high level of safety of human life in the transport and handling of containers by providing uniform international safety regulations. As these regulations develop and change, we may incur increased costs for the acquisition of new, compliant equipment and/or the adaptation of existing equipment to meet any new requirements imposed by such regulations. Additionally, future development of products designed to enhance the security of containers transported in international commerce may result in increased costs associated with the adoption of these products, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we fail to comply with applicable regulations that impact our international operations, our business, results of operations or financial condition could be adversely affected.

Due to the international scope of our planned operations, we will be subject to numerous laws and regulations, including economic sanctions, anti-corruption, anti-money laundering, import and export and similar laws. Recent years have seen a substantial increase in the enforcement of many of these laws in the United States and other countries. Any failure or perceived failure to comply with existing or new laws and regulations may subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, and other enforcement actions in one or more jurisdictions, result in significant additional compliance requirements and costs, increase regulatory scrutiny of our business, result in the loss of customers, restrict our operations and limit our ability to grow our business, adversely affect our results of operations, and harm our reputation.

Environmental regulations and liability may adversely affect our business and financial condition.

We are subject to U.S. federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and third-party claims for property damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our or our lessees’ current or historical operations. Under some environmental laws in the United States and certain other countries, the owner of a leased container may be liable for environmental damage, cleanup or other costs in the event of a spill or discharge of material from a container without regard to the owner's fault. Our insurance coverage and any indemnities provided by our lessees may be insufficient to compensate us for losses arising from environmental damage.

Changes in laws and regulations, or actions by authorities under existing laws or regulations, to address greenhouse gas emissions and climate change could negatively impact our and our customers’ business. For example, restrictions on emissions could significantly increase costs for our customers whose operations require significant amounts of energy. Customers’ increased costs could reduce their demand to lease our assets.

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We are dependent upon our key executives for future success and our failure to retain and attract qualified personnel could harm our business.

Our Company depends greatly on our Chief Executive Officer, Drew Hall and our President, Garrett Hall. Our success will depend, in part, upon our ability to attract and retain additional skilled personnel, which will require substantial additional funds. We cannot assure you that our Company will be able to find, attract and retain additional qualified employees, directors, and advisors having the skills necessary to operate, develop and grow our business. Our inability to hire qualified personnel, the loss of services of Mr. Drew Hall or Mr. Garrett Hall, or the loss of services of other executive officers, key employees, or advisors that may be hired in the future, may have a material and adverse effect on our Company’s business. We currently do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other officers or employees.

In the future, the Company could experience difficulties attracting and retaining qualified employees. Competition for qualified personnel in our industry is intense. We may need to hire additional personnel as we expand our development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms or at all.

Furthermore, we have limited resources and as such we may not be able to provide an employee with the same amount of compensation that he or she would likely receive at a larger company and as a result we may face difficulty in finding qualified employees. Additionally, we can only afford a limited amount of director and officers’ insurance coverage, making it more likely that we would be unable to attract or retain experienced business executives. The inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our planned activities could have a materially adverse effect on our ability to conduct our business and as such can impair our operations.

We do not presently have any general liability insurance to protect us in case of customer or other claims.

Our Company will not be protected by any general liability insurance until the completion of this offering. Presently, we do not have any general liability insurance to cover any potential claims to which we are exposed. Any imposition of liability during a time when we are not covered by a sufficient level general liability insurance would increase our operating losses and reduce our net worth and working capital.

Currency exchange rate fluctuations may disrupt our business and make our products less competitive, having a material adverse impact on our business.

We expect a substantial amount of our future revenue to arise from foreign net sales. Products and services sold by our Company and the cost of these products may be affected by relative changes in the value of the local currencies of the markets we operate in. Price increases caused by currency exchange rate fluctuations may make our products and services less competitive or have an adverse effect on our net revenues, margins and operating results. As a result, currency fluctuations may have a material adverse effect on our financial condition.

Our management team has limited experience managing a reporting company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to reporting companies. Our management team may not successfully or efficiently manage a reporting company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business.

Our Company has limited the liability of its board of directors and management.

Our Company’s certificate of incorporation, as amended, limits the liability of our directors generally provides that directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except pursuant to applicable Delaware law. Our bylaws provide for indemnification by the Company of our officers and directors to the fullest extent permitted by Delaware corporate law. Such provisions substantially limit stockholders’ ability to hold directors liable for breaches of fiduciary duty.

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Our GenFlat business will continue to incur costs as a result of operating as a reporting company, and our management will be required to devote substantial time to compliance initiatives.

We will continue to incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys’ fees, accounting and auditing fees, other professional fees and Sarbanes-Oxley Act of 2002 (“SOX”) compliance costs. However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, our Company intends to take advantage of certain exemptions from various reporting requirements that are applicable to other reporting companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX, reduced disclosure obligations regarding executive compensation in our Company’s periodic reports and other SEC filings, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” After, and if ever, the Company is no longer an “emerging growth company,” it expects to incur significant additional expenses and devote substantial management effort toward ensuring compliance with those requirements applicable to companies that are not “emerging growth companies,” including Section 404 of SOX.

The Company’s internal controls over financial reporting may not be effective and its independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on the Company’s business and reputation.

Pursuant to Section 404 of SOX, the Company is required to furnish a report by its management on the Company’s internal control over financial reporting. However, while the Company remains an emerging growth company, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 of SOX within the prescribed period, the Company will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, the Company will need to continue to dedicate internal resources, potentially engage outside consultants and counsel and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite the Company’s efforts, to date, our Company has not been able to conclude that its internal control over financial reporting is effective as required by Section 404 of SOX. As a result, our securities could decline in value due to a loss of confidence in the reliability of the Company’s financial statements. In addition, the Company will be required to incur costs in improving its internal control system and the hiring of additional personnel. Any such action could negatively affect the Company’s results of operations and cash flows.

RISKS RELATED TO INFORMATION TECHNOLOGY SYSTEMS, INTELLECTUAL PROPERTY AND PRIVACY LAWS

We are reliant upon information technology to operate our business and maintain our competitiveness.

Our ability to leverage our technology and data scale is critical to our long-term strategy. Our business increasingly depends upon the use of sophisticated information technologies and systems, including technology and systems (cloud solutions, mobile and otherwise) utilized for communications, marketing, productivity tools, training, lead generation, records of transactions, business records (employment, accounting, tax, etc.), procurement and administrative systems. The operation of these technologies and systems is dependent upon third-party technologies, systems and services, for which there are no assurances of continued or uninterrupted availability and support by the applicable third-party vendors on commercially reasonable terms. We also cannot assure that we will be able to continue to effectively operate and maintain our information technologies and systems. In addition, our information technologies and systems are expected to require refinements and enhancements on an ongoing basis, and we expect that advanced new technologies and systems will continue to be introduced. We may not be able to obtain such new technologies and systems, or to replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. Also, we may not achieve the benefits anticipated or required from any new technology or system, and we may not be able to devote financial resources to new technologies and systems in the future.

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Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation and results of operations.

We face growing risks and costs related to cybersecurity threats to our data and customer, franchisee, employee and independent sales agent data, including but not limited to:

•	the failure or significant disruption of our operations from various causes, including human error, computer malware, ransomware, insecure software, zero-day threats, or other events related to our critical information technologies and systems;

•	the increasing level and sophistication of cybersecurity attacks, including distributed denial of service attacks, data theft, fraud or malicious acts on the part of trusted insiders, social engineering, or other unlawful tactics aimed at compromising the systems and data of our officers and employees (including via systems not directly controlled by us, such as those maintained by joint venture partners and third-party service providers);

•	the reputational and financial risks associated with a loss of data or material data breach (including unauthorized access to our proprietary business information or personal information of our customers, employees and independent sales agents), the transmission of computer malware, or the diversion of home sale transaction closing funds.

Global cybersecurity threats can range from uncoordinated individual attempts to gain unauthorized access to information technology systems via viruses, worms, and other malicious software, to phishing to advanced and targeted hacking launched by individuals or organizations. These attacks may be directed at the Company, its employees, third-party service providers and joint venture partners.

In the ordinary course of our business, we and our third-party service providers collect and store sensitive data, including our proprietary business information and intellectual property and that of our clients as well as personally identifiable information, sensitive financial information and other confidential information of our employees and customers. Additionally, we increasingly rely on third-party data processing, storage providers, and critical infrastructure services, including cloud solution providers. The secure processing, maintenance and transmission of this information are critical to our operations and with respect to information collected and stored by our third-party service providers, we are reliant upon their security procedures. A breach or attack affecting one of our third-party service providers or partners could harm our business even if we do not control the service that is attacked.

In addition, the increasing prevalence and the evolution of cyber-attacks and other efforts to breach or disrupt our systems or those of our employees, customers, third-party service providers and joint venture partners, have and will likely lead to increased costs to us with respect to preventing, investigating, mitigating and remediating these risks.

Moreover, we are required to comply with regulations both in the United States and in other countries where we do business that regulate cybersecurity, privacy and related matters.

While we, our third-party service providers and our joint venture partners have experienced, and expect to continue to experience, these types of threats and incidents, none of them to date has been material to the Company. Although we employ measures to prevent, detect, address and mitigate these threats (including access controls, data encryption, penetration testing, vulnerability assessments and maintenance of backup and protective systems), and conduct diligence on the security measures employed by key third- party service providers, cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including personally identifiable information and financial information) and the disruption of business operations.

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Our facilities and systems are vulnerable to natural disasters and other unexpected events and any of these events could result in an interruption of our ability to execute clients’ email campaigns.

We will depend on the efficient and uninterrupted operations of our third-party data centers and hardware systems. The data centers and hardware systems are vulnerable to damage from earthquakes, tornados, hurricanes, fire, floods, power loss, telecommunications failures and similar events. If any of these events results in damage to third-party data centers or systems, we may be unable to provide our clients with our service until the damage is repaired and may accordingly lose clients and revenues. In addition, subject to applicable insurance coverage, we may incur substantial costs in repairing any damage.

Any significant disruption in service on our website or in our computer systems, or in our customer support services, could reduce the attractiveness of our services and result in a loss of customers.

The satisfactory performance, reliability and availability of our services are critical to our operations, level of customer service, reputation and ability to attract new customers and retain customers. Most of our computing hardware is co-located in third-party hosting facilities. None of the companies who host our systems guarantee that our customers’ access to our products will be uninterrupted, error-free or secure. Our operations depend on their ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangements with third-party data centers are terminated, or there is a lapse of service or damage to their facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in access to our services, whether as a result of a third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with customers and our reputation. These factors could damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause customers to cancel their accounts, any of which could adversely affect our business, financial condition and results of operations.

If the security of customers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be severely harmed, we may be exposed to liability and we may lose the ability to offer our customers a credit payment option.

Our systems may store customers’ credit information and other critical data. Any accidental or willful security breaches or other unauthorized access could expose us to liability for the loss of such information, adverse regulatory action by federal and state governments, time-consuming and expensive litigation and other possible liabilities as well as negative publicity, which could severely damage our reputation. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our customers’ data, our relationships with our customers will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify customers of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose customers and fail to acquire new customers.

If we fail to maintain our compliance with the data protection policy documentation standards adopted by the major credit companies, we could lose our ability to offer our customers a credit payment option. Any loss of our ability to offer our customers a credit payment option would make our products less attractive to many small organizations by negatively impacting our customer experience and significantly increasing our administrative costs related to customer payment processing.

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We do not have a disaster recovery system, which could lead to service interruptions and result in a loss of customers.

We do not have any disaster recovery systems. In the event of a disaster in which our software or hardware are irreparably damaged or destroyed, we would experience interruptions in access to our services. Any or all these events could cause our customers to lose access to our services.

We may be unable to obtain effective intellectual property protection for our potential products and technology.

Our intellectual property, or any intellectual property that we have or may acquire, license or develop in the future, may not provide meaningful competitive advantages. Our patents and patent applications, including those we license, may be challenged by competitors, and the rights granted under such patents or patent applications may not provide meaningful proprietary protection. For example, numerous patents held by third parties could be used as a basis to challenge the validity or limit the scope of our patents or patent applications. A successful challenge to the validity or limitation of the scope of our patents or patent applications could limit our ability to commercialize our GenFlat Container and, consequently, reduce our revenues.

Moreover, competitors may infringe our patents or those that we license, or successfully avoid these patents through design innovation. To combat infringement or unauthorized use, we may need to resort to litigation, which can be expensive and time-consuming and may not succeed in protecting our proprietary rights. In addition, in an infringement proceeding a court may decide that our patents or other intellectual property rights are not valid or are unenforceable, or may refuse to stop the other party from using the intellectual property at issue on the ground that it is non-infringing. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect these rights as fully as the laws of the United States.

We also rely on the law of trade secrets to protect unpatented technology and know-how. We try to protect this technology and know-how by limiting access to those employees, contractors and strategic partners with a need to know this information and by entering into confidentiality agreements with these parties. Any of these parties could breach the agreements and disclose our trade secrets or confidential information to our competitors, or these competitors might learn of the information in other ways. Disclosure of any trade secret not protected by a patent could materially harm our business.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Third parties may assert patent and other intellectual property infringement claims against us in the form of lawsuits, letters or other forms of communication. These claims, whether or not successful, could, among other things, divert management’s attention, result in costly and time-consuming litigation, require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all, require us to redesign our GenFlat Container to avoid infringement.

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. Even if we have not infringed any third parties’ intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management time. Finally, if a third party successfully asserts a claim that our products infringe its proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable or at all and we may be required to pay significant monetary damages to such third party.

Ultimately, we may be unable to successfully commercialize our GenFlat Container or may have to cease our business operations as a result of patent infringement claims.

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Our technology may be subject to foreign or domestic government rights.

We may have obligations to foreign or domestic government agencies in connection with the technology that we have developed, including the right to require that a compulsory license be granted to one or more third parties selected by certain government agencies. It may be difficult to monitor whether these third parties will limit their use of our technology to these licensed uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR SECURITIES

Our common stock was quoted on the OTC Pink, which may not be indicative of the price at which our stock will trade on the OTCQB.

Although our common stock has been approved for quotation on the OTCQB, an adequate trading market for the securities may not develop or be sustained after this offering. In addition, even though our shares are approved for trading on OTCQB, the per share trading prices may differ significantly to trading prices previously quoted while on the OTC Pink. There can be no assurance that the Company’s share price will demonstrate the same trading characteristics of historical price and volume on OTCQB that were demonstrated while traded on the OTC Pink.

There is no active market for our common stock, which may make it more difficult for you to sell your stock; purchasers of our stock may have difficulty selling their shares.

There is currently no active public trading market for our common stock and an active trading market in our common stock may not develop or, if developed, may not be sustained. Our common stock was quoted on the OTC Pink under the symbol “GFLT.” To date, however, a minimal public trading market has developed. Although our common stock has been approved for quotation on the OTCQB, an adequate trading market for the securities may not develop or be sustained after this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The public offering price for our common stock will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

In the event an active trading market for our common stock develops, the price of our common stock may fluctuate significantly.

You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

•	sale of our common stock by our stockholders, executives, and directors;
•	volatility and limitations in trading volumes of our shares of common stock;
•	our ability to obtain financing;

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•	the timing and success of introductions of new products by us or our competitors or any other change in the competitive dynamics of our business’ industries;
•	our ability to attract new customers;
•	changes in our capital structure or dividend policy, future issuances of securities, sales of large blocks of common stock by our stockholders;
•	our cash position;
•	announcements and events surrounding financing efforts, including debt and equity securities;
•	our inability to enter into our target markets;
•	reputational issues;
•	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;
•	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;
•	changes in industry conditions or perceptions;
•	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;
•	departures and additions of key personnel;
•	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;
•	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and
•	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Our shares of common stock are not listed on a national securities exchange, which could limit your ability to make transactions in our common stock and subject us to additional trading restrictions.

Since our common stock does not trade on a national securities exchange, some or all of the following may be impaired, each of which could have a material adverse effect on our stockholders:

•	the liquidity of our common stock;
•	the market price of our common stock;
•	our ability to obtain financing for the continuation of our operations;
•	the number of investors that will consider investing in our common stock;
•	the number of market makers in our common stock;
•	the availability of information concerning the trading prices and volume of our common stock; and
•	the number of broker-dealers willing to execute trades in shares of our common stock.

Our election to comply with Nasdaq Listing Rules that would be applicable to our Company if our Company traded on Nasdaq does not mean that our shares will ever be listed on Nasdaq or any other national securities exchange now or in the future.

Our common stock is currently quoted on the OTCQB under the symbol “GFLT. Notwithstanding, upon completion of this offering, our Company intends to comply with Nasdaq Listing Rules that would be applicable to our Company if our Company traded on Nasdaq; however, our references to Nasdaq and to Nasdaq Listing Rules in this prospectus and our election to comply with Nasdaq Listing Rules does not guarantee that our shares will be listed on Nasdaq or any other securities exchange after completion of this offering, or ever.

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If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, subject to certain exemptions. If the price of our common stock is less than $5.00, unless we qualify for an exemption, our common stock would be deemed a penny stock. We cannot assure you that we will qualify for an exemption from the penny stock rules upon the closing of this offering, or that if we do qualify for an exemption, that we will continue to do so in the foreseeable future. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

State securities laws may limit secondary trading, which may restrict the states in which, and conditions under which, you can sell the shares of common stock sold in this offering.

Secondary trading in the shares of common stock sold in this offering will not be possible in any state in the U.S. unless and until the securities are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. We cannot assure you that we will be successful in registering or qualifying our securities for secondary trading or identifying an available exemption for secondary trading in our securities in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the securities in any state, the securities could not be offered or sold to, or purchased by, a resident of that state.  If a significant number of states refuse to permit secondary trading in our securities, the market for our securities could be adversely affected.

We may issue additional equity securities or engage in other transactions that could dilute our book value or relative rights of our common stock, which may adversely affect the market price of our common stock.

We are authorized to issue up to 25,000,000 shares of common stock. As of February 3, 2026, we have 10,781,900 shares of common stock issued and outstanding. Our Board may determine from time to time that it needs to raise additional capital by issuing additional shares of our common stock or other securities. Except as otherwise described in this prospectus, we will not be restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be affected. Additional equity offerings may dilute the holdings of existing stockholders or reduce the market price of our common stock. Holders of our securities are not entitled to pre-emptive rights or other protections against dilution. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, then current holders of our securities. Additionally, if we raise additional capital by making offerings of debt or preferred shares, upon our liquidation, holders of our debt securities, if any, and lenders with respect to other borrowings, if any, may receive distributions of our available assets before the holders of our common stock.

A significant number of our total outstanding shares are restricted from immediate resale, but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Subject to certain exceptions, without the prior written consent of Craig-Hallum, the underwriter, we, our directors, executive officers, and certain holders of our outstanding common stock have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 90 days, commencing on the date of this prospectus. Additionally, our Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of Craig-Hallum, it will not, for a period of 90 days, commencing on the date of this prospectus (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and securities which may be issued upon exercise of a stock option or warrant) (collectively with the common stock, the “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing. See “Underwriting.”

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The market price of our common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

A large number of shares of common stock may be sold in the market following this offering, which may significantly depress the market price of our common stock.

The shares of common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our common stock may be sold in the public market following this offering. If there are significantly more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered common stock and sellers remain willing to sell our common stock.

Our management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion, or all, of the net proceeds from this offering in ways that holders of our common stock may not desire or in ways that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds” for additional information.

You will incur immediate dilution in the net tangible book value of the shares you purchase in this offering.

The public offering price of our common stock will be higher than the net tangible book value per share of outstanding common stock prior to completion of this offering. Based on our net tangible book value as of September 30, 2025, and upon the issuance and sale of shares of common stock by us at the public offering price of $3.00 per share, if you purchase our common stock in this offering, you will suffer immediate dilution of approximately $2.50 per share in net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our common stock in this offering will exceed the as adjusted net tangible book value per share of our common stock upon completion of this offering. If the underwriters exercise their option to purchase additional shares, you will experience future dilution. A total of 1,500,000 shares of common stock have been reserved for future issuance under our Restated 2020 Equity Incentive Plan. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our directors, officers and employees under our current and future stock-based compensation plans.

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of our Company, the proceeds realized from the liquidation of the assets of our Company, or our subsidiaries will be distributed among the common stockholders, but only after the satisfaction of the claims of third-party creditors of our Company. The ability of a common stockholder to recover all or any portion of such stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the amount of claims to be satisfied therefrom. There can be no assurance that our Company will recognize gains on such liquidation, nor is there any assurance that common stockholders will receive a distribution in such a case.

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We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We do not anticipate paying any cash dividends on our common stock for the foreseeable future. Our Company has never declared any cash dividends on its common stock. We currently intend to use all available funds and any future earnings for use in financing the growth of our business. In addition, any future loan arrangements we enter into may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, its trading price and volume could decline.

We expect the trading market for our common stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our Company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

We are an “emerging growth company” and are able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company” we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

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We are considered a smaller reporting company and are able to avail ourselves of reduced disclosure requirements applicable to smaller reporting companies, which could make our common stock less attractive to investors.

Rule 12b-2 of the Exchange Act, defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority- owned subsidiary of a parent that is not a smaller reporting company and that, among other criteria, (i) had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or (ii) had annual revenues of less than $100 million and either no public float or a public float of less than $700 million.

As a smaller reporting company, we are not required and may not include a Compensation Discussion and Analysis section in our proxy statements; we provide only two years of financial statements; and we do not need to provide the table of selected financial data. We also have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, and also could make it more difficult for our stockholders to sell their shares.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management is required to devote substantial time to compliance matters as a result of our planned uplist to a national exchange.

As a publicly traded company, we incur significant additional legal, accounting and other expenses. The obligations of being a public company in the United States require significant expenditures and place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel devote a substantial amount of time to ensure that we comply with all of these requirements and keep pace with new regulations so that we do not fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting. We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Our management has deemed certain conditions to be material weaknesses and significant deficiencies in our internal controls. For example, we do not have written documentation of our internal control policies and procedures and due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

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Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, including increased complexity resulting from our international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we are required to include in our periodic reports that we file with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which could have a negative effect on the market price of our common stock.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our directors, executive officers and affiliates own a large percentage of our outstanding common stock. Accordingly, these stockholders may exert significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, a merger, the consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with our other investors’ interests. For example, these stockholders could delay or prevent a change in control of us, even if such a change in control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company or our assets. The significant concentration of stock ownership may negatively impact the value of our common stock due to potential investors’ perception that conflicts of interest may exist or arise.

Liability of directors for breach of duty is limited under Delaware law.

Our certificate of incorporation, as amended, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

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Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We expect to enter into separate indemnification agreements with all of our directors and officers or provide additional indemnification to our directors and officers through indemnification provisions in their employment agreements. These agreements or provisions, among other things, will require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement or employment agreement. We believe that these certificate of incorporation provisions, bylaw provisions and indemnification agreements/provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation, as amended, and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Our bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of our Company;
•	any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Company to the Company or the Company's stockholders;
•	any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these by-laws; or
•	any action asserting a claim governed by the internal affairs doctrine;

This provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in such action. Additionally, these provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction.

Our bylaws also provide that, notwithstanding the above, the federal district court for the District of Delaware shall be the sole and exclusive forum for (i) any actions, claims or proceedings brought to enforce a duty or liability created by the Exchange Act or the Securities Act, unless the Corporation consents in writing to the selection of an alternative forum; or (ii) any other claim for which the federal courts have exclusive jurisdiction.

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Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

We may experience fluctuations in our tax obligations and effective tax rate, which could materially and adversely affect our results of operations.

We are subject to U.S. federal and state income taxes and taxes in certain other non-U.S. jurisdictions. Tax laws, regulations and administrative practices in various jurisdictions may be subject to significant change, with or without advance notice, due to economic, political and other conditions, and significant judgment is required in evaluating and estimating our provision and accruals for these taxes. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain. Our effective tax rates could be affected by numerous factors, such as changes in tax, accounting and other laws, regulations, administrative practices, principles and interpretations, the mix and level of earnings in a given taxing jurisdiction or our ownership or capital structures. For example, the United States government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate, an increase in the tax rate applicable to certain income earned overseas and elimination of certain exemptions, and the imposition of minimum taxes or surtaxes on certain types of income. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. We urge investors to consult with their legal and tax advisers regarding implications of potential changes in U.S. tax laws on an investment in our common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “objective”, “anticipate”, “believe”, “estimate”, “predict”, “project”, “potential”, “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include, but are not limited to, statements about:

•	the timing of the development of our products;
•	projections of costs, revenue, earnings, capital structure and other financial items;
•	statements of our plans and objectives;
•	statements regarding the capabilities of our business operations;
•	statements regarding our sales pipeline, potential contract values and timing of future customer agreements;
•	statements of expected future economic performance;
•	statements regarding competition in our market; and
•	assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	inability to generate revenue or to manage growth;
•	lack of available funding;
•	lack of a market for or market acceptance of our products;
•	competition from third parties;
•	general economic and business conditions;
•	intellectual property rights of third parties;
•	changes in the price of our stock and dilution;
•	regulatory constraints and potential legal liability;
•	ability to maintain effective internal controls;
•	security breaches, cybersecurity attacks and other significant disruptions in our information technology systems;
•	changes in technology and methods of marketing;
•	delays in completing various engineering and manufacturing programs;
•	changes in customer order patterns and qualification of new customers;
•	changes in product mix;

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•	success in technological advances and delivering technological innovations;
•	shortages in manufacturing supplies;
•	production delays due to performance quality issues with outsourced manufacturing supplies;
•	those events and factors described by us in the section captioned “Risk Factors” in this prospectus;
•	other risks to which our Company is subject; and
•	other factors beyond the Company’s control.

In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate or that we will achieve the plans, intentions or expectations expressed or implied in our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Any forward-looking statements we make in this prospectus speak only as of its date, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

Based upon the public offering price of $3.00 per share, we estimate that the gross proceeds from this offering will be approximately $7.0 million before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds we receive from this offering for working capital and general business purposes, including repayment of approximately $550,000 of short-term working capital loans.

The short-term working capital loans that may be repaid with proceeds of this offering are as follows:

Date	Principal ($)	Interest Rate (per annum)	Maturity Date
June 13, 2025	100,000	8.0%	July 21, 2026
July 22, 2025	100,000	9.0%	April 18, 2026
September 2, 2025	75,000	2.5%	November 2, 2027
September 15, 2025	35,000	2.5%	November 15, 2027
October 8, 2025	50,000	8.0%	November 15, 2027
October 24, 2025	40,000	8.0%	November 15, 2027
November 3, 2025	20,000	8.0%	December 15, 2027
November 25, 2025	75,000	9.0%	August 22, 2026
December 4, 2025	32,500	8.0%	December 15, 2027

We believe that our existing cash and cash equivalents, along with the net proceeds from this offering, together with interest on cash balances, will be sufficient to fund our operating expenses and capital expenditure requirements through at least the next 12 months. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. However, the nature, amounts and timing of our actual expenditures may vary significantly depending on numerous factors. Our management has and will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We have not paid any cash dividends to our stockholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, and general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our common stock is currently quoted on the OTCQB under the trading symbol “GFLT.” Although there is currently a bid and offer quotation for the common stock, such bid and offer are for a limited and insignificant number of shares. Quotations on the OTC reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions. The last sale price recorded was $10.42 per share on February 2, 2026. Because trading is sporadic and irregular, there is no established public trading market for our common stock. See “Shares Eligible For Future Sale” for additional information

In connection with this offering, since February 3, 2026, our common stock trades on the OTCQB under the symbol “GFLT. No assurance can be given that a trading market will develop, if developed, that it will be sustained, or that the trading prices of our common stock on the OTC Pink will be indicative of the trading prices of our common stock on the OTCQB. See “Risk Factors” for more information.

Holders

As of February 3, 2026, there were 10,781,900 shares of common stock issued and outstanding and approximately 141 registered holders of record of our common stock. The number of shareholders of record does not include certain beneficial owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Transfer Agent

Vstock Transfer, LLC with offices located at 18 Lafayette Place, Woodmere, NY 11598, and a telephone number of 212-828-8436.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2025. Such information is set forth on the following basis:

•	an actual basis; and

•	on an adjusted basis to give effect to our sale of 2,333,333 shares in this offering at the public offering price of $3.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our financial statements and the related notes thereto included elsewhere in this prospectus and the information set forth under the heading “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of September 30, 2025
	Actual	As Adjusted
Cash	$31,511	$6,367,510
Notes payable	367,974	367,974
Stockholders’ equity:
Common stock	10,758	13,091
Additional paid-in-capital	8,260,792	14,243,457
Subscriptions payable	142,000	142,000
Accumulated deficit	(8,316,789)	(8,316,789)
Total stockholders’ equity attributable to GenFlat Holdings, inc.	96,761	6,432,760
Noncontrolling interest	(8,592)	(8,592)
Total stockholders’ equity	88,169	6,424,168
Total capitalization	$456,143	$6,792,142

Each $1.00 increase (decrease) in the public offering price of $3.00 per share of common stock would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $2,195,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares we are offering at the public offering price per share would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $2,823,000, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

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The number of shares of our common stock to be outstanding after this offering is based on 10,781,900 shares of our common stock outstanding as of February 3, 2026, and excludes:

•	699,900 shares of common stock issuable upon the exercise of outstanding options at a weighted exercise price of $6.00 per share issued pursuant to our Company’s Restated 2020 Equity Incentive Plan.
•	140,000 shares of common stock issuable upon the exercise of outstanding options be granted with an exercise price equal to the closing price on the date of completion of this offering issued pursuant to our Company’s Restated 2020 Equity Incentive Plan.
•	660,000 shares of common stock issuable pursuant to restricted stock units to be granted upon the completion of this offering with a February 28, 2026 vesting date issued pursuant to our Company’s Restated 2020 Equity Incentive Plan. See “Description of Our Securities” for additional information.
•	Up to 116,666 shares of common stock issuable upon the exercise of the underwriter’s warrants with an exercise price equal to 115% of the public offering price to the public.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Dilution results from the fact that the per share offering price is substantially in excess of the book value per share of common stock attributable to the existing stockholders for our presently outstanding shares of common stock. Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book value as of September 30, 2025, was $224,013 or $0.02 per share.

After giving effect to the sale of 2,333,333 shares of common stock in this offering at the public offering price of $3.00 per share, after deducting the underwriter discounts and estimated offering expenses payable by us, the as adjusted net tangible book value would have been approximately $6,560,012 or approximately $0.50 per share. This would result in dilution to investors in this offering of approximately $2.50 per share or approximately 83% from the offering price of $3.00 per share. Net tangible book value per share would increase to the benefit of present stockholders by $0.48 per share attributable to the purchase of the shares by investors in this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares.

	Offering	Pro Forma Post-offering
Public offering price per common stock	$3.00	$3.00
Net tangible book value per common stock as of September 30, 2025	$0.02	$0.02
Increase in net tangible book value per share after this offering	$0.48	$0.48
Net tangible book value per common stock after the offering	$0.50	$0.50
Dilution per common stock to new investors	$2.50	$2.50
Dilution per common stock to new investors (%)	83%	83%

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering, by present stockholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present stockholders as of the date the consideration was received and by investors in this offering at the offering price without deduction of the underwriting discount, non-accountable expense allowance and our estimated offering expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
New investors	2,333,333	17.8%	$7,000,000	54.6%	$3.00
Existing stockholders	10,758,234	82.2%	5,828,540	45.4%	$0.54
Total	13,091,567	100%	$12,828,540	100%	$–

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our business and results of operations in conjunction with the information set forth in our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. As used herein, references to the terms “we,” “us,” “Company,” “GenFlat,” and “our” to refer to GenFlat Holdings, Inc. and its subsidiaries, unless otherwise indicated.

Overview

We are an early-stage company that developed a more sustainable collapsible marine container (the “GenFlat Container”), that can be collapsed when emptied and stacked in bundles of four collapsed containers that take the same space as a standard marine container. When GenFlat Containers are stacked 4-to-1, they can save up to 75% on: 1) freight costs, terminal handling fees, transloading fees, and other fees; 2) carbon emitted by ocean vessels, trucks, and trains by reducing the number of trips necessary; and 3) space required at ports, container yards, and distribution centers. We operate as a container sales and leasing company and supply GenFlat’s patented marine container primarily to shipping line customers under a variety of short and long-term lease structures.

The GenFlat Containers are manufactured by China International Mariner Containers (“CIMC”) in Dalian, China. Manufacturing and marketing of the containers commenced in September 2023.

Commencement of Commercial Operations

We commenced commercial operations in May 2024. Presently, our commercial operations consist of one rental agreement and two equipment lease agreements to provide GenFlat Containers to a total of three customers, including one agreement entered into in August 2025 and one agreement entered into in September 2025. The lease agreements demonstrate commercial acceptance of our GenFlat Container. Our Company is also in various stages of evaluation with additional customers to lease GenFlat Containers, including shipping lines, retailers, logistics companies, and the United States military.

For the three months ended September 30, 2025, and 2024, we generated revenue from our operations of $6,120 and $7,894, and our net losses from operations were $500,414 and $1,767,047, respectively.

For the years ended June 30, 2025, and 2024, respectively, we generated revenue from our operations of $7,894 and $5,234, and our net losses from operations were $4,709,006 and $1,232,730, respectively.

Components of Results of Operations

Revenue

Revenue is from fees charged for rental and lease of collapsible marine shipping containers.

Costs of Revenue

Costs of revenue include depreciation expense on rental inventory, freight and transportation costs to move collapsible marine shipping containers.

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General and Administrative Expenses

General and administrative expenses include all corporate and administrative functions that support our Company, including personnel-related expense; costs related to investor relations activities; professional fees; consulting and marketing and advertising-related expenses.

Research and Development Costs

These expenses are substantially related to our engineering, consulting and research and development activity.

Other Income/Expenses, Net

Other income/expenses include non-operating income and expenses, including interest income and expense.

Results of Operations

For the Three Months ended September 30, 2025, compared to the Three Months ended September 30, 2024

The following discussion compares operating data for the three months ended September 30, 2025, to the data for the three months ended September 30, 2024:

	Three Months Ended September 30,
	2025	2024	$ Change	% Change

Revenue	$6,120	$7,894	$(1,774)	22%
Cost of Goods Sold	21,070	53,194	(32,124)	60%
Gross Profit	(14,950)	(45,300)	30,350	67%
Research and Development	–	36,000	(36,000)	100%
General and administrative	485,464	1,685,747	(1,200,283)	71%
Total operating expenses	485,464	1,721,747	(1,236,283)	72%
Loss from operations	$(500,414)	$(1,767,047)	$1,266,633	72%

Revenue

Revenue was $6,120 for the three months ended September 30, 2025, as compared to $7,894 for 2024, a decrease of $1,774.

Cost of Goods Sold

Cost of goods sold was $21,070 for the three months ended September 30, 2025, as compared to $53,194 for 2024, a decrease of $32,124. The cost of goods sold for the three months ended September 30, 2025 primarily related to $18,704 of depreciation expense of rental inventory, and $2,365 transportation expenses of the Company’s collapsible marine container. The cost of goods sold for the three months ended September 30, 2024 related to $39,750 of depreciation expense of rental inventory and $13,444 transportation expenses of the Company’s collapsible marine container.

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Research and Development Expenses

Research and development expenses were $0 for the three months ended September 30, 2025, as compared to $36,000 for 2024, a decrease of $36,000, which was the result of decreased engineering, consulting and research and development activity of the Company’s collapsible marine containers.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2025, were $485,464, compared to $1,685,747 for 2024, a decrease of $1,200,283, which was primarily related to a decrease in stock-based compensation expense of $1,286,021 associated with advisor agreements executed during the three months ended September 30, 2024.

For the Year ended June 30, 2025, compared to the Year ended June 30, 2024

The following discussion compares operating data for the year ended June 30, 2025, to the data for the year ended June 30, 2024:

	Year Ended June 30,
	2025	2024	$ Change	% Change

Revenue	$7,894	$5,234	$2,660	51%
Cost of Goods Sold	177,279	168,540	8,739	5%
Gross Profit	(169,385)	(163,306)	(6,079)	4%
Research and Development	103,322	–	103,322	100%
General and administrative	3,306,299	1,069,424	2,236,875	209%
Impairment loss	1,130,000	–	1,130,000	100%
Total operating expenses	4,539,621	1,069,424	3,470,197	324%
Loss from operations	$(4,709,006)	$(1,232,730)	$(3,476,276)	282%

Revenue

Revenue was $7,894 for the year ended June 30, 2025, as compared to $5,234 for 2024, an increase of $2,660, which was the result of the Company’s first contract for the leasing of GenFlat Containers.

Cost of Goods Sold

Cost of goods sold was $177,279 for the year ended June 30, 2025, as compared to $168,540 for 2024, an increase of $8,739. The cost of goods sold for the year ended June 30, 2025 primarily related to $124,920 of depreciation expense of rental inventory, and $52,359 transportation expenses of the Company’s collapsible marine container. The cost of goods sold for the year ended June 30, 2024 related to $79,500 of depreciation expense of rental inventory and $89,040 transportation expenses of the Company’s collapsible marine container.

Research and Development Expenses

Research and development expenses were $103,322 for the year ended June 30, 2025, as compared to $0 for 2024, an increase of $103,322, which was the result of increased engineering, consulting and research and development activity of the Company’s collapsible marine container.

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General and Administrative Expenses

General and administrative expenses for the year ended June 30, 2025, were $3,306,299, compared to $1,069,424 for 2024, an increase of $2,236,875, which was primarily related to an increase in stock-based compensation expense of $2,365,648 associated with new advisor agreements, an increase of approximately $46,000 in payroll costs, partially offset by a decline of $67,000 in professional fees and $229,000 in advertising costs.

Impairment Loss

Impairment loss was $1,130,000 for the year ended June 30, 2025, as compared to $0 for 2024, an increase of $1,130,000. The impairment loss for the year ended June 30, 2025 primarily related to $1,130,000 of impairment expense of rental inventory.

Cash Flows

The following table summarizes our cash flows from operating, investing, and financing activities for the three months ended September 30, 2025, and 2024:

	Three months ended September 30,
	2025	2024
Cash flows used in operating activities	$(228,319)	$(229,648)
Cash flows used in investing activities	–	–
Cash flows provided by financing activities	210,000	196,265

Net change in cash	$(18,319)	$(33,383)

Operating Activities

Cash used in operating activities is primarily the result of our operating losses, reduced by the impact of non-cash expenses, including non-cash depreciation and amortization expenses, and changes in the asset and liability accounts.

Net cash used in operating activities for the three months ended September 30, 2025, was $228,319 versus net cash used in operating activities of $229,648 for the three months ended September 30, 2024, a decrease of $1,329. The decrease in net cash used in operating activities was primarily due to decrease in stock-based compensation compared to the prior period.

We expect cash used in operating activities to fluctuate significantly in future periods because of a number of factors, some of which are outside of our control, including, among others: obtaining additional lease contracts and the success we achieve in generating revenue.

Investing Activities

There was no cashflow from investing activities during the three months ended September 30, 2025 and September 30, 2024.

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Financing Activities

Net cash provided by financing activities during the three months ended September 30, 2025 was $210,000, an increase of $13,735 from cash provided by financing activities in 2024 of $196,265. Net cash provided consisted of proceeds from notes payable were $0 and proceeds from related party notes were $210,000 during the three months ended September 30, 2025. During the three months ended September 30, 2025, the Company issued 16,667 shares pursuant to the conversion of $99,996 in notes payable and $4,311 of accrued interest.

Net cash provided by financing activities during the three months ended September 30, 2024 was $196,265. Net cash provided consisted of $17,000 of proceeds from loans from related party, $99,996 of proceeds from note payable from a related party, partially offset by repayments on related party notes payable, and repayment of advances from related party of $58,731.

The following table summarizes our cash flows from operating, investing, and financing activities for the years ended June 30, 2025, and 2024:

	Year ended June 30,
	2025	2024
Cash flows used in operating activities	$(1,177,670)	$(2,438,593)
Cash flows used in investing activities	–	–
Cash flows provided by financing activities	1,188,529	2,198,808

Net change in cash	$10,859	$(239,785)

Operating Activities

Cash used in operating activities is primarily the result of our operating losses, reduced by the impact of non-cash expenses, including non-cash depreciation and amortization expenses, and changes in the asset and liability accounts.

Net cash used in operating activities for the year ended June 30, 2025, was $1,177,670 versus net cash used in operating activities of $2,438,593 for the year ended June 30, 2024, a decrease of $1,260,923. The decrease in net cash used in operating activities was primarily due to limited spending on the Company’s inventory compared to the prior year.

We expect cash used in operating activities to fluctuate significantly in future periods because of a number of factors, some of which are outside of our control, including, among others: obtaining additional lease contracts and the success we achieve in generating revenue.

Investing Activities

There was no cashflow from investing activities during the years ended June 30, 2025 and June 30, 2024.

Financing Activities

Net cash provided by financing activities during the year ended June 30, 2025 was $1,188,529, a decrease of $1,010,279 from cash provided by financing activities in 2024 of $2,198,808. Proceeds from notes payable were $199,996 and proceeds from related party notes were $94,750 during the year ended June 30, 2025, and the Company repaid related party notes payable and advances of $199,750 and $8,731, respectively during the same year. During the year ended June 30, 2024 the Company received related party loan proceeds of $205,000, repaid $100,000 to related parties, $67,026 on other notes payable, and $128,466 on a line of credit. Proceeds from sale of common stock were $1,102,264 and $2,289,300 in 2025 and 2024, respectively, a decrease of $1,187,036.

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Liquidity and Capital Resources

Our future expenditures and capital requirements will depend on numerous factors, including: the rate at which we can lease additional GenFlat containers to new and existing customers, the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; market acceptance of our products and competing products, and the rate at which we hire employees to support operations. We expect that we will incur approximately $131,000 of expenditures per month over the next 12 months, but upon the closing of this offering, we expect our monthly expenditures will increase to $403,000 per month over the next 12 months.

As of September 30, 2025, we had cash of $31,511, and working capital deficit of $397,087. We believe that our existing cash will not be sufficient to fund our present operations during the next 12 months and beyond. The Company’s audited annual consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At September 30, 2025 the Company had not yet achieved consistent profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has initiated a formal sales and marketing plan including direct email campaigns, industry events, and business to business digital advertising to generate sales. The Company also intends to raise funds through an equity offering to meet the capital requirements to manufacture its products. However, there is no assurance of additional funding being available through these plans or other sources.

During the period ended September 30, 2025, the Company issued a total of 20,000 shares of its common stock for subscriptions paid for during the year ended June 30, 2025.

During the period ended September 30, 2025, the Company issued 16,667 shares pursuant to the conversion of $99,996 in notes payable and $4,311 of accrued interest.

During the year ended June 30, 2025, the Company sold a total of 183,711 shares of common stock in exchange for gross cash proceeds of $1,102,264. Of these shares, 43,667 shares sold for $262,000 were not issued as of June 30, 2025 and are recorded as subscription payable on the consolidated balance sheet as of June 30, 2025. The Company also issued 33,333 shares related to subscriptions received during the year ended June 30, 2024. In aggregate the Company issued 173,377 shares of common stock during the year ended June 30, 2025.

During the year ended June 30, 2024, prior to closing of the Share Exchange, GenFlat sold a total of 564,628 shares of its common stock in exchange for net cash proceeds of $2,289,300. Of these shares, 33,333 were issued after June 30, 2024.

During the period ended September 30, 2024, the Company sold a total of 23,000 shares of common stock for total proceeds of $138,000.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time. We do, however, purchase equipment necessary to conduct our operations on an as needed basis.

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Contractual Obligations

On March 26, 2021, the Company entered into a promissory note agreement with a third party for a total principal of $125,000. The Company will pay 2.5% per annum, compounded annually until the total principal is paid in full. The note has no maturity date and no default interest rate. As of September 30, 2025 and June 30, 2025, the balance owed on the note was $57,974.

On July 30, 2024, the Company entered into a promissory note agreement for a total principal of $99,996. The Company will pay 2.5% per annum, until the total principal is paid in full. The note has no maturity date and a default interest rate of 18%. In December 2024, the noteholder elected to receive shares in settlement of the principal balance. In September 2025, the Company issued 16,667 shares pursuant to the conversion of $99,996 in notes payable and $4,311 of accrued interest. As of September 30, 2025 and June 30, 2025, the balance owed on the note was $0 and $99,996, respectively.

On June 13, 2025, the Company entered into a promissory note agreement for a total principal of $100,000. The Company will pay 8.0% per annum, until the total principal is paid in full. The note matures on January 2, 2026 and has no default interest rate. As of September 30, 2025 and June 30, 2025, the balance owed on the note was $100,000. On January 2, 2026 the note’s maturity date was extended to July 21, 2026.

On July 22, 2025, the Company entered into a promissory note agreement with a significant shareholder for total principal of $100,000. The Company will pay 9% per annum, until the total principal is paid in full. The note matures on April 18, 2026 and has no default interest rate. During the period ended September 30, 2025, the Company repaid a total of $0 on the promissory note agreement. As of September 30, 2025, the balance owed on the note was $100,000.

On September 2, 2025, the Company entered into a promissory note agreement with the Company’s CEO for total principal of $75,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note matures on November 2, 2027 and has no default interest rate. During the period ended September 30, 2025, the Company repaid a total of $0 on the promissory note agreement. As of September 30, 2025, the balance owed on the note was $75,000.

On September 15, 2025, the Company entered into a promissory note agreement with the Company’s CEO for total principal of $35,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note matures on November 15, 2027 and has no default interest rate. During the period ended September 30, 2025, the Company repaid a total of $0 on the promissory note agreement. As of September 30, 2025, the balance owed on the note was $35,000.

During the year ended June 30, 2024, the Company entered into three promissory note agreements with the Company’s CEO, Drew Hall, for a total principal of $205,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note has no maturity date and no default interest rate. During the years ended June 30, 2025 and June 30, 2024, the Company repaid $105,000 and $100,000, respectively. The promissory notes and accrued interest were fully paid off as of June 30, 2025.

During the year ended June 30, 2025, the Company received additional proceeds of $44,750 in aggregate from Mr. Hall and repaid a total of $44,750 on the promissory note agreements. As of June 30, 2025, the balance owed on the note was $0. Accrued interest on the notes was $0 and $260 as of June 30, 2025 and June 30, 2024, respectively. The promissory notes and accrued interest were fully paid off as of June 30, 2025.

On July 1, 2024 and August 1, 2024, the Company entered into seven separate Advisory Committee Member Agreements and agreed to the following compensation in each agreement.

a.	Cash Compensation. $5,000 annually, payable on June 30th of each year of service.

b.	Equity Compensation. Subject to Board approval, in respect of calendar year 2024, stock options for 100,000 shares of Company stock. The stock options vest as follows: 1) Fifty thousand (50,000) options upon execution of the Advisory Committee Member Agreements; 2) Twenty-five thousand (25,000) options on the first anniversary, and 3) Twenty-five thousand (25,000) options on the second anniversary, in all cases subject to continued service as of such vesting dates. Vested stock options must be exercised within ten (10) years of the vesting date.

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The exercise price of the options will be the fair market value of a share of common stock on the date of grant.

The Company maintains an operating lease for its office space with the Company’s CEO, Drew Hall. On January 3, 2025, the Company extended the operating lease for its office space to expire on January 1, 2027, and agreed to pay $1,320 on a monthly basis.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

The Company considers its critical accounting policies and estimates to be as follows:

Revenue Recognition

The Company is principally engaged in the business of renting collapsible marine shipping containers. The Company’s rental transactions are accounted for under ASC Topic 842, Leases, ("Topic 842"). Our revenue includes revenue generated from renting equipment to customers and is recognized on a straight-line basis over the length of the rental contract. As part of this straight-line methodology, when the equipment is returned, the Company recognizes as incremental revenue the excess, if any, between the amount the customer is contractually required to pay, which is based on the rental contract period applicable to the actual number of days the equipment was out on rent, over the cumulative amount of revenue recognized to date. In any given accounting period, the Company will have customers return equipment and be contractually required to pay more than the cumulative amount of revenue recognized to date under the straight-line methodology. Provisions for discounts, rebates to customers and other adjustments are provided for in the period the related revenue is recorded.

The Company’s sale of rental and new equipment, parts and supplies to customers are recognized under ASC Topic 606, Revenue from Contracts with Customers, ("Topic 606"). The Company recognizes revenue in these transactions when it satisfies a performance obligation by transferring control over a product or service to a customer. These transactions typically contain a single performance obligation, and a recognized at a point in time. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for such products or services.

Rental Inventory

Rental inventory consists of collapsible marine shipping containers. Rental inventory is stated at cost, with an estimated useful life of 10 years. Generally, when rental equipment is acquired, the Company estimates the period that it will hold the asset, primarily based on historical measures of the amount of rental activity (e.g. equipment usage) and the targeted age of equipment at the time of disposal. The Company also estimates the residual value of the applicable rental equipment at the expected time of disposal. The residual value for rental equipment is affected by factors which include equipment age and amount of usage. Depreciation is recorded over the estimated holding period. Depreciation rates are reviewed on a quarterly basis based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the time of disposal and the estimated holding periods. Market conditions for used equipment sales can also be affected by external factors such as the economy, natural disasters, fuel prices, supply of similar used equipment, the market price for similar new equipment and incentives offered by manufacturers of new equipment. These key factors are considered when estimating future residual values and assessing depreciation rates. As a result of this ongoing assessment, the Company makes periodic adjustments to depreciation rates of rental equipment in response to changed market conditions. We had an inventory impairment loss of $1,130,000 and $0 at June 30, 2025, and 2024, respectively, related to a decline in the expected net realizable value of the 40 foot containers.

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Accounts Receivable

Accounts receivable is carried at their estimated collectible amounts. Accounts receivable is periodically evaluated for collectability based on past credit history with customers and their current financial condition. During the three months ended September 30, 2025 and 2024, the Company recognized credit losses of $0.

We had an allowance of $13,127 at June 30, 2025, and 2024 and recognized credit losses of $13,127 during the year ended June 30, 2025. As of September 30, 2025 and June 30, 2025, the Company had an allowance of $13,127.

Long-lived Assets

The Company amortizes acquired definite-lived intangible assets over their estimated useful lives. Other indefinite-lived intangible assets are not amortized but subject to annual impairment tests. In accordance with ASC 360 “Property Plant and Equipment,” the Company reviews the carrying value of intangibles subject to amortization and long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Leases

We account for our leases under ASC 842 - Leases. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating leases, and obligations under operating leases, non-current on our balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, adjusted by the deferred rent liabilities at the adoption date. Short-term leases of one year or less are not recognized as ROU assets and liabilities. If our leases do not provide an implicit rate, we use our estimated incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by us as of the specified effective date.

In November 2023, the Financial Accounting Standard Board (“FASB”) issued ASU 2023-07, Improvements to Reportable Segment Disclosures, which amends the existing segment reporting guidance (ASC Topic 280) to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount for other segment items by reportable segment and a description of its composition, the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The Company adopted this standard effective July 1, 2024.

There are no other recently issued accounting pronouncements that we have yet to adopt that are expected to have a material effect on our financial position, results of operations, or cash flows.

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JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

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BUSINESS

Business Overview

GenFlat Holdings, Inc. (formerly Healthcare Business Resources Inc.) (the “Company,” “we,” “our” or “us”), is an early-stage company that developed a more sustainable collapsible marine container (the “GenFlat Container”), that can be collapsed when emptied and stacked in bundles of four collapsed containers that take the same space as a standard marine container. When GenFlat Containers are stacked 4-to-1, they can save up to 75% on: 1) freight costs, terminal handling fees, transloading fees, and other fees; 2) carbon emitted by ocean vessels, trucks, and trains by reducing the number of trips necessary; and 3) space required at ports, container yards, and distribution centers. We operate as a container sales and leasing company and supply GenFlat’s patented marine container primarily to shipping line customers under a variety of short and long-term lease structures.

Company History

On September 9, 2019 (commencement of operations), the Company, operating as Healthcare Business Resources Inc. was organized in Delaware to provide consulting services to healthcare organizations.

On October 18, 2023, the Company entered into a Share Exchange Agreement (“Share Exchange Agreement”) with GenFlat, Inc. (“GenFlat, Inc.”), a Delaware corporation incorporated in Delaware on July 25, 2022, and GenFlat, Inc. stockholders who own 97.22% of the outstanding shares of common stock of GenFlat, Inc. Pursuant to the Share Exchange Agreement, all GenFlat, Inc. stockholders who are parties to the Share Exchange Agreement will receive ninety eight percent (98%) of the issued and outstanding shares of common stock of the Company in exchange for their shares of GenFlat, Inc. common stock on a pro rata basis.

The Share Exchange Agreement closed on December 20, 2023 (the “Closing Date”). Pursuant to the Share Exchange Agreement, and on the terms and subject to the conditions contained therein, at the closing, the Company acquired 97.22% of the outstanding shares of common stock of GenFlat, Inc. from GenFlat, Inc. stockholders who were a party to the Share Exchange Agreement in exchange for 10,438,470 shares of common stock of the Company. Additionally, 110,000 shares of outstanding Company common stock were canceled, resulting in 10,541,500 shares of common stock issued and outstanding as of the Closing Date.

Additionally, at the closing, a change in control of the Company occurred whereby the existing members of the Company’s executive management and Board resigned, and Genflat, Inc.’s designees were appointed as members of the Company’s executive management and Board. Also, Genflat, Inc. paid $77,500 in Company payables and paid the Company’s outstanding balance due on its senior secured convertible credit line.

As a result of the closing of the Share Exchange Agreement, the Company discontinued all aspects of its health care consulting business, and now solely focuses on developing the GenFlat, Inc. business plan. The Company operates globally through its 97.22% owned subsidiary GenFlat, Inc. Further, in accordance with “reverse acquisition” accounting treatment, the historical financial statements of GenFlat, Inc. as of period ends, and for periods ended, prior to the acquisition became the historical financial statements of our Company in all post Share Exchange closing filings with the SEC, and our fiscal year end changed to June 30.

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On February 5, 2024, we filed an Information Statement on Schedule 14C with the U.S. Securities and Exchange Commission (the “SEC”) and distributed the Information Statement to our stockholders of record as of the close of business on January 25, 2024. The purpose of the Information Statement was to notify our stockholders that, pursuant to Sections 228 and 242 of the Delaware General Corporation Law (the “DGCL”), the Board of the Company approved and adopted, and the holders of the majority of the voting power of the Company as of the Record Date approved the following corporate action (the “Corporate Action”):

1.	The amendment to the first article of the Company’s certificate of incorporation (the “certificate of incorporation”) to change the Company’s name from Healthcare Business Resources Inc. to GenFlat Holdings, Inc. (the “name change”).
2.	The amendment to the fourth article of the certificate of incorporation to authorize, but not require, the Board to effect a reverse split of our common stock at a ratio of one-for-one hundred (1:100) (the “reverse split”) at any time prior to the date on which our 2024 annual meeting of stockholders is held, at the sole discretion of the Board. The par value of our common stock will remain $0.001 per share. The number of authorized shares of common stock after the reverse split will be fixed at twenty-five million (25,000,000) shares of common stock.
3.	The amendment (the “2020 Plan Amendment”) to the Company’s 2020 Equity Incentive Plan to increase the number of shares of common stock reserved pursuant to the Company’s 2020 Equity Incentive Plan from 80,000 to 1,500,000 shares of common stock, after giving effect to the reverse split.

On May 9, 2024, the Company’s Board decided to effectuate the reverse split and our Company filed a certificate of amendment to the certificate of incorporation with the State of Delaware to effect the name change and reverse split effective May 17, 2024, at 4:00 p.m. EDT (the “effective date”). Accordingly, at the effective date:

1.	Our Company changed its name from Healthcare Business Resources Inc. to GenFlat Holdings, Inc.
2.	Our CUSIP number changed to 42240P205
3.	The number of our outstanding post-reverse split shares equaled 10,541,500

Unless the context otherwise requires, all references to the “Company,” “GenFlat,” “we,” “our” or “us” and other similar terms means GenFlat Holdings, Inc. and its subsidiaries, and all share amounts and per share amounts have been presented to reflect the Reverse Split effective May 17, 2024. Our principal executive offices are located at 1983 N Berra Blvd, Tooele, UT 84074 and our telephone number 435-830-6979 Our website is www.genflat.com. Information contained on our website does not constitute part of this prospectus.

Our Business Plan

We intend to answer the $20 billion empty container repositioning problem by helping our customers to save money, optimize space, and reduce carbon emissions.

Our business strategy anticipates that our revenue stream will be derived from the sale and lease of our patented collapsible marine container (the “GenFlat Container”). Our GenFlat Container is engineered to be a substitute for the standard marine container. Built from mild steel and Corten, our GenFlat Container exceeds current industry strength and rigidity standards. Once four GenFlat Containers are stacked and locked together, they can be lifted as a single unit, ready for multi-modal transport. GenFlat Containers meet ISO-certified standards (Lloyds Registry). GenFlat Containers reduce repositioning costs, storage space, and carbon emissions compared to standard marine containers. We are partnered with China International Marine Containers (CIMC) in Dalian, China, to manufacture our GenFlat Containers.

We will operate our business in one industry, intermodal transportation equipment, and we will have two business segments:

•	Equipment leasing. Our equipment leasing operations will include the acquisition, leasing, re-leasing and ultimate sale of multiple types of intermodal transportation equipment, primarily intermodal containers.

•	Equipment sales. We contract-manufacture containers and sell these containers to container retailers and users of containers.

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Commencement of Commercial Operations

Manufacturing and marketing of GenFlat containers commenced in September 2023, and we commenced commercial operations in May of 2024. Presently, our commercial operations consist of one rental agreement and two equipment lease agreements to provide GenFlat Containers to a total of three customers, including one agreement entered into in August 2025 and one agreement entered into in September 2025. The lease agreements demonstrate commercial acceptance of our GenFlat Container. Our Company is also in various stages of evaluation with additional customers to lease GenFlat Containers, including shipping lines, retailers, logistics companies, and the United States military.

As of February 3, 2026, our qualified sales pipeline consisted of approximately $400 million in potential contract value, representing prospective customer opportunities that have progressed beyond initial discussions but have not yet resulted in signed contracts. Qualified sales pipeline does not represent committed revenue, backlog, or contracted amounts, and there is no assurance that any portion of our qualified sales pipeline will ultimately result in signed contracts.

Our estimates regarding the potential timing of conversion of our qualified sales pipeline are based on management’s qualitative assessment of each opportunity within the pipeline. In forming these estimates, management considers, among other factors, the current stage of discussions with prospective customers, the scope and complexity of the proposed deployment, the customer’s internal approval, and procurement processes, expected implementation timelines, and management’s experience engaging with similarly situated customers. These assessments are not derived from historical conversion rates or statistical modeling, as we have a limited operating history, and instead reflect management’s current judgment based on the information available as of the date of this prospectus.

Based on management’s current qualitative assessment of the stage and expected customer decision-making processes for opportunities currently within our qualified sales pipeline, we estimate that approximately 28% of potential contract value could convert into signed contracts during calendar year 2026 and approximately 28% of potential contract value could convert into signed contracts during calendar year 2027, with the remainder expected to convert thereafter, if at all. These estimates are forward-looking, reflect management’s current judgment, and are inherently uncertain, particularly given our limited operating history.

The timing and likelihood of conversion of any individual opportunity may vary significantly based on factors outside of our control, including changes in customer priorities, budget availability, procurement timelines, regulatory or contractual requirements, competitive dynamics, and macroeconomic conditions. As a result, actual conversion of our qualified sales pipeline may differ materially from these estimates, and opportunities we currently expect to convert in a particular period may be delayed, reduced in scope, or not convert at all.

Industry Overview

Intermodal- marine containers provide a secure and cost-effective method of transporting raw materials, component parts and finished goods because they can be used in multiple modes of transport. By making it possible to move cargo from a point of origin to a destination without repeated unpacking and repacking, marine containers reduce freight and labor costs. In addition, automated handling of marine containers permits faster loading and unloading of vessels, more efficient utilization of transportation equipment and reduced transit times. The protection provided by sealed marine containers also reduces cargo damage, loss and theft of goods during shipment.

According to Rail Gateway, estimates suggest that over 35 million intermodal containers are actively used in use across global supply chains. In a year defined by disruption, the world’s leading container ports defied expectations – transforming volatility into opportunity to post their strongest growth in nearly a decade. In 2024, total container throughput across the Lloyd’s list “One Hundred Ports” climbed 8.1% reaching 743.6 million TEU’s (Twenty Foot Equivalent Units) – marking a strong rebound following sluggish growth in previous years. The world’s top 20 container ports collectively handled about 416.6 million TEU’s in 2024, a 7.1% increase year over year.

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Leasing marine containers helps shipping lines improve their container fleet efficiency and provides shipping lines with an alternative source of equipment financing. Given the uncertainty and variability of export volumes, and the fact that shipping lines have difficulty in accurately forecasting their marine containers requirements on a day-by-day, port-by-port basis, the availability of marine containers for lease on short notice reduces shipping lines' need to purchase and maintain larger container inventory buffers. In addition, the drop-off flexibility provided by operating leases also allows the shipping lines to adjust their container fleet sizes and the mix of container types in their fleets both seasonally and over time and helps balance their trade flows.

Spot leasing rates are typically a function of, among other things, new equipment prices (which are heavily influenced by steel prices), interest rates and the equipment supply and demand balance at a particular time and location. Average leasing rates on an entire portfolio of leases respond more gradually to changes in new equipment prices or changes in the balance of container supply and demand because lease agreements are generally only re-priced upon the expiration of the lease. The value that lessors receive upon resale of equipment is closely related to the cost of new equipment.

Our Principal Products

Shipping Containers

GenFlat has engineered a 20-foot standard collapsible container, a 40-foot standard container and a 40-foot high-cube collapsible container. GenFlat collapsible intermodal-marine containers exceed international strength and rigidity standards. Intermodal-marine containers are large, standardized steel or aluminum boxes used to transport freight by ship, barge, rail, or truck. Intermodal-marine containers are the primary means by which goods and materials are shipped internationally and domestically.

However, GenFlat Containers are collapsible so that four GenFlat Containers can be stacked, locked together (in stacks of 4) and shipped in the space of one high cube intermodal-marine shipping container. We expect our GenFlat Container fleet to primarily consist of dry containers. A dry container is a steel constructed box with a set of doors on one end. Dry containers are the most widely used type of intermodal container and are used to carry general cargo such as manufactured component parts, consumer staples, electronics and apparel.

When fully loaded, the GenFlat 20-foot standard containers have the same approximate internal dimensions, 96% of capacity and 96% of payload as other intermodal-marine shipping containers 2,438 mm wide and 2,591 mm high, and have a gross rating of 30,480 kgs, tare weight of 2,300 kgs and load capacity of 24,000 kgs).

When fully loaded, the GenFlat 40-foot standard containers have the same approximate internal dimensions, 96% of capacity and 96% of payload as other intermodal-marine shipping containers (2,438mm wide and 2,591mm high, and have a gross rating of 30,480 kgs, tare weight of 3,750 kgs and load capacity of 26,740 kgs).

When fully loaded, the GenFlat 40-foot high-cube containers have the same approximate internal dimensions, 96% of capacity and 96% of payload as other intermodal-marine shipping containers 2,438 mm wide and 2,896 mm high, and have a gross rating of 30,480 kgs, tare weight of 3,900 kgs and load capacity of 26,740 kgs).

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Equipment

GenFlat Containers collapse using either the patented GenFlat Actuator or the GenFlat Genny (patent pending):

1.	The GenFlat Actuator is a hydraulically powered device with electrical controls that attaches to a large top loader, the type of which is typically used to lift move standard shipping containers. The GenFlat Actuator lifts GenFlat Containers and uses a double-action armature on each end to push in or lower down the container end frames when collapsing/expanding. The process to collapse or expand a GenFlat Container takes approximately 80 seconds. The GenFlat Actuator was designed for high-volume environments.

2.	The GenFlat Genny (patent pending), a t-shaped steel apparatus with wheels on the end that affixes to forks of any standard forklift capable of lifting three tons. The Genny lifts GenFlat Container doors into the roof of the container, allowing for the collapsing of the container. The process to collapse or expand a GenFlat Container takes approximately 80 seconds. The GenFlat Genny was designed for low-volume environments.

The GenFlat Container with Actuator or Genny provides three significant benefits:

1.	Cost Savings. Many marine containers are transported empty. Once marine containers are emptied at the destination (e.g., a retailer), the marine containers are returned to the manufacturer or distributor empty. According to our own internal data, we believe the GenFlat Container reduces this repositioning cost by up to 75%, and we expect a typical client to realize a return of investment within approximately eighteen months.

2.	Space Creating. When collapsed, GenFlat Containers reduce overall congestion at ports, terminals, depots, and related storage facilities and remove the burden of finding solutions to capacity constraints. At ports, terminals and yards, twenty GenFlat Containers can be stacked in the traditional space once containing five stacked empty marine containers. On trains, eight GenFlat Containers can be stacked where two could be stacked previously. On trucks, four GenFlat Containers can be stacked replacing one single marine container. On ships, 48,000 GenFlat Containers can be stacked in the place once consumed by 12,000 marine containers.

3.	Carbon Emission Reduction. The use of GenFlat Containers reduces the space required for empty shipping containers to be transported around the world. As a result, there’s reduced fuel consumption, reduced traffic and a significant reduction in emissions and environmental contamination. The GenFlat Container helps reach carbon emissions pledges with minimal investment or disruption.

Our GenFlat Container was recognized as the “Most Inspiring Container Technology Solution” of 2023 at the prestigious Transport and Logistics Conference in the Middle East (Dubai). At the 2024 conference our GenFlat Container won the award for “Game-changer” in container handling. These awards not only underscore our commitment to innovation, sustainability and efficiency, but also the impact our solution can have on revolutionizing the shipping industry.

We have an exclusive Teaming Agreement with China International Marine Containers (CIMC) to manufacture our GenFlat Containers in Dalian, China. We believe we have developed a strong working relationship with CIMC and our management team makes regular trips to Dalian to inspect the manufacturing process and maintain close ties to our contacts there.

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Our Growth, Sales and Marketing Strategy

Our business strategy anticipates that our revenue stream will be derived from the sale and lease of our GenFlat Containers. Our objective is to replace the standard marine container with GenFlat Containers. In order to meet this objective, we are:

•	Utilizing traditional business development strategies to establish and leverage relationships with potential customers including container shipping companies, container leasing companies and the U.S. Military. We are currently identifying prospective clients through the personal and professional relationships of our management team.
•	Building channel partnerships with logistics companies, associations, ports and consultants.
•	Attending conferences, trade shows and other industry events.
•	Utilizing online advertisements through a third-party marketing firm, which has generated significant exposure within the industry.
•	Working to position ourselves as an opinion leader in the field through the creation of media and content; podcasts, articles, essays and other such materials to build good PR for the business and attract interest for our products. This includes possibly exhibiting and speaking at conferences and advertising in trade journals, associations, etc.
•	Working to generate referrals and engaging in word-of-mouth programs to obtain customers.

Our marketing budget is subject to several factors, including our current capital raising efforts, future results of operations and cash flow. If our current capital raising efforts are successful or if our results from operations exceed our expectations over the next twelve months, we expect to significantly increase our marketing budget, which we expect will enable us to increase revenues. We currently have one rental agreement in place with our sole customer for use of GenFlat containers, and we have generated nominal revenue to date pursuant to this rental agreement, as a result, it is difficult to draw any correlation between revenues and marketing expenses.

Our Leases

We expect most of our revenues will be derived from leasing our equipment to customers. Most of our leases will be structured as operating leases, though we also plan to provide customers with finance leases. Regardless of the lease type, we seek to exceed our targeted return on our investments over the life cycle of the equipment by managing utilization, lease rates, and the used equipment sale/purchase process.

Lease Products

Our leased products will be structured to provide numerous operational and financial benefits to our customers. These benefits include:

•	Operating Flexibility. The timing, location and daily volume of cargo movements for a shipping line are often unpredictable. Leasing containers helps customers manage this uncertainty and reduces the requirement for inventory buffers by allowing them to pick up leased equipment on short notice.
•	Fleet Size and Mix Flexibility. The drop-off flexibility included in container operating leases allows customers to more quickly adjust the size of their fleets and the mix of container types in their fleets as their trade volumes and patterns change due to seasonality, market changes or changes in company strategies.
•	Alternative Source of Financing. Container leases provide an additional source of equipment financing to help customers manage the high level of investment required to keep pace with the growth of the asset intensive container shipping industry.

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Operating Leases

Operating leases are structured to allow customers flexibility to pick-up equipment on short notice and to drop-off equipment prior to the end of its useful life. Because of this flexibility, most of our containers will go through several pick-up and drop-off cycles. Our operating lease contracts may specify an upfront payment, a per diem rate for equipment on-hire, a quarterly rate for equipment on-hire, where and when such equipment can be returned, how the customer will be charged for damage and the charge for lost or destroyed equipment, among other things.

We will categorize our operating leases as either long-term leases or service leases. Some leases will have contractual terms that have features reflective of both long-term and service leases. We will classify such leases as either long-term or service leases, depending upon which features we believe are predominant. For example, some leases that provide redelivery flexibility during the lease term will be classified as long-term leases in cases where lessees have made large upfront payments to reduce their lease payment during the lease term or in cases where lessees will incur significant redelivery fees if containers are returned during the lease term. Such leases are generally considered to be long-term leases based on the expected on-hire time and the economic protection achieved by the lease economics. Our long-term leases will generally require our customers to maintain specific units on-hire for the duration of the lease term, and they will provide us with predictable recurring cash flow. Long-term leases typically have initial contractual terms ranging from five to eight or more years. We may offer an option to purchase our containers during the lease term.

Finance Leases

Finance leases will provide our customers with an alternative method to finance their equipment acquisitions. Finance leases are generally structured for specific quantities of equipment, generally require the customer to keep the equipment on-hire for its remaining useful life, and typically provide the customer with a purchase option at the end of the lease term.

Customers

To date, we have generated nominal revenue pursuant to one rental agreement with a customer for use of GenFlat containers. We have also entered into the MarPro Lease and BAFCO Lease, pursuant to which deliveries are expected to begin in the first quarter of 2026.

We expect our customers to be mainly comprised of regional and international shipping lines, though we also expect to lease containers to freight forwarding companies, retailers, and manufacturers. The shipping industry has been consolidating for several years, and further consolidation could increase the portion of our revenues that come from our largest customers. A default by one of our major customers could have a material adverse impact on our business, financial condition and future prospects.

Credit Controls

We plan to monitor our customers’ performance and our lease exposures on an ongoing basis. Our credit management processes will be aided by our broad network of relationships in the shipping industry that provides current information about our customers’ market reputations. Credit criteria may include, but are not limited to, customer payment history, customer financial position and performance (e.g., net worth, leverage, and profitability), trade routes, country of domicile and the type of, and location of, equipment that is to be supplied.

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Competition

We operate in a highly competitive industry. The market for our products is competitive and rapidly changing. We experience competition from large, established intermodal equipment leasing companies possessing large, existing customer bases, substantial financial resources and established distribution channels. We compete with at least four other collapsible intermodal-marine equipment companies in addition to many manufacturers of standard intermodal-marine equipment, and companies offering finance leases as distinct from operating leases. It is common for our prospective customers to utilize several leasing companies to meet their equipment needs. We expect competition to persist and intensify in the future. Competition could result in reduced sales, reduced margins or the failure of our products and services to achieve or maintain more widespread market acceptance, any of which could harm our business and our operating results could be harmed.

While none of our competitors has penetrated the market, a few of our current and potential competitors may have more financial resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their offerings. Our current and potential competitors have more extensive customer bases and broader customer relationships than we have. If we are unable to compete with such companies, the demand for our products and services could substantially decline.

Our competitors compete with us in many ways, including lease pricing, lease flexibility, supply reliability and customer service. In times of weak demand or excess supply, leasing companies often respond by lowering leasing rates and increasing the logistical flexibility offered in their lease agreements. In addition, new entrants into the leasing business are often aggressive on pricing and lease flexibility. Furthermore, customers also have the option to purchase intermodal equipment and utilize owned equipment instead of leasing, relying on their own fleets to satisfy their intermodal equipment needs and even leasing their excess container stock to other shipping companies.

While we are forced to compete aggressively on price, we attempt to emphasize our overall value with efficiency in collapsing and expanding our containers, the strength and durability of our containers, supply reliability and high level of customer service to our customers. We plan to invest heavily to ensure adequate equipment availability in high demand locations, dedicate large portions of our organization to building customer relationships and maintaining close day-to-day coordination with customers’ operating staffs, and have developed self-service systems that allow our customers to transact with us through the Internet.

Suppliers

We do not manufacture any of our products. We have an exclusive Teaming Agreement with China International Marine Containers (“CIMC”) to manufacture GenFlat Containers in Dalian, China. Our team members have developed a strong working relationship with CIMC and make regular trips to Dalian to inspect the manufacturing process and maintain close ties to our contacts there. Nevertheless, defects and quality control lapses in our containers can occur. We intend to work with the manufacturer to correct these defects, and we expect our manufacturer to honor its warranty obligations in such cases.

We estimate that the four largest container manufacturers in China account for more than 90% of global production volume.

Intellectual Property

Our GenFlat Containers have five patents in the United States and two patents in China. Our Actuator has one patent in the United States and one in China. The Genny has patent pending applications in the United States and China, complemented by a filed PCT application. To protect our proprietary rights, we generally rely on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties. Our patents cover the various iterations of our containers, the Actuator, and the Genny, including integral component parts of the container technology.

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Third parties may copy or obtain and use our proprietary ideas, know-how and other proprietary information without authorization or independently develop similar or superior intellectual property. Our competitors may obtain proprietary rights that would prevent, or limit or interfere with our ability to sell our products. If we are found to infringe on the proprietary rights of others, we may be required to incur substantial costs to defend any litigation, cease offering our products, obtain a license from the holder of the infringed intellectual property right or redesign our products.

Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights are still evolving. We cannot be sure of the future viability or value of any of our proprietary rights or of the similar rights of other companies within this market. We cannot be certain that the steps taken by us will prevent misappropriation or infringement of our proprietary information.

Any litigation might result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, results of operations and financial condition.

Research and Development

To date, our total research and development expenses since inception are approximately $1,079,000 and have been focused on designing and developing our collapsible marine containers, Actuators, and Gennies.

Systems and Information Technology

We generally use off-the-shelf technology to operate our business. The efficient operation of our business is highly dependent on our information technology systems to track transactions, bill customers and provide the information needed to report our financial results. Our systems allow customers to facilitate sales orders and drop-off requests on the Internet, view current inventories and check contractual terms in effect with respect to any given container lease agreement. Our systems also maintain a database, which accounts for the containers in our fleet and our leasing agreements, processes leasing and sale transactions, and bill our customers for their use of and damage to our containers. We also use the information provided by these systems in our day-to-day business to make business decisions and improve our operations and customer service.

Environmental and Other Regulation

We are subject to various business impacts associated with environmental regulations, including potential liability due to accidental discharge from our containers, potential equipment obsolescence or retrofitting expenses due to changes in environmental regulations, and increased risk of container performance problems due to container design changes driven by environmental factors.

While we maintain environmental liability insurance coverage, and the terms of our leases and other arrangements for use of our containers place the responsibility for environmental liability on the end user, we still may be subject to environmental liability in connection with our operations. In certain countries like the United States, the owner of a leased container may be liable for the costs of environmental damage from the discharge of the contents of the container even though the owner is not at fault.

Our operations are also subject to regulations promulgated in various countries, including the United States, seeking to protect the integrity of international commerce and prevent the use of equipment for international terrorism or other illicit activities, as well as regulations implementing equipment safety measures. As these regulations develop and change, we may incur increased compliance costs. Violations of these rules and regulations can also result in substantial fines and penalties, including potential limitations on operations or forfeitures of assets. Additionally, we may be affected by future regulation related to supply chain management that could impact our equipment and operations.

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Employees and Human Capital

We presently have two full-time employees, and upon completion of this offering, we will have four full-time employees in the United States. Over the next 12 months, we expect to hire an additional 6-8 employees for sales and marketing purposes. Additionally, from time to time, we may employ additional employees and independent contractors as well as legal, accounting and other specialized professionals to support our sales, marketing, business development and administrative needs. Our team has diverse professional backgrounds, allowing each employee to contribute in myriad ways, allowing us to operate with low overhead. Some of our executive officers and directors are engaged in outside business activities that we do not believe conflict with our business.

Our success will depend on our ability to hire and retain additional qualified marketing, sales, technical and other personnel. Qualified personnel are in high demand. We face considerable competition from other firms for these personnel, many of which have significantly greater resources than we have.

Properties

Our corporate headquarters is in Tooele, Utah. Substantially all our operating activities are conducted from 1,614 square feet of office space that we lease for $1,320 per month. We expect that additional space will be required as our business expands and we believe that we can obtain suitable space as needed.

Legal proceedings

We may from time to time be involved in routine legal matters incidental to our business; however, we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

Emerging Growth Company

We are and we will remain an “emerging growth company” as defined under The Jumpstart Our Business Startups Act, or the JOBS Act, until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1.235 billion, (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a “large accelerated filer” (with at least $700 million in public float) under the Exchange Act.

As an “emerging growth company”, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis” disclosure;
•	reduced disclosure about our executive compensation arrangements;
•	no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced burdens, and thus the information we provide you may be different from what you might receive from other public companies in which you hold securities.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

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Notwithstanding the above, we are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and that had a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a smaller reporting company, at such time as we cease being an emerging growth company, the disclosure we will be required to provide in our SEC filings will increase, but it will still be less than it would be if we were not considered either an emerging growth company or a smaller reporting company. Specifically, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

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MANAGEMENT

Executive Officers, Directors and Significant Employees

Our directors, executive officers, director nominees and executive officer nominees are as follows:

Name	Age	Title
Drew D. Hall	77	Chief Executive Officer/Chief Financial Officer, Chair of the Board of Directors
Garrett R. Hall	47	President
Matthew J. Albanese	73	Chief Commercial Officer nominee
William R. Benz	75	Chief Financial Officer nominee
Jonathan M. Hoch	49	Director nominee
Thomas M. Jenkin	70	Director nominee
Kevin C. Ortzman	59	Director nominee
Robbert J. Van Trooijen	61	Director nominee

The following information sets forth the backgrounds and business experience of the director and executive officers of the Company.

Drew D. Hall. Drew has been serving as our Chief Executive Officer/Chief Financial Officer, and sole Director since December 20, 2023. Upon the completion of this offering, Drew will serve as our Chair of the Board of Directors and will resign as our Chief Financial Officer. Drew has been instrumental in building and developing GenFlat’s strategy since 2019. Additionally, Drew is GenFlat, Inc.’s (and/or its subsidiaries) co-founder and has been serving as its Chief Executive Officer/Chief Financial Officer since January 2018 to present where he has managed operations and finances. Since 2019, Mr. Hall has served as Managing Member of our subsidiary Collapsible Revolution, LLC. Drew is a longtime AICPA member with 40 years practicing as a CPA. He has also been involved in Real Estate development for over 35 years. He is an expert financial and development consultant and has managed multiple successful business ventures. Mr. Hall received his B.S. degree in Accounting from Brigham Young University in 1975.  Drew’s qualifications to serve on our Board include his years practicing as a CPA, his knowledge managing various businesses and his leadership of our Company.

Garrett R. Hall. Garrett has been serving as our President since November 27, 2024. Previously, Garrett served as GenFlat, Inc.’s Chief Operations Officer since December 20, 2023 and as GenFlat, Inc.’s (and/or its subsidiaries) Chief Operations Officer since December 2021 to present where he has provided strategic and advisory expertise in the form of developing and implementing our go-to-market strategy, supporting our sales team, and establishing channel partnerships. From April 2019 to 2023, Garrett served as Co-Founder/Chief Operations Officer at CSQ Index, a market research publication firm serving cannabis and hemp supply chain vendors where he managed operations, conducted customer satisfaction research on supply chain vendors, consulted on customer experience and retention matters, managed research, methodology, vendor relations, government relations, and grower outreach, managed consulting services to ensure vendors received proper feedback on how to improve their products and services, and lead the sales team and tracked all sales goals and opportunities. Garrett has a B.A. in English from Brigham Young University and a Juris Doctor Degree from Case Western Reserve University School of Law.

Matthew J. Albanese. Matt has agreed to serve as our Chief Commercial Officer upon the completion of this offering. Matt has been serving as a consultant of GenFlat, Inc. since July 2024 and is involved in many of our commercial activities. Matt has over 50 years in the corporate world, and for the past 33 years, he has been the owner and CEO of the Everest Group, a full-service executive search firm with deep experience in the shipping industry. The Everest Group is a nationally known firm that works with fortune 50, 100, 500 companies, privately held transportation companies (ocean, rail, air, truck) as well as dedicated third party logistics companies. Throughout his career Matt has assisted his client organizations to continue to expand upon their service offerings and grow in their respective markets. Matt has a BS in Business Logistics & Transportation.

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William R. Benz. Bill has agreed to serve as our Chief Financial Officer upon the completion of this offering. Bill is a proven executive with extensive experience at companies of all types and sizes; from venture-backed startups to large multi-billion revenue companies - both public and private with strengths in developing financial and operational systems, financial and strategic planning, capital budgeting, organization and team building, and corporate financing. Since 2015, Bill has been the founder and CEO of Accelerum Advisors, LLC, a financial consulting and advisory firm that specializes in helping emerging companies overcome their growth challenges. Accelerum Advisors provides its client companies with the tools, the models, the systems, the information, and the intelligence they need to more effectively manage and finance their growing businesses. Since 2024, Bill has served as a CFO consultant on a fractional remote basis to help companies achieve their growth objectives faster and more effectively, and since 2023 he has served as an interim financial executive on a remote basis to help growing companies execute value creation initiatives, delivering improved EBITDA, and other significant improvements. Also, in 2019 Bill founded and became CEO of Advanced Technology Compliant Solutions, LLC to provide state-of-the-art ballistic personal protection products that incorporate patented origami-folding designs along with the use of proprietary advanced materials to create the first real technology advance in personal body protection in decades. Bill has a BS in Electrical Engineering & Computer Sciences from University of California Los Angeles, and an MBA specializing in Finance from California State University Long Beach. He is also a Board Leadership Fellow and Governance Fellow with Chartered Financial Analyst National Association of Corporate Directors.

Jonathan M. Hoch. Jon has agreed to serve as a board member upon the completion of this offering. He has extensive experience in retail logistics, including management positions at Abercrombie & Fitch, The Home Depot, Agility and TBC Corporation. Since August 2016, Jon has served as the Chief Operating Officer at NRS, Inc. where he is responsible for managing supply chain operations for some of North America's largest retailers and manufacturers. He has extensive experience in retail logistics, including management positions at Abercrombie & Fitch, The Home Depot, Agility and TBC Corporation. Also, Jon has served as a Board Member for the Morgan Hoffmann Foundation since January 2023. Jon brings over two decades of experience in logistics and supply chain management. With a strong background in business process improvement and cross-functional team leadership, he has effectively transformed operations in various organizations. His expertise spans third-party logistics, international logistics, and transportation management. Jon has a Bachelor of Arts in Economics from the University of Virginia. Jon’s qualifications to serve on our Board include his extensive experience in retail logistics and expertise in third-party logistics, international logistics, and transportation management.

Thomas M. Jenkin. Tom has agreed to serve as a board member upon the completion of this offering. Tom spent 45 years with Caesars Entertainment, finishing as the Global President. Tom also held positions as General Manager of Harrah’s Laughlin, Senior VP and General Manager of Harrah’s Las Vegas. He ran operations across the entire Caesars portfolio, including 35 domestic properties and 15 international properties. Tom serves on several boards and contributes to his community. Tom’s qualifications to serve on our Board include his extensive business and leadership experience.

Kevin C. Ortzman. Kevin has agreed to serve as a board member upon the completion of this offering. Kevin has over 30 years of comprehensive audit experience leading operational, financial, and business development within CPG – retail, integrated casino resorts, software development, and real estate. He has managed roughly $150M to $1.5B annually, with extensive audit experience. He holds a BA in Business Studies from Stockton University and an MBA from UCLA. Kevin’s qualifications to serve on our Board include his extensive financial and business experience.

Robbert J. Van Trooijen. Robbert has agreed to serve as a board member upon the completion of this offering. Since October 2023, Robbert has worked as a consultant and senior advisor for McKinsey & Company, focused on travel, logistics, and infrastructure. He previously worked for AP Moller-Maersk, from August 2020 to May 2023, as President of Latin America. Robbert has over 35 years of experience in maritime shipping and logistics. Robbert holds an MBA from Erasmus University Rotterdam and completed Executive Leadership Programs at Harvard and Stanford. Robbert’s qualifications to serve on our Board include his extensive business experience in maritime shipping and logistics.

Significant Employees

We have no significant employees other than the officers and director described above.

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Family Relationships

Drew D. Hall is Garrett Hall’s father. There are no other family relationships among our current officers or directors.

Term of Office

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualified. Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers have been involved in any of the proceedings described in Item 401(f) of Regulation S-K.

To the best of our knowledge, there is no material proceeding to which any director or executive officer, affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Board Composition

Currently, our sole director is Drew D. Hall, our Chief Executive Officer and Chief Financial Officer. Upon the completion of this offering, as discussed above, we intend to appoint Jonathan M. Hoch, Thomas M. Jenkin, Kevin C. Ortzman and Robbert J. Van Trooijen, a majority of whom we expect to be “independent” under the rules of Nasdaq and the Exchange Act, to our board of directors so that our board will be composed of directors and meet the independence requirements and other applicable requirements of Nasdaq.

Our common stock is currently quoted on the OTCQB under the symbol “GFLT. Notwithstanding, upon completion of this offering, our Company intends to comply with Nasdaq Listing Rules that would be applicable to our Company if our Company traded on Nasdaq; however, our references to Nasdaq and to Nasdaq Listing Rules in this prospectus and our election to comply with Nasdaq Listing Rules does not guarantee that our shares will be listed on Nasdaq or any other securities exchange after completion of this offering, or ever.

Director Independence

Although we do not currently trade on Nasdaq, our Board has reviewed each of our former and current directors’ relationships with the Company in conjunction with Nasdaq Listing Rule 5605(a)(2) that provides that an “independent director” is ‘a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.’ Our board of directors has affirmatively determined that Drew D. Hall, our sole director is not an independent director that is independent of management or free of any relationship that would interfere with his independent judgment as a member of our board of directors.

The listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) require that independent directors must comprise a majority of a listed company’s Board. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has undertaken a review of the independence of our directors and director nominees and considered whether any director or director nominee has a material relationship with it that could compromise his ability to exercise independent judgment in carrying out his responsibilities. Based upon information requested from and provided by each director and director nominee concerning his background, employment and affiliations, including family relationships, the Board has determined that the following director nominees, Thomas M. Jenkin, Kevin C. Ortzman and Robbert J. Van Trooijen are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director nominee has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our Company’s capital stock by each non-employee director nominee, and any transactions involving them described in the section captioned “Transactions with Related Persons” in this prospectus.

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Board Committees

Our Board currently has no separately designated committees and carries out the functions of an audit committee, a compensation committee and a nominating committee. We do not have an audit committee financial expert serving on our Board. Due to our limited financial resources, we are not in a position to retain an independent director with the qualifications to serve as an audit committee financial expert at this time. Drew D. Hall, our sole director is not “independent” within the meaning of Rule 10A-3 under the Exchange Act and Nasdaq Rules for audit committee purposes.

Upon completion of this offering, our Board will have three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of the committees will operate pursuant to its charter that will be adopted upon completion of this offering.

Audit Committee

Upon the completion of this offering, our Board will have an audit committee, consisting of Kevin C. Ortzman, who will be serving as the Chair, Tom Jenkin and Robert Van Trooijen. Rule 10A-3 of the Exchange Act requires us to have one independent audit committee member upon the listing of our common stock, a majority of independent directors on our audit committee within 90 days of the effective date of this registration statement and an audit committee composed entirely of independent directors within one year of the effective date of this registration statement. Each of Kevin C. Ortzman, Tom Jenkin and Robert Van Trooijen qualify as an independent director under the NASDAQ’s corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that Kevin C. Ortzman qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The primary purpose and powers of the audit committee are to (a) retain, oversee and terminate, as necessary, the auditors of our Company, (b) oversee our Company’s accounting and financial reporting processes and the audit and preparation of our Company’s financial statements, (c) exercise such other powers and authority as are set forth in the charter of the audit committee of the Board, and (d) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the Board. The audit committee also has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

Upon completion of this offering, our Board will have a compensation committee consisting of Robert Van Trooijen, who will be serving as the Chair, Tom Jenkin and Kevin C. Ortzman. The primary purpose and powers of the compensation committee are to (a) review and approve the compensation of the chief executive officer of our Company and all other executive officers of our Company and to make recommendations to the Board of Directors with respect to standards for setting compensation levels, (b) exercise such other powers and authority as are set forth in a charter of the Compensation Committee of Board of Directors, and (c) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the Board of Directors. The compensation committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Nominating and Corporate Governance Committee

Upon completion of this offering, our Board will have a nominating and corporate governance committee consisting of Tom Jenkin, who will be serving as the Chair, Kevin C. Ortzman and Robert Van Trooijen. The primary purpose and powers of the nominating and corporate governance committee are to: (a) determine the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director, (b) identify potential qualified nominees for director and recommend to the Board of Directors for nomination candidates for the Board of Directors, (c) develop our Company’s corporate governance guidelines and additional corporate governance policies, (d) exercise such other powers and authority as are set forth in a charter of the nominating and corporate governance committee of the Board of Directors, and (e) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the Board of Directors. The nominating and corporate governance committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

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Risk Oversight

Our Board takes a company-wide approach to risk management. Our board of directors determines the appropriate risk level for us generally, assesses the specific risks faced by us and reviews the steps taken by management to manage those risks. Presently, our Board has ultimate oversight responsibility for the risk management process given that no board committees have yet been formed.

Upon completion of this offering, the Board will oversee risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board will oversee risks that may affect the business of the Company as a whole, including operational matters. The audit committee will be responsible for oversight of the Company’s accounting and financial reporting processes and will also discuss with management the Company’s financial statements, internal controls and other accounting and related matters. The Compensation Committee will oversee certain risks related to compensation programs and the nominating and corporate governance committee will oversee certain corporate governance risks. As part of their roles in overseeing risk management, these committees will periodically report to the Board regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by the Company.

Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Code of Ethics and Business Conduct

The Board has adopted a code of ethics and business conduct (the “code of ethics”) to apply to all of our directors, officers and employees. The code of ethics is intended to to: (a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company; (c) promote compliance with applicable governmental laws, rules and regulations; (d) promote the protection of Company assets, including corporate opportunities and confidential information; (e) promote fair dealing practices; (f) deter wrongdoing; and (g) ensure accountability for adherence to the code of ethics. A copy of the code of ethics is available at our website www.genflat.com. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

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EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our Named Executive Officers for the fiscal years ended June 30, 2025 and 2024.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Drew D. Hall	2025	$180,000	–	–	–	–	180,000
CEO/CFO, Director	2024	$180,000	–	–	–	–	180,000

Garrett R. Hall(1)	2025	$162,500	–	–	–	–	162,500
President	2024	$150,000	–	–	–	–	150,000

1.	On November 27, 2024, Garrett Hall resigned as the Company’s and GenFlat, Inc.’s Chief Operating Officer and he was appointed as the Company’s and GenFlat, Inc.’s President.

Employee, Severance, Separation and Change in Control Agreements Currently in Effect

Drew Hall Employment Agreement

On December 20, 2023, GenFlat entered into a written employment agreement with Mr. Hall as Chief Executive Officer and Chief Financial Officer providing for an annual salary of $180,000 per year, which is paid in regular installments in accordance with GenFlat’s general payroll practices. On September 24, 2025, the Company entered into a written employment agreement with Mr. Hall as Chief Executive Officer. The employee agreement provides that Mr. Hall’s base salary is $180,000 per year. Upon completion of this offering, Mr. Hall’s base salary will increase to $275,000 per year and he will be eligible for an annual cash bonus of up to $137,500 based on the achievement of certain Company’s objectives, as set forth in his employee agreement and at the discretion of the Compensation Committee of the Board of Directors, in addition to any other equity and bonus compensation to be determined by the Compensation Committee of the Board of Directors from time to time at its sole discretion. Mr. Hall shall be entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future, may be maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. In the event that Mr. Hall leaves the Company’s employment for Good Reason (as defined in his employment agreement) or if the Company terminates his employment without Cause (as defined in his employment agreement), Mr. Hall will be entitled to receive a severance payment equal to twelve (12) months of his base compensation as provided for in his employment agreement. Mr. Hall also serves as a member of our Board with no additional compensation.

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Garrett Hall Employment Agreement

On December 20, 2023, GenFlat entered into a written employment agreement with Mr. Hall as Chief Operating Officer providing for an annual salary of $150,000 per year, which is paid in regular installments in accordance with GenFlat’s general payroll practices. On November 27, 2024, Mr. Hall’s employment agreement was amended solely to reflect his new position as President. Effective January 1, 2025, Mr. Hall’s employment agreement was modified to provide for an annual salary of $175,000 per year, which is paid in regular installments in accordance with GenFlat’s general payroll practices. On September 24, 2025, the Company entered into a written employment agreement with Mr. Hall as its President, and on December 30, 2025, the Company entered into an amended and restated written employment agreement with Mr. Hall as its President. The amended and restated employment agreement provides that Mr. Hall’s base salary is $150,000 per year. Upon completion of this offering, Mr. Hall’s base salary will increase to $275,000 per year and he will be eligible for an annual cash bonus of up to $137,500 based on the achievement of certain Company’s objectives, as set forth in his employee agreement and at the discretion of the Compensation Committee of the Board of Directors, in addition to any other equity and bonus compensation to be determined by the Compensation Committee of the Board of Directors from time to time at its sole discretion. Mr. Hall will also receive a 3% commission on revenue received by the Company for sales/lease transactions entered into and closed with certain entities as set forth in his employment agreement. Upon completion of the Public Offering, Mr. Hall will be granted an equity award in the form of 330,000 restricted stock units that will vest on February 28, 2026. Mr. Hall is entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future may be maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. In the event that Mr. Hall leaves the Company’s employment for Good Reason (as defined in his employment agreement) or if the Company terminates his employment without Cause (as defined in his employment agreement), Mr. Hall will be entitled to receive a severance payment equal to six (6) months of his base compensation as provided for in his employment agreement.

Matthew J. Albanese Employment Agreement

On September 24, 2025, the Company entered into a written employment agreement with Mr. Albanese as its Chief Commercial Officer that will be effective on the completion of this offering, and on December 30, 2025, the Company entered into an amended and restated written employment agreement with Mr. Albanese as Chief Commercial Officer of the Company, effective upon completion of this offering. The amended and restated employee agreement provides that Mr. Albanese’s base salary will be $275,000 per year and he will be eligible for an annual cash bonus of up to $137,500 based on the achievement of certain Company’s objectives, as set forth in his employee agreement and at the discretion of the Compensation Committee of the Board of Directors, in addition to any other equity and bonus compensation to be determined by the Compensation Committee of the Board of Directors from time to time at its sole discretion. Mr. Albanese will also receive a 3% commission on revenue received by the Company for sales/lease transactions entered into and closed with certain entities as set forth in his employee agreement. Mr. Albanese will be granted a sign-on equity award in the form of 330,000 restricted stock units that will vest on February 28, 2026. Mr. Albanese will be entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future may be maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. In the event that Mr. Albanese leaves the Company’s employment for Good Reason (as defined in his employment agreement) or if the Company terminates his employment without Cause (as defined in his employment agreement), Mr. Albanese will be entitled to receive a severance payment equal to six (6) months of his base compensation as provided for in his employment agreement.

William R. Benz Employment Agreement

On September 24, 2025, the Company entered into a written employment agreement with Mr. Benz as its Chief Financial Officer that will be effective on the completion of this offering and on December 30, 2025, the Company entered into an amended and restated written employment agreement with Mr. Benz as Chief Financial Officer of the Company, effective upon completion of this offering. The employee agreement provides that Mr. Benz’s base salary will be $175,000 per year and he will be eligible for an annual cash bonus of up to $87,500 based on the achievement of certain Company’s objectives, as set forth in his employee agreement and at the discretion of the Compensation Committee of the Board of Directors, in addition to any other equity and bonus compensation to be determined by the Compensation Committee of the Board of Directors from time to time at its sole discretion. Mr. Benz will be granted a sign-on equity award in the form of 100,000 stock options that will vest as follows: 50,000 options vest on the option grant date, with the remaining options vesting annually in 25,000 increments on each anniversary of the option grant date. Mr. Benz will be entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future may be maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. In the event that Mr. Benz leaves the Company’s employment for Good Reason (as defined in his employment agreement) or if the Company terminates his employment without Cause (as defined in his employment agreement), Mr. Benz will be entitled to receive a severance payment equal to six (6) months of his base compensation as provided for in his employment agreement.

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Change in Control Benefits

Pursuant to the terms of our Restated 2020 Equity Incentive Plan, our executives are entitled to certain benefits in the event of a change in control of our Company or the termination of their employment under specified circumstances, including termination following a change in control. We believe these benefits help us compete for and retain executive talent and are generally in line with severance packages offered to executives by the companies in our peer group. We also believe that these benefits would serve to minimize the distraction caused by any change in control scenario and reduce the risk that key talent would leave the Company before any such transaction closes, which could reduce the value of the Company if such transaction failed to close.

Termination

Our executives’ employment agreements shall automatically terminate upon (i) their death; (ii) their voluntarily leaving the employ of the Company; (iii) at the Company’s sole discretion, for any reason, with or without cause.

2020 Restated Equity Incentive Plan

We adopted our 2020 Equity Incentive Plan in May 2020, which was subsequently amended and then restated as of September 2024. Under the Restated 2020 Equity Plan, our Company may grant awards to our employees, consultants and directors and such other individuals who are reasonably expected to become employees, consultants and directors. Awards that may be granted under the 2020 Equity Plan include: incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards, performance share awards, cash awards, and other equity-based awards. We have reserved 1,500,000 shares of common stock available for the grant of awards under the 2020 Plan. As of February 3, 2026, 699,900 shares of common stock are issuable upon the exercise of outstanding options at a weighted exercise price of $6.00 per share. Upon the completion of this offering, an additional (i) 140,000 shares of common stock will be issuable upon the exercise of outstanding options to be granted with an exercise price equal to the closing price on the date of completion of this offering, and (ii) 660,000 shares of common stock will be issuable pursuant to restricted stock units to be granted upon the completion of this offering with a February 28, 2026 vesting date.

Pension, retirement or similar benefit plans

There are no annuity, pension or retirement benefits proposed to be paid to the officer or director or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company or any of its subsidiaries.

Stock Option Grants

No Stock Option Grants were made to our named executive officers as of June 30, 2025, our latest fiscal year end.

Outstanding Equity Awards at Fiscal Year End

No equity awards were outstanding for our named executive officers as of June 30, 2025, our latest fiscal year end.

Potential Payments Upon Termination or Change In Control

See “Employee, Severance, Separation and Change in Control Agreements” above.

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Director Compensation

Presently, Drew Hall, our sole director, receives no additional compensation for serving as a director and we do not currently have a formal policy with respect to compensating non-employee directors for service as directors.

Upon completion of this offering, we will adopt a compensation plan to compensate non-employee directors for service as directors substantially as follows.

Cash Compensation

Each non-employee director shall receive an annual cash retainer of $25,000 for their service on the Board. The non-executive chairman of the board, if any, or lead director, if any, shall receive an additional cash retainer of $5,000. The Chairman of any Committee shall receive an additional annual cash retainer as follows: (i) Chairman of the Audit Committee: $10,000; (ii) Chairman of the Compensation Committee: $5,000; (iii) Chairman of the Nominating and Corporate Governance Committee: $5,000. Each non-employee director who serves on the Board or a Committee for less than a full quarterly period shall receive a prorated portion of the annual cash retainer for such quarterly period, determined based on the number of days served during the quarterly period. Each non-employee director shall be entitled to a cash meeting fee for each meeting attended as follows: (i) Board meetings: $500 for each meeting attended; (ii) Committee meetings: $500 for each meeting attended.

Equity Compensation

On the date that a non-employee director is elected or appointed to the Board, the non-employee director shall receive 10,000 non-qualified stock options that vest 25% at the end of every fiscal quarter. On the 15th business day following each annual shareholders meeting, without further action by the Board, each non-employee director then in office shall receive an equity award, pursuant to the Plan as follows: 5,000 Non-qualified stock options that vest 25% at the end of every fiscal quarter. Each non-employee director who is appointed to the Board during the year shall be entitled to a pro-rated annual equity award, determined based on the number of days between the date the non-employee director joins the Board and the anticipated date of the next annual shareholders meeting.

Each non-employee director shall be reimbursed for reasonable travel expenses in connection with their attendance at Board and Committee meetings

Indemnification of Directors and Officers

Each of our certificate of incorporation and our bylaws provide for indemnification of our directors and officers. Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must indemnify against all expenses, liability, and loss incurred in investigating, defending or participating in such proceedings. We have also entered into separate indemnification agreements with our directors and officers.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling our Company pursuant to the foregoing provisions, our Company has been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Compensation Policies and Practices as They Relate to Our Risk Management

No risks arise from our Company’s compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on our Company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership

The following table sets forth information known to us about the beneficial ownership of our common stock on February 3, 2026 by (i) each stockholder known to be the beneficial owner of more than five percent of any class of our voting stock then outstanding; (ii) each current director and director nominee; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes, each person listed in the following table has sole voting power and investment power over the common stock listed as beneficially owned by that person. The percentages reflect beneficial ownership immediately prior to and immediately after the completion of this offering and are based on 10,781,900 shares of our common stock outstanding as of February 3, 2026 and 13,115,233 shares of our common stock outstanding after the completion of this offering.

	Prior to this Offering		After this Offering
	Shares Beneficially Owned (1)		Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent (3)	Number	Percent (3)
5% Stockholders:
Roy Hearrean	1,048,037	9.78%	1,048,037	7.99%
Elda Hearrean	1,048,037	9.78%	1,048,037	7.99%
Contained Resources, LLC(4)	2,115,942	19.74%	2,115,942	16.13%
Charles G. Peterson Living Trust Dated May 25, 2010 (5)	993,400	9.27%	993,400	7.56%
Meraki Partners LLC (6)	1,011,300	9.43%	1,011,300	7.71%
Named executive officers, directors and director nominees:
Drew D. Hall, Chief Executive Officer, Director (7)	2,225,215	20.65%	2,225,215	16.97%
Garrett R. Hall, President (8)	330,000	3.06%	330,000	2.52%
Jonathan M. Hoch, Director nominee (9)	75,000	*	77,500	*
Thomas M. Jenkin, Director nominee (10)	12,418	*	14,918	*
Kevin C. Ortzman, Director nominee (11)	–	–	2,500	*
Robbert J. Van Trooijen, Director nominee (12)	–	–	2,500	*
All Directors and Executive Officers as a group (2/8 persons) (13)	2,555,215	23.69%	3,032,633	23.12%

____________

*        Less than 1% of the outstanding common stock.

(1)	Includes the person’s right to obtain additional shares of common stock within 60 days of February 3, 2026.
(2)	In care of the Company at 1983 N. Berra Blvd., Tooele, Utah 84074.
(3)	If a person listed on this table has the right to obtain additional shares of common stock within 60 days from as of the Closing Date, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

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(4)	Alex Bellehumeur and Linda Bellehumeur are Managing Members of Contained Resources, LLC and each has voting and investment power over these securities.
(5)	Charles G Peterson is the Trustee of the Charles G. Peterson Living Trust Dated May 25, 2010 and has sole voting and investment power over these securities.
(6)	Joel Arberman is the Managing Member of Meraki Partners, LLC and has sole voting and investment power over these securities.
(7)	Includes 99,340 shares of common stock owned by Drew Hall and Theresa Hall and 2,125,876 shares of common stock owned by FEU Collapse, LLC. Drew Hall is the Managing Member of FEU Collapse, LLC and has sole voting and investment power over these securities.
(8)	Includes 330,000 restricted stock units that will vest on February 28, 2026.
(9)	Consists of options to purchase 75,000 shares of common stock and 2,500 shares of common stock immediately prior to and immediately after the completion of this offering, respectively.
(10)	Consists of options to purchase 2,500 shares of common stock immediately after the completion of this offering.
(11)	Consists of options to purchase 2,500 shares of common stock immediately after the completion of this offering.
(12)	Consists of options to purchase 2,500 shares of common stock immediately after the completion of this offering.
(13)	Includes (i) options to purchase 50,000 shares of common stock immediately after the completion of this offering issued to William R. Benz, our Chief Financial Officer nominee; and (ii) 330,000 restricted stock units issued to Matthew J. Albanese, our Chief Commercial Officer nominee that will vest on February 28, 2026.

Change in Control Arrangements

We are not aware of any arrangements that could result in a change of control.

Transactions with Related Persons

Except as described below and except for employment arrangements which are described under the section entitled “Executive Compensation,” during our last three completed fiscal years, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets, and any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

•	The Company’s President, Garrett Hall, is the son of Drew Hall, the Company’s CEO. See “Executive Compensation” for more information.
•	On December 4, 2025, the Company entered into a promissory note agreement with the Company’s CEO Drew Hall for a total principal of $32,500. The Company will pay 8% per annum, until the total principal is paid in full. The note matures on December 15, 2027, and has no default interest rate.
•	On November 25, 2025, the Company entered into a promissory note agreement with a significant shareholder for a total principal of $75,000. The Company will pay 9% per annum, until the total principal is paid in full. The note matures on August 22, 2026, and has no default interest rate.
•	On November 3, 2025, the Company entered into a promissory note agreement with the Company’s CEO Drew Hall for a total principal of $20,000. The Company will pay 8% per annum, until the total principal is paid in full. The note matures on December 15, 2027, and has no default interest rate.
•	On October 24, 2025, the Company entered into a promissory note agreement with the Company’s CEO Drew Hall for a total principal of $40,000. The Company will pay 8% per annum, until the total principal is paid in full. The note matures on November 15, 2027, and has no default interest rate.
•	On October 8, 2025, the Company entered into a promissory note agreement with the Company’s CEO Drew Hall for a total principal of $50,000. The Company will pay 8% per annum, until the total principal is paid in full. The note matures on November 15, 2027 and has no default interest rate.
•	On September 15, 2025, the Company entered into a promissory note agreement with the Company’s CEO Drew Hall for a total principal of $35,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note matures on November 15, 2027 and has no default interest rate.
•	On September 2, 2025, the Company entered into a promissory note agreement with the Company’s CEO Drew Hall for a total principal of $75,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note matures on November 2, 2027 and has no default interest rate.
•	As of June 30, 2025, June 30, 2024, and June 30, 2023, GenFlat owed $0, $8,731, and $8,731 in advances to Drew Hall, Chief Executive Officer of the Company. These advances were repaid by the Company in full in August 2024.
•	During the year ended June 30, 2024, the Company entered into three promissory note agreements with Drew Hall, Chief Executive Officer of the Company, for a total principal of $205,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note has no maturity date and no default interest rate. During the years ended June 30, 2025 and June 30, 2024, the Company repaid $105,000 and $100,000, respectively. As of June 30, 2025 and June 30, 2024, the balance owed on the note was $0 and $105,000. Accrued interest on the note was $0 and $260 as of June 30, 2025 and June 30, 2024, respectively.

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•

On October 1, 2024, the Company entered into a promissory note agreement with a significant shareholder for a total principal of $50,000. The Company will pay 10.00% per annum, until the total principal is paid in full. The note has a maturity date of November 1, 2024 and a default interest rate of 18%. During the year ended June 30, 2025, the Company repaid a total of $50,000 on the promissory note agreement and $573 of accrued interest. As of June 30, 2025, the balance owed on the note was $0.

•	In May 2022, Collapsible Revolution, LLC entered into a consulting agreement with an advisor for consulting services related to public market listing of the Company. The Company paid $20,000 in cash to the consultant and agreed to pay an additional $20,000 upon filing of a prospectus, $25,000 upon effectiveness of such prospectus, and $25,000 upon public listing of the Company’s shares of common stock. The Company also agreed to issue 10% of the outstanding common shares of the Company to the consultant. The consultant formed GenFlat, Inc. in July 2022, and was its sole officer and Director until the closing of a reverse merger. The consultant held 1,000,000 shares of common stock of the Company that were issued at par value upon formation of GenFlat. At the time of the reverse merger, the consultant resigned as a Director and Officer, and amended the consulting agreement to remove the equity consideration described above. The consultant was paid $70,000 as a transaction fee as a result of the Share Exchange between GenFlat and the Company. This consultant was also a shareholder of the Company, and the holder of the Senior Secured Line of Credit.
•	Pursuant to the Share Exchange Agreement, on the closing date, the Company’s outstanding note receivable from PointClear Solutions, Inc. in the approximate amount of $98,438 (as of the closing date) was assigned to Stephen Epstein, the Company’s former Chief Executive Officer, in consideration of (i) his resignation from any and all Company positions, including, but not limited to, CEO and member of the Board on the Closing Date, and (ii) his delivery to the Company of 110,000 shares of Company common stock held in his name, all of which were cancelled on the Closing Date. See “Business – Company History” for more information.
•	The Company maintains an operating lease for its office space with an entity related to Drew Hall, Chief Executive Officer of the Company. The lease has a remaining term of 18 months. On January 3, 2025, the Company extended the operating lease for its office space to expire on January 31, 2026, and agreed to pay $1,320 on a monthly basis. See Note 5 to the Consolidated Financial Statements included in this Registration Statement.
•	On October 1, 2024, the Company entered into a promissory note agreement with a significant shareholder for a total principal of $50,000. The Company will pay 10.00% per annum, until the total principal is paid in full. The note has a maturity date of November 1, 2024 and a default interest rate of 18%. During the year ended June 30, 2025, the Company repaid a total of $50,000 on the promissory note agreement and $573 of accrued interest. As of June 30, 2025, the balance owed on the note was $0.

Policies and Procedures for Related-Party Transactions

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our Board reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest and adherence to standards of business conduct. We presently have no independent directors on our Board. Mr. Drew D. Hall is our sole director.

Upon the completion of this offering, our audit committee will consider and approve or disapprove any related person transaction as required by NASDAQ regulations pursuant to the provisions of the audit committee charter of the Board of Directors.

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DESCRIPTION OF OUR SECURITIES

The following description of our Company’s capital stock and provisions of our amended and restated certificate of incorporation (“certificate of incorporation” or “charter”) and our amended and restated bylaws (“bylaws”) are summaries and are qualified by reference to our Company’s certificate of incorporation and bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

The Company’s authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast. Holders of our common stock are entitled to receive dividends when, as and if declared by our Board out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive on a proportional basis any assets remaining available for distribution after payment of our liabilities. Holders of common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Anti-Takeover Provisions

Certain of our charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our executive officers, and certain members of our Board, could lower the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Charter and Bylaw Provisions

Our certificate of incorporation and bylaws contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;
•	empower our Board to fill any vacancy on our Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;
•	provide that our Board is expressly authorized to adopt, amend or repeal our bylaws; and
•	provide that our directors will be elected by a plurality of the votes cast in the election of directors.

These provisions could lower the price that future investors might be willing to pay for shares of our common stock.

Delaware Law

Section 203 of the DGCL is applicable to takeovers of certain Delaware corporations, including us. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; or
•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

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Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the certificate of incorporation or bylaws, effective 12 months after adoption. Our certificate of incorporation and bylaws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our common stock and deprive stockholders of opportunities to realize a premium on shares of common stock held by them.

Contractual Provisions

Our employee stock option agreements and other equity award agreements may include change-in-control provisions that allow us to grant options or stock purchase rights that may become vested immediately upon a change in control. The terms of change of control provisions contained in certain of our senior executive employee agreements may also discourage a change in control of our Company.

Our Board also has the power to adopt a stockholder rights plan that could delay or prevent a change in control of our Company even if the change in control is generally beneficial to our stockholders. These plans, sometimes called “poison pills,” are oftentimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors. If our Board adopts such a plan, it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

Exclusive Forum Provision

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of our Company;
•	any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Company to the Company or the Company's stockholders;
•	any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these by-laws; or
•	any action asserting a claim governed by the internal affairs doctrine;

in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of Section 7.06 of our Bylaws is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 7.06 of our Bylaws (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section.

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Notwithstanding the above, the federal district court for the District of Delaware shall be the sole and exclusive forum for (i) any actions, claims or proceedings brought to enforce a duty or liability created by the Exchange Act or the Securities Act, unless the Corporation consents in writing to the selection of an alternative forum; or (ii) any other claim for which the federal courts have exclusive jurisdiction.

The enforceability of similar choice of forum provisions in other companies’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in such action.

These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, Securities Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our founder, executive officers, and certain members of our Board, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Trading Market

There is currently a limited public trading market for our common stock. Our common stock was quoted on the OTC Pink under the symbol “GFLT.” On February 2, 2026, the last reported sales price for our common stock as quoted on the OTC Pink was $10.42 per share. Quotes of stock trading prices on an over-the-counter marketplace may not be indicative of the market price on a national securities exchange. There is a limited public trading market for our common stock.  Our common stock has been approved for trading on the OTCQB under the symbol “GFLT” and commenced trading on the OTCQB on February 3, 2026. No assurance can be given that a trading market will develop, if developed, that it will be sustained, or that the trading prices of our common stock on the OTC Pink will be indicative of the trading prices of our common stock on the OTCQB.

Transfer Agent

The Company’s transfer agent is VStock Transfer LLC with an address of 18 Lafayette Place, Woodmere, New York, NY 11598.

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SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock. Upon completion of this offering, we will have an aggregate of 13,115,233 shares of common stock issued and outstanding. Of these shares, all of the common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act, or Rule 144, may be sold only in compliance with the limitations described below. A portion of the remaining shares of common stock held by our existing shareholders are “restricted securities” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including, among others, the exemptions provided by Rule 144. As a result of the contractual 90-day lock-up period described in “Underwriting” and the provisions of Rules 144, these shares will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, the shares of common stock sold in this offering will be immediately available for sale in the public market;
•	beginning 90 days after the date of this prospectus respectively, 7,244,649 additional shares of common stock may become eligible for sale in the public market upon the satisfaction of certain conditions as set forth in “Lock-Up Agreements,” all of which shares would be held by our affiliates and subject to the volume and other restrictions of Rule 144, as described below;
•	the remainder of the shares of common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her securities without registration and without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In addition, under Rule 144, a person (or persons whose securities are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, may sell his or her securities without registration, subject to the continued availability of current public information about us after only a six-month holding period. Any sales by affiliates under Rule 144, even after the applicable holding periods, are subject to requirements and/or limitations with respect to volume, manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, any of our shareholders who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement before we became subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, is eligible to resell those shares in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144, and a non-affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and without regard to the volume of such sales or the availability of public information about the issuer.

Lock-up Agreements

All of our directors and executive officers and certain holders of our outstanding common stock will sign lock-up agreements in connection with this offering pursuant to which, subject to certain exceptions, they agreed not to offer, issue, sell, contract to sell, encumber, for the sale of or otherwise dispose of any securities of the Company for a period of 90 days after this offering is completed without the prior written consent of Craig-Hallum.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary also does not address the tax considerations arising under the laws of any state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or rising out of other non-income tax rules. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
•	persons subject to the alternative minimum tax or the tax on net investment income;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;
•	tax-exempt organizations or governmental organizations;
•	pension plans and tax-qualified retirement plans;
•	partnerships or other entities or arrangements treated as partnership for U.S. federal income tax purposes (and investors therein);
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	certain former citizens or long-term residents of the United States;
•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;
•	persons who hold or receive our common stock pursuant to the exercise of any option or otherwise as compensation;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Partnerships holding our common stock and partners in such partnerships should consult their own tax advisor regarding the tax consequences of the ownership and disposition of our common stock to them.

This summary is for informational purposes only and is not tax advice. Each non-U.S. holder is urged to consult its own tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation, as well as any tax consequences of the ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

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Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a United States person U.S. person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock following the completion of this offering. However, if we do make distributions of cash or property on our common stock to non-U.S. holders, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will first constitute a return of capital and will reduce each non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any additional excess will then be treated as capital gain from the sale of stock, as discussed under “Gain on Taxable Disposition of Common Stock.”

Subject to the discussions below on effectively connected income, any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. In order to receive a reduced treaty rate, such non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced treaty rate prior to payment of a dividend. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty that does not timely furnish the required documentation may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If such non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Each non-U.S. holder should consult its own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a non-U.S. holder that are treated as effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable) are generally exempt from the 30% U.S. federal withholding tax described above. To claim this exemption, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally will be subject to U.S. federal income tax on a net income basis in the same manner and at the same rates as a United States person. In addition, if a non-U.S. holder is a corporation, dividends such non-U.S. holder receives that are effectively connected with its conduct of a U.S. trade or business, as adjusted for certain items, may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Each non-U.S. holder should consult its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including any applicable tax treaties that may provide for different rules.

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Gain on Disposition of Common Stock

Subject to the discussions below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act (FATCA)”, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•	shares of our common stock constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively held more than five percent of our common stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock.

A non-U.S. holder generally will be subject to U.S. federal income tax on gain described in the first bullet point above on a net income basis in the same manner and at the same rates as a United States person, and a corporate non-U.S. holder also may be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A non-U.S. holder described in the second bullet above will be required to pay a flat 30% U.S. federal income tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange, or other taxable disposition, which gain may be offset by certain U.S. source capital losses of the non-U.S. holder for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply and provide for different terms.

Information Reporting and Backup Withholding

Payments of dividends on our common stock may be subject to backup withholding unless the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld.

Proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (FATCA)

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and the Treasury Regulations promulgated thereunder (such Sections and applicable Treasury Regulations commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers (including applicable withholding agents) generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

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UNDERWRITING

The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of securities listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased. Craig-Hallum Capital Group LLC is the underwriter for the offering.

Underwriter	Number of Shares of Common Stock
Craig-Hallum Capital Group LLC	2,333,333
Total

The underwriter has advised us that it proposes to offer the shares to the public at a price of $3.00 per share. The underwriter proposes to offer the shares to certain dealers at the same price less a concession of not more than $0.107 per share. After the offering, these figures may be changed by the underwriter.

The shares of common stock sold in this offering are expected to be ready for delivery against payment in immediately available funds on or about February 4, 2026, subject to customary closing conditions. The underwriter may reject all or part of any order.

Commissions and Discounts

The table below summarizes the underwriting discounts that we will pay to the underwriter. In addition to the underwriting discount, we have agreed to pay up to $125,000 of the fees and expenses of the underwriter, which may include the fees and expenses of counsel to the underwriter.

Except as disclosed in this prospectus, the underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110. The underwriting discount was determined through an arms’ length negotiation between us and the underwriter.

	Per Share	Total
Underwriting discount to be paid by us(1)	$0.177	$414,000

(1) This amount excludes the value of the underwriter’s warrant.

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $250,000. This includes $125,000 of fees and expenses of the underwriter. These expenses are payable by us.

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Underwriter’s Warrant

We have agreed to, upon the closing of this offering issue to the underwriter or the underwriter’s designee(s) to purchase a number of shares of common stock equal to 5% of the total number of shares of common stock sold in this offering. The underwriter’s warrants will be exercisable at 115% of the public offering price to the public and may be exercised on a cashless basis. The underwriter’s warrants are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing with the effective date of the registration statement related to this offering.

The underwriter’s warrants and the shares of common stock underlying the underwriter’s warrants will be deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The underwriter, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the underwriter’s warrants or the securities underlying the underwriter’s warrants, nor will the underwriter engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriter’s warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the underwriter’s warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The underwriter’s warrants will provide for adjustment in the number and price of the underwriter’s warrants and the shares of common stock underlying such underwriter’s warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Indemnification

We also have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We, each of our directors and officers and certain of our shareholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of 90 days after the date of this prospectus. The lock-up agreements that our directors, officers and certain of our shareholders have entered into and our lock-up pursuant to the underwriting agreement provide limited exceptions and their restrictions may be waived at any time by the underwriter. Notwithstanding the restrictions set forth herein, directors and officers are permitted to sell shares of the common stock pursuant to a written trading plan entered into in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy.

Determination of Offering Price

The public offering price of the shares was determined by negotiation between us and the underwriter. The principal factors considered in determining the public offering price of the shares included:

•	the information in this prospectus and otherwise available to the underwriter, including our financial information;
•	the history and the prospects for the industry in which we compete
•	the ability and experience of our management
•	the prospects for our future earnings
•	the present state of our development and our current financial condition
•	the general condition of the economy and the securities markets in the United States at the time of this public offering
•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
•	other factors as were deemed relevant

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We cannot be sure that the public offering price will correspond to the price at which the shares of common stock will trade in the public market following this offering or that an active trading market for the shares of common stock will develop or continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may create a short position in our common stock for its own accounts by selling more shares of common stock than we have sold to the underwriter. The underwriter may close out any short position by purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

The underwriter or syndicate members may facilitate the marketing of this offering online directly or through one of their respective affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter has in the past, and may in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has in the past, and may in the future, receive customary fees and commissions for these transactions.

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In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.

Trading Market

Our common stock has been approved for trading on the OTCQB under the symbol “GFLT” and commenced trading on the OTCQB on February 3, 2026. No assurance can be given that a trading market will develop, if developed, that it will be sustained, or that the trading prices of our common stock on the OTC Pink will be indicative of the trading prices of our common stock on the OTCQB.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Selling Restrictions

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriter is not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive

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For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

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Any offer in Australia of the shares may only be made to persons, the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

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LEGAL MATTERS

The validity of the common stock offered by us in this offering will be passed upon for us by David M. Bovi, P.A., Palm Beach Gardens, FL. Faegre Drinker Biddle & Reath LLP is acting as counsel for the underwriters with respect to the offering.

EXPERTS

The consolidated financial statements for the years ended June 30, 2025 and 2024, included in this prospectus will be so included in reliance on the report of M&K CPAS, PLLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our counsel, David M. Bovi, P.A., holds 5,000 shares of our common stock with an approximate value of $52,100 (based on the closing price of our common stock on February 2, 2026).

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed, which is deemed not to be incorporated by reference in this Registration Statement). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any of the filings incorporated by reference at no cost, if you submit a request to us by writing or telephoning us at the following mailing address or telephone number:

GenFlat Holdings, Inc.

1983 N Berra Blvd

Toole, UT 84074

Attn: Drew D. Hall

dhall@genflat.com

435-830-6979

Copies of these documents may also be accessed free of charge on our website at https://www.genflat.com/investor-information/

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available on the website of the Securities and Exchange Commission at http://www.sec.gov.

We maintain a website at https://www.genflat.com. Information contained in or accessible through our website is not and should not be considered a part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock.

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PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

GenFlat Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2025	June 30, 2025
Assets

Current Assets:
Cash	$31,511	$49,830
Accounts receivable	6,120	–
Prepaid expenses	35,557	20,514
Total current assets	73,188	70,344

Property and equipment, net	201	403
Right of use asset, operating lease	19,576	22,989
Intangible assets, net	40,446	48,580
Rental inventory, net	525,033	543,737
Total Assets	$658,444	$686,053

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities	$182,725	$113,026
Note payable – related party, current	100,000	–
Notes payable – current	157,974	57,974
Right of use liability, operating lease, current	19,576	22,989
Total current liabilities	460,275	193,989

Notes payable – related party, non-current	110,000	–
Notes payable – non current	–	199,996
Total Liabilities	570,275	393,985

Commitments and contingencies	–	–

Stockholders' Equity:
Common stock, $0.001 par value 25,000,000 shares authorized, 10,758,234 and 10,721,568 shares issued and outstanding, respectively	10,758	10,721
Additional paid-in capital	8,260,792	7,841,135
Subscription payable	142,000	262,000
Accumulated deficit	(8,316,789)	(7,818,388)
Total Stockholders' equity attributable to GenFlat Holdings, Inc.	96,761	295,468
Noncontrolling interest	(8,592)	(3,400)
Total stockholders’ equity	88,169	292,068
Total Liabilities and Stockholders' Equity	$658,444	$686,053

See accompanying notes to the unaudited consolidated financial statements.

F-1

GenFlat Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024

Revenue	$6,120	$7,894
Cost of revenue	21,070	53,194
Gross profit	(14,950)	(45,300)

Operating expenses:
Research and development	–	36,000
General and administrative	485,464	1,685,747
Total operating expenses	485,464	1,721,747

Loss from operations	(500,414)	(1,767,047)

Other income (expense):
Interest expense	(7,490)	(1,357)
Gain on settlement of liabilities	4,311	–
Other income	–	2
Total other income (expense)	(3,179)	(1,355)

Net loss	(503,593)	(1,768,402)
Noncontrolling interest	(5,192)	(4,461)
Net loss attributable to GenFlat Holdings, Inc.	$(498,401)	$(1,763,941)

Loss per share – basic and diluted attributable to GenFlat Holdings, Inc.	$(0.05)	$(0.17)
Loss per share - basic and diluted attributable to noncontrolling interest.	$(0.00)	$(0.00)

Weighted average shares outstanding – basic and diluted	10,732,111	10,446,062

See accompanying notes to the unaudited consolidated financial statements.

F-2

GenFlat Holdings, Inc.

Consolidated Statements of Stockholders' Equity

For the Periods Ended September 30, 2025 and 2024

(Unaudited)

	Common Stock		Paid In	Stock	Accumulated		Noncontrolling
	Shares	Amount	Capital	Payable	Deficit	Total	Interest	Total

Balance, June 30, 2024	10,548,191	$10,548	$4,615,732	$–	$(3,150,354)	$1,475,926	$42,112	$1,518,038
Common stock sold for cash	56,333	56	137,944	–	–	138,000	–	138,000
Stock-based compensation	–	–	1,485,719	–	–	1,485,719	–	1,485,719
Net loss	–	–	–	–	(1,763,941)	(1,763,941)	(4,461)	(1,768,402)
Balance, September 30, 2024	10,604,524	$10,604	$6,239,395	$–	$(4,914,295)	$1,335,704	$37,651	$1,373,355

Balance, June 30, 2025	10,721,568	$10,721	$7,841,135	$262,000	$(7,818,388)	$295,468	$(3,400)	$292,068
Common stock sold for cash	20,000	20	119,980	(120,000)	–	–	–	–
Common stock issued for settlement of liabilities	16,666	17	99,979	–	–	99,996	–	99,996
Stock-based compensation	–	–	199,698	–	–	199,698	–	199,698
Net Loss	–	–	–	–	(498,401)	(498,401)	(5,192)	(503,593)
Balance, September 30, 2025	10,758,234	$10,758	$8,260,792	$142,000	$(8,316,789)	$96,761	$(8,592)	$88,169

See accompanying notes to the unaudited consolidated financial statements.

F-3

GenFlat Holdings, Inc.

Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2025 and 2024

(Unaudited)

	September 30, 2025	September 30, 2024

Cash Flows from Operating Activities:
Net loss	$(503,593)	$(1,768,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	8,336	8,336
Stock-based compensation expense	199,698	1,485,719
Rental inventory – depreciation expense	18,704	39,750
Gain on settlement of liabilities	(4,311)	–
Changes in operating assets and liabilities:
Accounts receivable	(6,120)	(2,659)
Prepaid expenses	(15,043)	–
Right of use asset	3,413	3,425
Accounts payable and accrued liabilities	74,010	7,608
Right of use liabilities	(3,413)	(3,425)
Net cash used in operating activities	(228,319)	(229,648)

Cash Flows from Investing Activities:
Purchases of property and equipment	–	–
Net cash used in investing activities	–	–

Cash Flows from Financing Activities:
Repayment of related party advances	–	(8,731)
Repayment of notes payable – related party	–	(50,000)
Proceeds from notes payable	–	99,996
Proceeds from notes payable – related party	210,000	17,000
Proceeds from sale of common stock	–	138,000
Net cash provided by financing activities	210,000	196,265

Net change in cash	(18,319)	(33,383)

Cash, at beginning of period	49,830	38,971

Cash, at end of period	$31,511	$5,588

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

Noncash Financing activities
Common stock issued for settlement of liabilities	$99,996	$–

See accompanying notes to the unaudited consolidated financial statements.

F-4

GenFlat Holdings, Inc.

Notes to Consolidated Financial Statements

For the period ended September 30, 2025

(Unaudited)

NOTE 1. NATURE OF BUSINESS AND GOING CONCERN

On September 9, 2019 (commencement of operations), GenFlat Holdings, Inc. (formerly Healthcare Business Resources Inc.), a domestic corporation was organized in Delaware to provide consulting services to healthcare organizations. Unless the context otherwise requires, all references to “GenFlat” “Company,” “we,” “our” or “us” and other similar terms means GenFlat Holdings, Inc. (formerly Healthcare Business Resources Inc.), and its subsidiaries.

On October 18, 2023, the Company entered into a Share Exchange Agreement (“Share Exchange Agreement”) with GenFlat, Inc. (“GenFlat, Inc.”), a Delaware corporation, and GenFlat, Inc. shareholders who own 97.1% of the outstanding shares of common stock of GenFlat, Inc. Pursuant to the Share Exchange Agreement, all GenFlat, Inc. shareholders who are parties to the Share Exchange Agreement will receive ninety eight percent (98%) of the issued and outstanding shares of common stock of the Company in exchange for their shares of GenFlat, Inc. common stock on a pro rata basis.

The Share Exchange Agreement closed on December 20, 2023. Pursuant to the Share Exchange Agreement, and on the terms and subject to the conditions contained therein, at the closing, the Company acquired 97.22% of the outstanding shares of common stock of GenFlat, Inc. from GenFlat, Inc. stockholders who were a party to the Share Exchange Agreement in exchange for 10,438,470 shares of common stock of the Company. Additionally, 110,000 shares of outstanding Company common stock were canceled, resulting in 10,541,500 shares of common stock issued and outstanding as of the closing date.

As a result of the closing of the Share Exchange Agreement, the Company discontinued all aspects of its health care consulting business, and the Company is now focused on developing the GenFlat business plan. GenFlat is a start-up company that developed a more sustainable collapsible marine container, replacing traditional standard marine containers. GenFlat operates as a container sales and leasing company and supplies GenFlat’s patented marine container primarily to shipping line customers under a variety of short and long-term lease structures. In accordance with “reverse acquisition” accounting treatment, the historical financial statements of GenFlat, Inc. as of period ends, and for periods ended, prior to the acquisition became the historical financial statements of the Company in all future filings with the SEC, and the Company’s fiscal year end became June 30. All prior period information presented within this filing is of GenFlat, Inc. historical operations. The Company changed its name from Healthcare Business Resources Inc. to GenFlat Holdings, Inc. to better reflect its new business operations.

Unless the context otherwise requires, all references to “GenFlat” “Company,” “we,” “our” or “us” and other similar terms means GenFlat Holdings, Inc. (formerly Healthcare Business Resources Inc.), and its subsidiaries.

Liquidity and Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At September 30, 2025 the Company had not yet achieved consistent profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has initiated a formal sales and marketing plan including direct email campaigns, industry events, and business to business digital advertising to generate sales. The Company also intends to raise funds through an equity offering to meet the capital requirements to manufacturer its products. However, there is no assurance of additional funding being available through these plans or other sources.

F-5

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended June 30, 2025, which was filed with the Securities and Exchange Commission (“SEC”) on September 19, 2025. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been omitted from this Quarterly Report on Form 10-Q pursuant to the rules and regulations of the SEC.

Results for the interim periods in this report are not necessarily indicative of future financial results and have not been audited by our independent registered public accounting firm. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments necessary to present fairly our interim financial statements as of September 30, 2025, and for the three months ended September 30, 2025 and 2024. These adjustments are of a normal recurring nature and consistent with the adjustments recorded to prepare the annual audited consolidated financial statements as of June 30, 2025.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary, GenFlat, Inc., and its wholly-owned subsidiaries Collapsible Revolution, LLC, and Sub Oceanic Genflat LLC. All intercompany accounts, transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

Accounts Receivable and the Allowances for Credit losses

Accounts receivable are recorded in the period when the right to receive payment or other consideration becomes unconditional. Accounts receivable are recorded at the invoiced amount and do not earn interest. The Company maintains an allowance for credit losses based upon the best estimate of probable credit losses in existing accounts receivable. The Company determines the allowance based upon individual accounts when information indicates the customers may have an inability to meet their financial obligations, as well as historical collection and write-off experience. As of September 30, 2025 and June 30, 2025, the Company had an allowance of $13,127. During the three months ended September 30, 2025 and 2024, the Company recognized credit losses of $0.

F-6

Rental Inventory

Rental inventory consists of collapsible marine shipping containers. Rental inventory is stated at cost, with an estimated useful life of 10 years. Generally, when rental equipment is acquired, the Company estimates the period that it will hold the asset, primarily based on historical measures of the amount of rental activity (e.g. equipment usage) and the targeted age of equipment at the time of disposal. The Company also estimates the residual value of the applicable rental equipment at the expected time of disposal. The residual value for rental equipment is affected by factors which include equipment age and amount of usage. Depreciation is recorded over the estimated holding period. Depreciation rates are reviewed on a quarterly basis based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the time of disposal and the estimated holding periods. Market conditions for used equipment sales can also be affected by external factors such as the economy, natural disasters, fuel prices, supply of similar used equipment, the market price for similar new equipment and incentives offered by manufacturers of new equipment. These key factors are considered when estimating future residual values and assessing depreciation rates. As a result of this ongoing assessment, the Company makes periodic adjustments to depreciation rates of rental equipment in response to changed market conditions. During the three months ended September 30, 2025 and 2024, the Company recognized an impairment loss of $0 related to the decline in the expected net realizable value of the Company’s 40 foot containers.

Long-Lived Assets

The Company amortizes acquired definite-lived intangible assets over their estimated useful lives. Other indefinite-lived intangible assets are not amortized but subject to annual impairment tests. In accordance with ASC 360 “Property Plant and Equipment,” the Company reviews the carrying value of intangibles subject to amortization and long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Revenue Recognition

The Company is principally engaged in the business of renting equipment. Equipment rental revenue includes revenue generated from renting equipment to customers and is recognized on a straight-line basis over the length of the rental contract. As part of this straight-line methodology, when the equipment is returned, the Company recognizes as incremental revenue the excess, if any, between the amount the customer is contractually required to pay, which is based on the rental contract period applicable to the actual number of days the equipment was out on rent, over the cumulative amount of revenue recognized to date. In any given accounting period, the Company will have customers return equipment and be contractually required to pay more than the cumulative amount of revenue recognized to date under the straight-line methodology. Also included in equipment rental revenue is re-rent revenue in which the Company will rent specific pieces of equipment from vendors and then re-rent that equipment to its customers. Provisions for discounts, rebates to customers and other adjustments are provided for in the period the related revenue is recorded.

The Company’s sale of rental and new equipment, parts and supplies to customers are recognized under ASC Topic 606, Revenue from Contracts with Customers, (“Topic 606”). The Company recognizes revenue in these transactions when it satisfies a performance obligation by transferring control over a product or service to a customer. These transactions typically contain a single performance obligation, and a recognized at a point in time. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for such products or services.

F-7

Basic and Diluted Loss Per Share

In accordance with ASC 260 “Earnings per Share,” basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period. Such common equivalent shares have not been included in the computation of net loss per share as their effect would be anti-dilutive.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, which requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax positions as of September 30, 2025, or June 30, 2025.

Fair Value of Financial Instruments

The carrying value of short-term instruments, including cash, accounts receivable, rental inventory, prepaid expenses, accounts payable and accrued expenses, and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

F-8

Stock-Based Compensation

Accounting Standards Codification (“ASC”) 718, “Accounting for Stock-Based Compensation” established financial accounting and reporting standards for stock-based compensation plans. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The valuation of employee stock options is an inherently subjective process, since market values are generally not available for long-term, non-transferable employee stock options. Accordingly, the Black-Scholes option pricing model is utilized to derive an estimated fair value. The Black-Scholes pricing model requires the consideration of the following six variables for purposes of estimating fair value:

Expected Dividends. We have never declared or paid any cash dividends on any of our capital stock and do not expect to do so in the foreseeable future. Accordingly, we use an expected dividend yield of zero to calculate the grant-date fair value of a stock option.

Expected Volatility. The expected volatility is a measure of the amount by which our stock price is expected to fluctuate during the expected term of options granted. We determine the expected volatility solely based upon the historical volatility of a peer group of companies of similar size and with similar operations.

Risk-Free Interest Rate. The risk-free interest rate is the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the option’s expected term on the grant date.

Expected Term. The expected life of stock options granted is based on the actual vesting date and the end of the contractual term.

Stock Option Exercise Price and Grant Date Price of Common Stock. Currently the Company utilizes the most recent cash sale price of its common stock as the most reasonable indication of fair value.

The Company accounts for compensation cost for stock option plans and for share based payments to non-employees in accordance with ASC 505, “Accounting for Equity Instruments Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Research and Development Costs

Research and development costs are expensed as incurred.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires annual and interim reporting for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure.” The ASU updates reportable segment disclosure requirements, primarily through requiring enhanced disclosures about significant segment expenses and information used to assess segment performance. The amendments do not change how segments are determined, aggregated, or how thresholds are applied to determine reportable segments. The Company adopted ASU No. 2023-07 during the year ended June 30, 2025.

Segment information is prepared on the same basis that the Company’s CEO, who is the Chief Operating Decision Maker (“CODM”), manages the business, evaluates financial results, and makes key operating decisions. The Company has a single reportable operating segment, equipment leasing, the primary activity from which the Company earns revenue. The CODM uses net income to evaluate and make key operating decisions of the business. As such, no further segment disclosures are presented within the consolidated financial statements and footnotes.

F-9

Leases

The Company accounts for leases under ASC 842 - Leases. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating leases, and obligations under operating leases, non-current on our balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, adjusted by the deferred rent liabilities at the adoption date. Short-term leases of one year or less are not recognized as ROU assets and liabilities. If our leases do not provide an implicit rate, we use our estimated incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported consolidated results of operations.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date.

In November 2023, the Financial Accounting Standard Board (“FASB”) issued ASU 2023-07, Improvements to Reportable Segment Disclosures, which amends the existing segment reporting guidance (ASC Topic 280) to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount for other segment items by reportable segment and a description of its composition, the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The Company adopted this standard effective July 1, 2024.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3.  INTANGIBLE ASSETS, NET

On March 26, 2021, the Company acquired a group of patents related to the container design and functionality for a purchase price of $185,000. The Company paid $60,000 in cash and issued a $125,000 note payable for the transaction. The patents acquired are recognized as a long-lived intangible asset and are amortized over their estimated useful lives.

The following table represents the balances of intangible assets as of September 30, 2025 and June 30, 2025:

	Estimated life	September 30, 2025	June 30, 2025

Patent costs	5.75 years	$186,300	$186,300
		186,300	186,300
Accumulated Amortization		(145,854)	(137,720)
Net Intangible		$40,446	$48,580

During the three months ended September 30, 2025 and 2024, the Company recognized amortization expense of $8,134 on the intangible assets.

F-10

NOTE 4. RENTAL INVENTORY, NET

During the years ended June 30, 2025 and 2024, the Company developed and built its collapsible containers and actuators used to collapse the marine containers. The containers purchased are recognized as rental inventory and are depreciated over their estimated useful lives.

As of September 30, 2025 and June 30, 2025, rental inventory consists of the following:

	Estimated life	June 30, 2025	June 30, 2025

Collapsible Containers	10 years	$460,000	$460,000
Actuators	10 years	237,676	237,676
Genny’s	10 years	50,484	50,484
		748,160	748,160
Accumulated Depreciation		(223,127)	(204,423)
Rental Inventory, net		$525,033	$543,737

Depreciation on rental inventory of $18,704 and $39,750 was recognized during the three months ended September 30, 2025 and 2024, respectively and is included in costs of goods sold on the accompanying consolidated statements of operations.

NOTE 5. LEASES

The Company maintains an operating lease for its office space. The lease has a remaining term of 15 months. The Company determines if an arrangement is a lease at inception. As the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate based on information available at commencement to determine the present value of the lease payments. Right-of-use assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. On January 3, 2025, the Company extended the operating lease for its office space to expire on January 31, 2026, and agreed to pay $1,320 on a monthly basis. Leases with an initial term of 12 months or less (“short-term leases”) are not recorded on the balance sheet and are recognized on a straight-line basis over the lease term. The amount of right-of-use assets and lease liabilities were $19,576 as of September 30, 2025. The amount of right-of-use assets and lease liabilities were $22,989 as of June 30, 2025. Aggregate lease expense for the three months ended September 30, 2025, and 2024 was 3,960 and $3,600, respectively.

		Remaining
	Operating	Term in
	Lease	Years
2026	$14,520
2027	5,280
Total lease payments	19,800
Less: imputed interest	(224)
Present value of lease liability	$19,576	1.33

F-11

NOTE 6. DEBT

Note Payable

On March 26, 2021, the Company entered into a promissory note agreement with a third party for a total principal of $125,000. The Company will pay 2.5% per annum, compounded annually until the total principal is paid in full. The note has no maturity date and no default interest rate. During the year ended June 30, 2024, the Company repaid a total of $74,500, $67,026 and $7,474 of principal and accrued interest. As of September 30, 2025, and June 30, 2025, the balance owed on the note was $57,974. Accrued interest on the note was $2,971 and $1,815 as of September 30, 2025, and June 30, 2025, respectively.

On July 30, 2024, the Company entered into a promissory note agreement for a total principal of $99,996. The Company will pay 2.5% per annum, until the total principal is paid in full. The note has no maturity date and a default interest rate of 18%. In December 2024, the noteholder elected to receive shares in settlement of the principal balance. In September 2025, the Company issued 16,667 shares pursuant to the conversion of $99,996 in notes payable and $4,311 of accrued interest. As of September 30, 2025 and June 30, 2025, the balance owed on the note was $0 and $99,996, respectively. Accrued interest on the note was $0 and $2,294 as of September 30, 2025 and June 30, 2025, respectively.

On June 13, 2025, the Company entered into a promissory note agreement for a total principal of $100,000. The Company will pay 8.0% per annum, until the total principal is paid in full. The note matures on January 2, 2026 and has no default interest rate. As of September 30, 2025 and June 30, 2025, the balance owed on the note was $100,000. Accrued interest on the note was $2,389 and $373 as of September 30, 2025 and June 30, 2025 respectively.

Note Payable – related party

On July 22, 2025, the Company entered into a promissory note agreement with a significant shareholder for total principal of $100,000. The Company will pay 9% per annum, until the total principal is paid in full. The note matures on April 18, 2026 and has no default interest rate. During the period ended September 30, 2025, the Company repaid a total of $0 on the promissory note agreement. Accrued interest on the note was $1,726 as of September 30, 2025. As of September 30, 2025, the balance owed on the note was $100,000.

On September 2, 2025, the Company entered into a promissory note agreement with the Company’s CEO for total principal of $75,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note matures on November 2, 2027 and has no default interest rate. During the period ended September 30, 2025, the Company repaid a total of $0 on the promissory note agreement. Accrued interest, including imputed interest, on the note was $460 as of September 30, 2025. As of September 30, 2025, the balance owed on the note was $75,000.

On September 15, 2025, the Company entered into a promissory note agreement with the Company’s CEO for total principal of $35,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note matures on November 15, 2027 and has no default interest rate. During the period ended September 30, 2025, the Company repaid a total of $0 on the promissory note agreement. Accrued interest, including imputed interest, on the note was $115 as of September 30, 2025. As of September 30, 2025, the balance owed on the note was $35,000.

F-12

NOTE 7. STOCKHOLDERS’ EQUITY

On September 8, 2023, the stockholders of GenFlat Holdings, Inc. (f/k/a Healthcare Business Resources Inc.) approved an amendment (the “Amendment”) to GenFlat Holdings, Inc.’s Certificate of Incorporation to increase the total number of shares of common stock that it shall have authority to issue from 2,000,000 shares to 2,500,000,000 shares. The Amendment was filed with the Secretary of the State of Delaware and became effective on October 16, 2023.

Effective May 17, 2024, the Company effected a reverse split of its common stock at a ratio of one-for-one hundred (1:100) (the “Reverse Split”). The par value of the common stock will remain at $0.001 per share. The number of authorized shares of common stock after the Reverse Split is fixed at twenty-five million (25,000,000) shares of common stock. The Reverse Split is presented retroactively in these consolidated financial statements.

During the period ended September 30, 2025, the Company issued a total of 20,000 shares of its common stock for subscriptions paid for during the year ended June 30, 2025. During the period ended September 30, 2025, the Company issued 16,667 shares pursuant to the conversion of $99,996 in notes payable and $4,311 of accrued interest, and recognized a gain on settlement of $4,311.

During the period ended September 30, 2024, the Company sold a total of 23,000 shares of its common stock in exchange for net cash proceeds of $138,000.

Incentive Stock Options

Pursuant to the Company’s 2020 Equity Incentive Plan, as amended, no more than 1,500,000 shares of Common Stock shall be available for the grant of Awards under the 2020 Equity Incentive Plan. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards. Shares available for future issuance under the 2020 Equity Plan is 1,500,000.

The following table summarizes the stock option activity for the period ended September 30, 2025:

	Number of	Weighted Average Exercise Price
	Options	Per Share
Outstanding at June 30, 2025	700,000	$6.00
Granted	–	–
Exercised	–	–
Cancelled and expired	–	–
Forfeited and expired	–	–
Outstanding at September 30, 2025	700,000	$6.00

As of September 30, 2025, there were 350,000 stock options exercisable.

The estimated fair value of the options issued in connection with the advisory agreements discussion in Note 9 was estimated using a Black-Scholes option pricing model and the following assumptions: 1) dividend yield of 0%; 2) risk-free rate of 3.67-4.45%; 3) volatility of 119-122%; 4) a common stock price of $6.00, and 5) an expected term of 6.25 years using the simplified method of calculating expected term. The estimated fair value of the options was $3,195,169. During the three months ended September 30, 2025 and 2024, the Company recognized expense of $199,698 and $1,485,719, respectively for these awards and expects to recognize an additional $610,159 through the end of the vesting period.

F-13

NOTE 8. RELATED PARTY TRANSACTIONS

From time to time, the Company’s CEO paid expenses on behalf of the Company. As of September 30, 2025, and June 30, 2025, the Company owed $0 in advances to the Company’s CEO. These advances were repaid in full by the Company in August 2024. The Company’s President is a family member of the CEO and receives an annual salary of $175,000.

In May 2022, Collapsible Revolution, LLC entered into a consulting agreement with an advisor for consulting services related to public market listing of the Company. The Company paid $20,000 in cash to the consultant and agreed to pay an additional $20,000 upon filing of a prospectus, $25,000 upon effectiveness of such prospectus, and $25,000 upon public listing of the Company’s shares of common stock. The Company also agreed to issue 10% of the outstanding common shares of the Company to the consultant. The consultant formed GenFlat, Inc. in July 2022, and was its sole officer and Director until the closing of a reverse merger. The consultant held 1,000,000 shares of common stock of the Company that were issued at par value upon formation of GenFlat. At the time of the reverse merger, the consultant resigned as a Director and Officer, and amended the consulting agreement to remove the equity consideration described above. The consultant was paid $70,000 as a transaction fee as a result of the Share Exchange between GenFlat and the Company. This consultant was also a shareholder of the Company, and the holder of the Senior Secured Line of Credit.

The Company maintains an operating lease for its office space. The lease has a remaining term of 15 months. On January 3, 2025, the Company extended the operating lease for its office space to expire on January 31, 2026, and agreed to pay $1,320 on a monthly basis. The Company determines if an arrangement is a lease at inception. As the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate based on information available at commencement to determine the present value of the lease payments. Right-of-use assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less (“short-term leases”) are not recorded on the balance sheet and are recognized on a straight-line basis over the lease term. See Note 5.

No member of management has benefited from the transactions with related parties.

On July 22, 2025, the Company entered into a promissory note agreement with a significant shareholder for total principal of $100,000. The Company will pay 9% per annum, until the total principal is paid in full. The note matures on April 18, 2026 and has no default interest rate. During the period ended September 30, 2025, the Company repaid a total of $0 on the promissory note agreement. Accrued interest on the note was $1,726 as of September 30, 2025. As of September 30, 2025, the balance owed on the note was $100,000.

On September 2, 2025, the Company entered into a promissory note agreement with the Company’s CEO for total principal of $75,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note matures on November 2, 2027 and has no default interest rate. During the period ended September 30, 2025, the Company repaid a total of $0 on the promissory note agreement. Accrued interest, including imputed interest, on the note was $460 as of September 30, 2025. As of September 30, 2025, the balance owed on the note was $75,000.

On September 15, 2025, the Company entered into a promissory note agreement with the Company’s CEO for total principal of $35,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note matures on November 15, 2027 and has no default interest rate. During the period ended September 30, 2025, the Company repaid a total of $0 on the promissory note agreement. Accrued interest, including imputed interest, on the note was $115 as of September 30, 2025. As of September 30, 2025, the balance owed on the note was $35,000.

F-14

NOTE 9. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may be subject to routine litigation, claims, or disputes in the ordinary course of business. In the opinion of management, no pending or known threatened claims, actions or proceedings against the Company are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows. The Company cannot predict with certainty, however, the outcome or effect of any litigation, investigatory matters, or claims. There can be no assurance as to the ultimate outcome of any lawsuits and investigations.

Commitments

On July 1, 2024 and August 21, 2024, the Company entered an aggregate of seven separate Advisory Committee Member Agreements and agreed to the following compensation in each agreement.

a.	Cash Compensation. $5,000 annually, payable on June 30th of each year of service.

b.	Equity Compensation. Stock options for 100,000 shares of Company stock. The stock options will have an exercise price of $6.00 per share and vest as follows: 1) Fifty thousand (50,000) options will vest immediately; 2) Twenty-five thousand (25,000) options on the first anniversary of the agreement, and 3) Twenty-five thousand (25,000) options on the second anniversary of the agreement, in all cases subject to continued Advisory Committee service as of such vesting dates and pursuant to the Company’s standard Non-Qualified Stock Option Award Agreement. Vested stock options must be exercised within ten (10) years of the grant date.

The exercise price of the options will be the fair market value of a share of common stock on the date of grant.

On September 24, 2025, the Company entered into a written employment agreement with Mr. Drew Hall as Chief Executive Officer. The employee agreement provides that Mr. Hall’s base salary is $180,000 per year. Upon completion of the Company’s anticipated public offering of securities made pursuant to the Company’s Form S-1 Registration Statement expected to be filed with the U.S. Securities and Exchange Commission (the “Public Offering”), Mr. Hall’s base salary will increase to $275,000 per year and he will be eligible for an annual cash bonus of up to $137,500 based on the achievement of certain Company’s objectives, as set forth in his employee agreement and at the discretion of the Compensation Committee of the Board of Directors, in addition to any other equity and bonus compensation to be determined by the Compensation Committee of the Board of Directors from time to time at its sole discretion. Mr. Hall shall be entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future, may be maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. In the event that Mr. Hall leaves the Company’s employment for Good Reason (as defined in his employment agreement) or if the Company terminates his employment without Cause (as defined in his employment agreement), Mr. Hall will be entitled to receive a severance payment equal to twelve (12) months of his base compensation as provided for in his employment agreement. Mr. Hall also serves as a member of the Company’s Board of Directors (the “Board” or “Board of Directors”) with no additional compensation.

The Public Offering has not been completed as of November 12, 2025.

On September 24, 2025, the Company entered into a written employment agreement with Mr. Garrett Hall as its President. The employee agreement provides that Mr. Hall’s base salary is $150,000 per year. Upon completion of the Public Offering, Mr. Hall’s base salary will increase to $275,000 per year and he will be eligible for an annual cash bonus of up to $137,500 based on the achievement of certain Company’s objectives, as set forth in his employee agreement and at the discretion of the Compensation Committee of the Board of Directors, in addition to any other equity and bonus compensation to be determined by the Compensation Committee of the Board of Directors from time to time at its sole discretion. Mr. Hall will also receive a 3% commission on revenue received by the Company for sales/lease transactions entered into and closed with certain entities as set forth in his employee agreement. Upon completion of the Public Offering, Mr. Hall will be granted an equity award in the form of 330,000 restricted stock units that will vest on January 1, 2026. Mr. Hall is entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future may be maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. In the event that Mr. Hall leaves the Company’s employment for Good Reason (as defined in his employment agreement) or if the Company terminates his employment without Cause (as defined in his employment agreement), Mr. Hall will be entitled to receive a severance payment equal to six (6) months of his base compensation as provided for in his employment agreement.

F-15

On September 24, 2025, the Board appointed Matthew J. Albanese, age 73, as Chief Commercial Officer of the Company, effective upon completion of the Public Offering. In connection with his appointment, the Company and Mr. Albanese entered into an employment agreement, effective upon completion of the Public Offering, which provides that Mr. Albanese’s base salary will be $275,000 per year and he will be eligible for an annual cash bonus of up to $137,500 based on the achievement of certain Company’s objectives, as set forth in his employee agreement and at the discretion of the Compensation Committee of the Board of Directors, in addition to any other equity and bonus compensation to be determined by the Compensation Committee of the Board of Directors from time to time at its sole discretion. Mr. Albanese will also receive a 3% commission on revenue received by the Company for sales/lease transactions entered into and closed with certain entities as set forth in his employee agreement. Mr. Albanese will granted a sign-on equity award in the form of 330,000 restricted stock units that will vest on January 1, 2026. Mr. Albanese will be entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future may be maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. In the event that Mr. Albanese leaves the Company’s employment for Good Reason (as defined in his employment agreement) or if the Company terminates his employment without Cause (as defined in his employment agreement), Mr. Albanese will be entitled to receive a severance payment equal to six (6) months of his base compensation as provided for in his employment agreement.

On September 24, 2025, the Board appointed William R. Benz, age 74, as Chief Financial Officer of the Company, effective upon completion of the Public Offering. In connection with his appointment, the Company and Mr. Benz entered into an employment agreement, effective upon completion of the Public Offering, which provides that Mr. Benz’s base salary will be $175,000 per year and he will be eligible for an annual cash bonus of up to $87,500 based on the achievement of certain Company’s objectives, as set forth in his employee agreement and at the discretion of the Compensation Committee of the Board of Directors, in addition to any other equity and bonus compensation to be determined by the Compensation Committee of the Board of Directors from time to time at its sole discretion. Mr. Benz will be granted a sign-on equity award in the form of 100,000 stock options that will vest as follows: 50,000 options vest on the option grant date, with the remaining options vesting annually in 25,000 increments on each anniversary of the option grant date. Mr. Benz will be entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future may be maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. In the event that Mr. Benz leaves the Company’s employment for Good Reason (as defined in his employment agreement) or if the Company terminates his employment without Cause (as defined in his employment agreement), Mr. Benz will be entitled to receive a severance payment equal to six (6) months of his base compensation as provided for in his employment agreement.

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated events through November 12, 2025, the date these financial statements were available for issuance, and determined there were no events requiring disclosures, except as disclosed below:

On October 8, 2025, the Company entered into a promissory note agreement with the Company’s CEO Drew Hall for total principal of $50,000. The Company will pay 8% per annum, until the total principal is paid in full. The note matures on November 15, 2027 and has no default interest rate.

On October 15, 2025, the Company issued 100 shares of common stock pursuant to a stock option exercise for $600 in cash proceeds.

Subsequent to September 30, 2025, the Company issued 23,667 shares of common stock related to subscriptions for cash received in previous periods.

F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

GenFlat Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GenFlat Holdings, Inc. (the Company) as of June 30, 2025 and 2024, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years in the two-year period ended June 30, 2025, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for each the years in the two-year period ended June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has yet to achieve profitable operations, has negative cash flows from operating activities, and is dependent upon future issuances of equity or other financings to fund ongoing operations all of which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB .

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

F-17

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audits of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audits matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

As discussed in Note 1 to the financial statements, the Company had a going concern due to a working capital deficiency, and stockholders’ deficiency. Auditing management’s evaluation of a going concern can be a significant judgment. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information that was the initial cause along with management’s plans to mitigate the going concern and management’s disclosure of going concern.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

PCAOB ID: 2738

We have served as the Company’s auditor since 2024

The Woodlands, TX

September 19, 2025

F-18

GenFlat Holdings, Inc.

Consolidated Balance Sheets

	June 30, 2025	June 30, 2024
Assets
Current Assets:
Cash	$49,830	$38,971
Accounts receivable	–	5,235
Prepaid expenses	20,514	–
Total current assets	70,344	44,206

Property and equipment, net	403	1,208
Right of use asset, operating lease	22,989	8,127
Intangible assets, net	48,580	81,115
Rental inventory, net	543,737	1,660,720
Total Assets	$686,053	$1,795,376

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities	$113,026	$104,980
Notes payable – related party, current	–	105,000
Notes payable – current	57,974	–
Related party advances	–	8,731
Right of use liability, operating lease, current	22,989	8,127
Total current liabilities	193,989	226,838

Notes payable – non current	199,996	50,500
Total Liabilities	393,985	277,338

Commitments and contingencies	–	–

Stockholders' Equity:
Common stock, $0.001 par value 25,000,000 shares authorized, 10,721,568 and 10,548,191 shares issued and outstanding, respectively	10,721	10,548
Additional paid-in capital	7,841,135	4,615,732
Subscription payable	262,000	–
Accumulated deficit	(7,818,388)	(3,150,354)
Total Stockholders' equity attributable to GenFlat Holdings, Inc.	295,468	1,475,926
Noncontrolling interest	(3,400)	42,112
Total stockholders’ equity	292,068	1,518,038
Total Liabilities and Stockholders' Equity	$686,053	$1,795,376

See accompanying notes to the consolidated financial statements.

F-19

GenFlat Holdings, Inc.

Consolidated Statements of Operations

	Year Ended June 30, 2025	Year Ended June 30, 2024

Revenue	$7,894	$5,234
Cost of revenue	177,279	168,540
Gross profit	(169,385)	(163,306)

Operating expenses:
Research and development	103,322	–
General and administrative	3,306,299	1,069,424
Impairment loss	1,130,000	–

Total operating expenses	4,539,621	1,069,424

Loss from operations	(4,709,006)	(1,232,730)

Other income (expense):
Interest expense	(4,765)	(1,961)
Other income	225	2,023
Total other income (expense)	(4,540)	62

Net loss	(4,713,546)	(1,232,668)
Noncontrolling interest	(45,512)	(18,285)
Net loss attributable to GenFlat Holdings, Inc.	$(4,668,034)	$(1,214,383)

Loss per share – basic and diluted attributable to GenFlat Holdings, Inc.	$(0.44)	$(0.12)
Loss per share - basic and diluted attributable to noncontrolling interest.	$(0.00)	$(0.00)

Weighted average shares outstanding – basic and diluted	10,651,990	10,438,400

See accompanying notes to the consolidated financial statements.

F-20

GenFlat Holdings, Inc.

Consolidated Statements of Stockholders' Equity

For the Years Ended June 30, 2025 and 2024

	Common Stock		Paid In	Stock	Accumulated		Noncontrolling
	Shares	Amount	Capital	Payable	Deficit	Total	Interest	Total

Balance, June 30, 2023	10,205,195	$10,205	$2,583,395	$50,000	$(1,935,971)	$707,629	$–	$707,629
Common stock sold for cash	531,295	531	2,338,769	(50,000)	–	2,289,300	–	2,289,300
Recapitalization	103,030	103	(246,326)	–	–	(246,223)	–	(246,223)
Reclassification of noncontrolling interest	(298,020)	(298)	(60,099)	–	–	(60,397)	60,397	–
Issuance of common stock for reverse stock split	6,691	7	(7)	–	–	–	–	–
Net loss	–	–	–	–	(1,214,383)	(1,214,383)	(18,285)	(1,232,668)
Balance, June 30, 2024	10,548,191	10,548	4,615,732	–	(3,150,354)	1,475,926	42,112	1,518,038

Common stock sold for cash	173,377	173	840,091	262,000	–	1,102,264	–	1,102,264
Stock-based compensation	–	–	2,385,312	–	–	2,385,312	–	2,385,312
Net Loss	–	–	–	–	(4,668,034)	(4,668,034)	(45,512)	(4,713,546)
Balance, June 30, 2025	10,721,568	$10,721	$7,841,135	$262,000	$(7,818,388)	$295,468	$(3,400)	$292,068

See accompanying notes to the consolidated financial statements.

F-21

GenFlat Holdings, Inc.

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2025 and 2024

	June 30, 2025	June 30, 2024

Cash Flows from Operating Activities:
Net loss	$(4,713,546)	$(1,232,668)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	33,340	33,628
Stock-based compensation expense	2,385,312	–
Impairment loss	1,130,000	–
Credit losses	13,127	–
Rental inventory – depreciation expense	124,920	79,500
Amortization of right of use assets	–	(116)
Changes in operating assets and liabilities:
Accounts receivable	(7,892)	(5,235)
Prepaid expenses	(20,514)	477,000
Right of use asset	(14,862)	–
Rental inventory	(137,937)	(1,740,220)
Accounts payable and accrued liabilities	15,520	(50,482)
Right of use liabilities	14,862	–
Net cash used in operating activities	(1,177,670)	(2,438,593)

Cash Flows from Investing Activities:
Purchases of property and equipment	–	–
Net cash used in investing activities	–	–

Cash Flows from Financing Activities:
Repayment on notes payable	–	(67,026)
Repayment of related party advances	(8,731)	–
Repayment of line of credit	–	(128,466)
Repayment of notes payable – related party	(199,750)	(100,000)
Proceeds from notes payable	199,996	–
Proceeds from notes payable – related party	94,750	205,000
Proceeds from sale of common stock	1,102,264	2,289,300
Net cash provided by financing activities	1,188,529	2,198,808

Net change in cash	10,859	(239,785)

Cash, at beginning of period	38,971	278,756

Cash, at end of period	$49,830	$38,971

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

See accompanying notes to the audited consolidated financial statements.

F-22

GenFlat Holdings, Inc.

Notes to Consolidated Financial Statements

For the years ended June 30, 2025 and 2024

NOTE 1. NATURE OF BUSINESS AND GOING CONCERN

On September 9, 2019 (commencement of operations), GenFlat Holdings, Inc. (formerly Healthcare Business Resources Inc.), a domestic corporation was organized in Delaware to provide consulting services to healthcare organizations. Unless the context otherwise requires, all references to “GenFlat” “Company,” “we,” “our” or “us” and other similar terms means GenFlat Holdings, Inc. (formerly Healthcare Business Resources Inc.), and its subsidiaries.

On October 18, 2023, the Company entered into a Share Exchange Agreement (“Share Exchange Agreement”) with GenFlat, Inc. (“GenFlat, Inc.”), a Delaware corporation, and GenFlat, Inc. shareholders who own 97.1% of the outstanding shares of common stock of GenFlat, Inc. Pursuant to the Share Exchange Agreement, all GenFlat, Inc. shareholders who are parties to the Share Exchange Agreement will receive ninety eight percent (98%) of the issued and outstanding shares of common stock of the Company in exchange for their shares of GenFlat, Inc. common stock on a pro rata basis.

The Share Exchange Agreement closed on December 20, 2023. Pursuant to the Share Exchange Agreement, and on the terms and subject to the conditions contained therein, at the closing, the Company acquired 97.22% of the outstanding shares of common stock of GenFlat, Inc. from GenFlat, Inc. stockholders who were a party to the Share Exchange Agreement in exchange for 10,438,470 shares of common stock of the Company. Additionally, 110,000 shares of outstanding Company common stock were canceled, resulting in 10,541,500 shares of common stock issued and outstanding as of the closing date.

As a result of the closing of the Share Exchange Agreement, the Company discontinued all aspects of its health care consulting business, and the Company is now focused on developing the GenFlat business plan. GenFlat is a start-up company that developed a more sustainable collapsible marine container, replacing traditional standard marine containers. GenFlat operates as a container sales and leasing company and supplies GenFlat’s patented marine container primarily to shipping line customers under a variety of short and long-term lease structures. In accordance with “reverse acquisition” accounting treatment, the historical financial statements of GenFlat, Inc. as of period ends, and for periods ended, prior to the acquisition became the historical financial statements of the Company in all future filings with the SEC, and the Company’s fiscal year end became June 30. All prior period information presented within this filing is of GenFlat, Inc. historical operations. The Company changed its name from Healthcare Business Resources Inc. to GenFlat Holdings, Inc. to better reflect its new business operations.

Unless the context otherwise requires, all references to “GenFlat” “Company,” “we,” “our” or “us” and other similar terms means GenFlat Holdings, Inc. (formerly Healthcare Business Resources Inc.), and its subsidiaries.

Liquidity and Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At June 30, 2025 the Company had not yet achieved consistent profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has initiated a formal sales and marketing plan including direct email campaigns, industry events, and business to business digital advertising to generate sales. The Company also intends to raise funds through an equity offering to meet the capital requirements to manufacturer its products. However, there is no assurance of additional funding being available through these plans or other sources.

F-23

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United Stated of America (“U.S. GAAP”) and, as such, include amounts based on judgments, estimates, and assumptions made by management that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary, GenFlat, Inc, and its wholly-owned subsidiaries Collapsible Revolution, LLC, and Sub Oceanic Genflat LLC. All intercompany accounts, transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

Accounts Receivable and the Allowances for Credit losses

Accounts receivable are recorded in the period when the right to receive payment or other consideration becomes unconditional. Accounts receivable are recorded at the invoiced amount and do not earn interest. The Company maintains an allowance for credit losses based upon the best estimate of probable credit losses in existing accounts receivable. The Company determines the allowance based upon individual accounts when information indicates the customers may have an inability to meet their financial obligations, as well as historical collection and write-off experience. As of June 30, 2025 and 2024, the Company had an allowance of $13,127 and $0, respectively. During the years ended June 30, 2025 and 2024, the Company recognized credit losses of $13,127 and $0, respectively.

Rental Inventory

Rental inventory consists of collapsible marine shipping containers. Rental inventory is stated at cost, with an estimated useful life of 10 years. Generally, when rental equipment is acquired, the Company estimates the period that it will hold the asset, primarily based on historical measures of the amount of rental activity (e.g. equipment usage) and the targeted age of equipment at the time of disposal. The Company also estimates the residual value of the applicable rental equipment at the expected time of disposal. The residual value for rental equipment is affected by factors which include equipment age and amount of usage. Depreciation is recorded over the estimated holding period. Depreciation rates are reviewed on a quarterly basis based on management's ongoing assessment of present and estimated future market conditions, their effect on residual values at the time of disposal and the estimated holding periods. Market conditions for used equipment sales can also be affected by external factors such as the economy, natural disasters, fuel prices, supply of similar used equipment, the market price for similar new equipment and incentives offered by manufacturers of new equipment. These key factors are considered when estimating future residual values and assessing depreciation rates. As a result of this ongoing assessment, the Company makes periodic adjustments to depreciation rates of rental equipment in response to changed market conditions. During the year ended June 30, 2025, the Company recognized an impairment loss of $1,130,000 related to the decline in the expected net realizable value of the Company’s 40 foot containers.

F-24

Long-Lived Assets

The Company amortizes acquired definite-lived intangible assets over their estimated useful lives. Other indefinite-lived intangible assets are not amortized but subject to annual impairment tests. In accordance with ASC 360 “Property Plant and Equipment,” the Company reviews the carrying value of intangibles subject to amortization and long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Revenue Recognition

The Company is principally engaged in the business of renting equipment. Equipment rental revenue includes revenue generated from renting equipment to customers and is recognized on a straight-line basis over the length of the rental contract. As part of this straight-line methodology, when the equipment is returned, the Company recognizes as incremental revenue the excess, if any, between the amount the customer is contractually required to pay, which is based on the rental contract period applicable to the actual number of days the equipment was out on rent, over the cumulative amount of revenue recognized to date. In any given accounting period, the Company will have customers return equipment and be contractually required to pay more than the cumulative amount of revenue recognized to date under the straight-line methodology. Also included in equipment rental revenue is re-rent revenue in which the Company will rent specific pieces of equipment from vendors and then re-rent that equipment to its customers. Provisions for discounts, rebates to customers and other adjustments are provided for in the period the related revenue is recorded.

The Company’s sale of rental and new equipment, parts and supplies to customers are recognized under ASC Topic 606, Revenue from Contracts with Customers, (“Topic 606”). The Company recognizes revenue in these transactions when it satisfies a performance obligation by transferring control over a product or service to a customer. These transactions typically contain a single performance obligation, and a recognized at a point in time. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for such products or services.

Basic and Diluted Loss Per Share

In accordance with ASC 260 “Earnings per Share,” basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period. Such common equivalent shares have not been included in the computation of net loss per share as their effect would be anti-dilutive.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, which requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

F-25

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax positions as of June 30, 2025, or June 30, 2024.

Fair Value of Financial Instruments

The carrying value of short-term instruments, including cash, accounts receivable, rental inventory, prepaid expenses, accounts payable and accrued expenses, and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Stock-Based Compensation

Accounting Standards Codification (“ASC”) 718, “Accounting for Stock-Based Compensation” established financial accounting and reporting standards for stock-based compensation plans. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The valuation of employee stock options is an inherently subjective process, since market values are generally not available for long-term, non-transferable employee stock options. Accordingly, the Black-Scholes option pricing model is utilized to derive an estimated fair value. The Black-Scholes pricing model requires the consideration of the following six variables for purposes of estimating fair value:

Expected Dividends. We have never declared or paid any cash dividends on any of our capital stock and do not expect to do so in the foreseeable future. Accordingly, we use an expected dividend yield of zero to calculate the grant-date fair value of a stock option.

Expected Volatility. The expected volatility is a measure of the amount by which our stock price is expected to fluctuate during the expected term of options granted. We determine the expected volatility solely based upon the historical volatility of a peer group of companies of similar size and with similar operations.

Risk-Free Interest Rate. The risk-free interest rate is the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the option’s expected term on the grant date.

Expected Term. The expected life of stock options granted is based on the actual vesting date and the end of the contractual term.

Stock Option Exercise Price and Grant Date Price of Common Stock. Currently the Company utilizes the most recent cash sale price of its common stock as the most reasonable indication of fair value.

The Company accounts for compensation cost for stock option plans and for share based payments to non-employees in accordance with ASC 505, “Accounting for Equity Instruments Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

F-26

Research and Development Costs

Research and development costs are expensed as incurred.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires annual and interim reporting for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure.” The ASU updates reportable segment disclosure requirements, primarily through requiring enhanced disclosures about significant segment expenses and information used to assess segment performance. The amendments do not change how segments are determined, aggregated, or how thresholds are applied to determine reportable segments. The Company adopted ASU No. 2023-07 during the year ended June 30, 2025.

Segment information is prepared on the same basis that the Company’s CEO, who is the Chief Operating Decision Maker (“CODM”), manages the business, evaluates financial results, and makes key operating decisions. The Company has a single reportable operating segment, equipment leasing, the primary activity from which the Company earns revenue. The CODM uses net income to evaluate and make key operating decisions of the business. As such, no further segment disclosures are presented within the consolidated financial statements and footnotes.

Leases

The Company accounts for leases under ASC 842 - Leases. The Company determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating leases, and obligations under operating leases, non-current on our balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, adjusted by the deferred rent liabilities at the adoption date. Short-term leases of one year or less are not recognized as ROU assets and liabilities. If our leases do not provide an implicit rate, we use our estimated incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported consolidated results of operations.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date.

In November 2023, the Financial Accounting Standard Board (“FASB”) issued ASU 2023-07, Improvements to Reportable Segment Disclosures, which amends the existing segment reporting guidance (ASC Topic 280) to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount for other segment items by reportable segment and a description of its composition, the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The Company adopted this standard effective July 1, 2024.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3.  INTANGIBLE ASSETS, NET

On March 26, 2021, the Company acquired a group of patents related to the container design and functionality for a purchase price of $185,000. The Company paid $60,000 in cash and issued a $125,000 note payable for the transaction. The patents acquired are recognized as a long-lived intangible asset and are amortized over their estimated useful lives.

The following table represents the balances of intangible assets as of June 30, 2025 and June 30, 2024:

	Estimated life	June 30, 2025	June 30, 2024

Patent costs	5.75 years	$186,300	$186,300
		186,300	186,300
Accumulated Amortization		(137,720)	(105,185)
Net Intangible		$48,580	$81,115

F-27

During the years ended June 30, 2025 and June 30, 2024, the Company recognized amortization expense of $32,535 and $32,624 respectively, on the intangible assets.

NOTE 4. RENTAL INVENTORY, NET

During the years ended June 30, 2025 and 2024, the Company developed and built its collapsible containers and actuators used to collapse the marine containers. The containers purchased are recognized as rental inventory and are depreciated over their estimated useful lives.

As of June 30, 2025 and 2024, rental inventory consists of the following:

	Estimated life	June 30, 2025	June 30, 2024

Collapsible Containers	10 years	$460,000	$1,590,000
Actuators	10 years	237,676	150,220
Genny’s	10 years	50,484	–
		748,160	1,740,220
Accumulated Depreciation		(204,423)	(79,500)
Rental Inventory, net		$543,737	$1,660,720

Depreciation on rental inventory of $124,920 and $79,500 was recognized during the years ended June 30, 2025 and June 30, 2024, respectively and is included in costs of goods sold on the accompanying consolidated statements of operations. During the year ended June 30, 2025, the Company recorded impairment loss of $1,130,000 on its rental inventory related to a decline in the expected net realizable value of the 40 foot containers.

NOTE 5. LEASES

The Company maintains an operating lease for its office space. The lease has a remaining term of 18 months. The Company determines if an arrangement is a lease at inception. As the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate based on information available at commencement to determine the present value of the lease payments. Right-of-use assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. On January 3, 2025, the Company extended the operating lease for its office space to expire on January 31, 2026, and agreed to pay $1,320 on a monthly basis. Leases with an initial term of 12 months or less (“short-term leases”) are not recorded on the balance sheet and are recognized on a straight-line basis over the lease term. The amount of right-of-use assets and lease liabilities were $22,989 as of June 30, 2025 and $8,127, respectively as of June 30, 2024. Aggregate lease expense for the years ended June 30, 2025, and 2024 was $15,000 and $10,800, respectively.

		Remaining
	Operating	Term in
	Lease	Years
2026	15,840
2027	10,560
Total lease payments	26,400
Less: imputed interest	(3,411)
Present value of lease liability	22,989	1.58

F-28

NOTE 6. DEBT

Note Payable

On March 26, 2021, the Company entered into a promissory note agreement with a third party for a total principal of $125,000. The Company will pay 2.5% per annum, compounded annually until the total principal is paid in full. The note has no maturity date and no default interest rate. During the year ended June 30, 2024, the Company repaid a total of $74,500, $67,026 and $7,474 of principal and accrued interest. As of June 30, 2025, and June 30, 2024, the balance owed on the note was $57,974. Accrued interest on the note was $1,815 and $358 as of June 30, 2025, and June 30, 2024, respectively.

On July 30, 2024, the Company entered into a promissory note agreement for a total principal of $99,996. The Company will pay 2.5% per annum, until the total principal is paid in full. The note has no maturity date and a default interest rate of 18%. As of June 30, 2025, the balance owed on the note was $99,996. Accrued interest on the note was $2,294 as of June 30, 2025. In December 2024, the noteholder elected to receive shares in settlement of the principal balance. The Company agreed to issue 16,666 shares of common stock to settle the note payable in January 2025 but those shares have not yet been issued.

On June 13, 2025, the Company entered into a promissory note agreement for a total principal of $100,000. The Company will pay 8.0% per annum, until the total principal is paid in full. The note matures on January 2, 2026 and has no default interest rate. As of June 30, 2025, the balance owed on the note was $100,000. Accrued interest on the note was $373 as of June 30, 2025.

Note Payable – related party

During the year ended June 30, 2024, the Company entered into three promissory note agreements with a related party for a total principal of $205,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note has no maturity date and no default interest rate. During the years ended June 30, 2025 and June 30, 2024, the Company repaid $105,000 and $100,000, respectively. As of June 30, 2025 and June 30, 2024, the balance owed on the note was $0 and $105,000. Accrued interest on the note was $0 and $260 as of June 30, 2025 and June 30, 2024, respectively.

On October 1, 2024, the Company entered into a promissory note agreement with a significant shareholder for a total principal of $50,000. The Company will pay 10.00% per annum, until the total principal is paid in full. The note has a maturity date of November 1, 2024 and a default interest rate of 18%. During the year ended June 30, 2025, the Company repaid a total of $50,000 on the promissory note agreement and $573 of accrued interest. As of June 30, 2025, the balance owed on the note was $0.

NOTE 7. STOCKHOLDERS’ EQUITY

On September 8, 2023, the stockholders of GenFlat Holdings, Inc. (f/k/a Healthcare Business Resources Inc.) approved an amendment (the “Amendment”) to GenFlat Holdings, Inc.’s Certificate of Incorporation to increase the total number of shares of common stock that it shall have authority to issue from 2,000,000 shares to 2,500,000,000 shares. The Amendment was filed with the Secretary of the State of Delaware and became effective on October 16, 2023.

Effective May 17, 2024, the Company effected a reverse split of its common stock at a ratio of one-for-one hundred (1:100) (the “Reverse Split”). The par value of the common stock will remain at $0.001 per share. The number of authorized shares of common stock after the Reverse Split is fixed at twenty-five million (25,000,000) shares of common stock. The Reverse Split is presented retroactively in these consolidated financial statements.

F-29

During the year ended June 30, 2025, the Company sold a total of 183,711 shares of common stock in exchange for gross cash proceeds of $1,102,264. Of these shares, 43,667 shares, sold for $262,000, were not issued as of June 30, 2025, and are recorded as subscription payable on the consolidated balance sheet as of June 30, 2025. The Company also issued 33,333 shares related to a subscription during the year ended June 30, 2024. In aggregate the Company issued a total of 173,377 shares of common stock during the year ended June 30, 2025.

During the year ended June 30, 2024, prior to closing of the Share Exchange, GenFlat sold a total of 564,628 shares of its common stock in exchange for net cash proceeds of $2,289,300. Of these shares, 33,333 were issued during the year ended June 30, 2025. GenFlat also returned $50,000 in cash to an investor who subscribed to shares during the year ended June 30, 2023.

On October 18, 2023, the Company entered into the Share Exchange Agreement with GenFlat and GenFlat shareholders who owned 97.22% of the outstanding shares of common stock of GenFlat. Pursuant to the Share Exchange Agreement, all GenFlat shareholders who were parties to the Share Exchange Agreement received 10,438,470 shares of common stock  of the Company in exchange for their shares of GenFlat common stock on a pro rata basis. The Share Exchange Agreement closed on December 20, 2023. Additionally, 110,000 shares of outstanding Company common stock were canceled, resulting in 10,541,500 shares of common stock issued and outstanding as of the Closing Date.

The Share Exchange was accounted for as a reverse acquisition under ASC 805 due to the change in voting control of the legal acquirer. GenFlat was determined to be the accounting acquirer. As a result of the transaction, the Company has presented the historical operations of GenFlat prior to the merger in its consolidated financial statements. The balance sheet of Healthcare Business Resources Inc. at the date of the Share Exchange Agreement consisted of the following:

Accounts payable	$107,880
Accrued interest	9,877
Senior Secured Convertible Credit line	128,466
Total liabilities assumed	$246,223

Subsequent to the closing of the Share Exchange, the Company repaid the Senior Secured Convertible Credit Line and accrued interest in full.

As a result of the Share Exchange, the Company recognized a noncontrolling interest related to the portion of GenFlat equity held by a shareholder not party to the Share Exchange agreement, representing 2.78% of outstanding GenFlat shares prior to the merger.

Incentive Stock Options

Pursuant to the Company’s 2020 Equity Incentive Plan, as amended, no more than 1,500,000 shares of Common Stock shall be available for the grant of Awards under the 2020 Equity Incentive Plan. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards. Shares available for future issuance under the 2020 Equity Plan is 1,500,000.

F-30

The following table summarizes the stock option activity for the year ended June 30, 2025:

	Number of	Weighted Average Exercise Price
	Options	Per Share
Outstanding at June 30, 2024	–	$–
Granted	700,000	6.00
Exercised	–	–
Cancelled and expired	–	–
Forfeited and expired	–	–
Outstanding at June 30, 2025	700,000	$6.00

As of June 30, 2025, there were 350,000 stock options exercisable.

The estimated fair value of the options issued in connection with the advisory agreements discussion in Note 10 was estimated using a Black-Scholes option pricing model and the following assumptions: 1) dividend yield of 0%; 2) risk-free rate of 3.67-4.45%; 3) volatility of 119-122%; 4) a common stock price of $6.00, and 5) an expected term of 6.25 years using the simplified method of calculating expected term. The estimated fair value of the options was $3,195,169. During the year ended June 30, 2025, the Company recognized expense of $2,385,312 for these awards and expects to recognize an additional $809,857 through the end of the vesting period.

NOTE 8. RELATED PARTY TRANSACTIONS

From time to time, the Company’s CEO paid expenses on behalf of the Company. As of June 30, 2025, and June 30, 2024, the Company owed $0 and $8,731, respectively, in advances to the Company’s CEO. These advances were repaid in full by the Company in August 2024. The Company’s President is a family member of the CEO and receives an annual salary of $175,000.

In May 2022, Collapsible Revolution, LLC entered into a consulting agreement with an advisor for consulting services related to public market listing of the Company. The Company paid $20,000 in cash to the consultant and agreed to pay an additional $20,000 upon filing of a prospectus, $25,000 upon effectiveness of such prospectus, and $25,000 upon public listing of the Company’s shares of common stock. The Company also agreed to issue 10% of the outstanding common shares of the Company to the consultant. The consultant formed GenFlat, Inc. in July 2022, and was its sole officer and Director until the closing of a reverse merger. The consultant held 1,000,000 shares of common stock of the Company that were issued at par value upon formation of GenFlat. At the time of the reverse merger, the consultant resigned as a Director and Officer, and amended the consulting agreement to remove the equity consideration described above. The consultant was paid $70,000 as a transaction fee as a result of the Share Exchange between GenFlat and the Company. This consultant was also a shareholder of the Company, and the holder of the Senior Secured Line of Credit.

The Company maintains an operating lease for its office space. The lease has a remaining term of 18 months. On January 3, 2025, the Company extended the operating lease for its office space to expire on January 31, 2026, and agreed to pay $1,320 on a monthly basis. The Company determines if an arrangement is a lease at inception. As the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate based on information available at commencement to determine the present value of the lease payments. Right-of-use assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less (“short-term leases”) are not recorded on the balance sheet and are recognized on a straight-line basis over the lease term. See Note 5.

F-31

No member of management has benefited from the transactions with related parties.

During the year ended June 30, 2024, the Company entered into three promissory note agreements with a related party for a total principal of $205,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note has no maturity date and no default interest rate. During the years ended June 30, 2025 and June 30, 2024, the Company repaid $105,000 and $100,000, respectively. As of June 30, 2025 and June 30, 2024, the balance owed on the note was $0 and $105,000. Accrued interest on the note was $0 and $260 as of June 30, 2025 and June 30, 2024, respectively.

On October 1, 2024, the Company entered into a promissory note agreement with a significant shareholder for a total principal of $50,000. The Company will pay 10.00% per annum, until the total principal is paid in full. The note has a maturity date of November 1, 2024 and a default interest rate of 18%. During the year ended June 30, 2025, the Company repaid a total of $50,000 on the promissory note agreement and $573 of accrued interest. As of June 30, 2025, the balance owed on the note was $0.

NOTE 9. INCOME TAXES

The Company is subject to United States federal income taxes at an approximate rate of 21%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

The effective income tax rate for the years ended June 30, 2025 and 2024 consisted of the following:

	June 30,	June 30,
	2025	2024
Federal statutory income tax rate	21%	21%
Change in valuation allowance	(21)%	(21)%
Net effective income tax rate	–	–

Our reconciliation between the expected federal income tax benefit computed by applying the federal statutory rate to our net loss and the actual benefit for taxes on net loss for 2025 and 2024 is as follows:

	June 30,
	2025	2024
Expected federal income tax benefit at statutory rate before valuation allowance	$980,287	$255,020
Less: Valuation allowance	(980,287)	(255,020)
Income tax benefit	$–	$–

The Company has current net operating loss carryforwards of approximately $7,818,000 as of June 30, 2025, to offset future taxable income, which expires beginning 2031.

F-32

The components of the Company’s deferred tax asset are as follows:

	June 30,
	2025	2024
Deferred tax assets:
Net deferred tax assets before valuation allowance	$1,641,861	$661,574
Less: Valuation allowance	(1,641,861)	(661,574)
Net deferred tax assets	$–	$–

Based on the available objective evidence, including the Company’s history of its loss, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at June 30, 2025 and 2024, respectively.

In accordance with FASB ASC 740, the Company has evaluated its tax positions and determined there are no uncertain tax positions.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may be subject to routine litigation, claims, or disputes in the ordinary course of business. In the opinion of management, no pending or known threatened claims, actions or proceedings against the Company are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows. The Company cannot predict with certainty, however, the outcome or effect of any litigation, investigatory matters, or claims. There can be no assurance as to the ultimate outcome of any lawsuits and investigations.

Commitments

On July 1, 2024 and August 21, 2024, the Company entered an aggregate of seven separate Advisory Committee Member Agreements and agreed to the following compensation in each agreement.

a.	Cash Compensation. $5,000 annually, payable on June 30th of each year of service.

b.	Equity Compensation. Stock options for 100,000 shares of Company stock. The stock options will have an exercise price of $6.00 per share and vest as follows: 1) Fifty thousand (50,000) options will vest immediately; 2) Twenty-five thousand (25,000) options on the first anniversary of the agreement, and 3) Twenty-five thousand (25,000) options on the second anniversary of the agreement, in all cases subject to continued Advisory Committee service as of such vesting dates and pursuant to the Company’s standard Non-Qualified Stock Option Award Agreement. Vested stock options must be exercised within ten (10) years of the grant date.

The exercise price of the options will be the fair market value of a share of common stock on the date of grant.

During the year ended June 30, 2025, the Company recognized expense of $2,385,312 for these awards and expects to recognize an additional $809,857 through the end of the vesting period.

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NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated events through September 18 2025, the date these financial statements were available for issuance, and determined there were no events requiring disclosures, except as disclosed below:

On July 22, 2025, the Company entered into a promissory note agreement with a significant shareholder for total principal of $100,000. The Company will pay 9% per annum, until the total principal is paid in full. The note matures on April 18, 2026 and has no default interest rate.

In September 2025, the Company issued 16,667 shares pursuant to the conversion of $99,996 in notes payable as discussed in Note 6 and issued 43,667 shares subscribed to during the year ended June 30, 2025.

On September 2, 2025, the Company entered into a promissory note agreement with the Company’s CEO Drew Hall for total principal of $75,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note matures on November 2, 2027 and has no default interest rate.

On September 15, 2025, the Company entered into a promissory note agreement with the Company’s CEO Drew Hall for total principal of $35,000. The Company will pay 2.5% per annum, until the total principal is paid in full. The note matures on November 15, 2027 and has no default interest rate.

F-34

Shares

GENFLAT HOLDINGS, INC.

2,333,333 Common Shares

116,666 Shares of Common Stock underlying the Underwriter Warrants

_________________

PROSPECTUS

_________________

Craig-Hallum

February 3, 2026

Until and including February 28, 2026 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.